SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Goldman Sachs Private Middle Market Credit LLC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY STATEMENT - SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2024

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC

200 West Street

New York, New York 10282

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

[ ], 2024

Dear Member:

You are cordially invited to attend the Special Meeting of Members (the “PMMC Special Meeting”) of Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company (“PMMC”), to be held virtually on [ ], at [ ], Eastern Time, at the following website: [ ]. Members of record of PMMC at the close of business on [ ] are entitled to notice of, and to vote at, the PMMC Special Meeting or, subject to the terms of our limited liability company agreement, any adjournment or postponement thereof.

The notice of special meeting and the proxy statement accompanying this letter provide an outline of the business to be conducted at the PMMC Special Meeting. At the PMMC Special Meeting, you will be asked to:

(i)

adopt the Agreement and Plan of Merger dated as of October 31, 2024 (the “Merger Agreement”) by and among Pantheon Silver Holdings LLC, a Delaware limited liability company (“Pantheon”), Silver Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Pantheon (“Merger Sub”), and PMMC (such proposal is referred to as the “Merger Proposal”), which proposal is contingent upon approval of the Merger Unit Issuance Proposal; and

(ii)

approve the issuance of common units limited liability company interest of PMMC (each a “PMMC Common Unit”) at the effective time of the Merger (as defined below) at a price below the then-current net asset value per unit, pursuant to and in accordance with the Merger Agreement (such proposal is referred to as the “Merger Unit Issuance Proposal”), which proposal is contingent upon approval of the Merger Proposal.

PMMC is proposing an acquisition of PMMC by Pantheon pursuant to a merger and related transactions. Pursuant to the Merger Agreement, Merger Sub would merge with and into PMMC, with PMMC continuing as the surviving company (the “Merger”). Closing of the Merger is contingent upon (a) PMMC member approval of both of the above proposals and (b) certain other closing conditions. If the Merger does not close, then no limited liability common units will be issued pursuant to the Merger Unit Issuance Proposal, even if approved by PMMC’s members.

Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, each holder of PMMC Common Units, issued and outstanding immediately prior to the effective time of the Merger (other than units owned by PMMC, Pantheon or any of their respective consolidated subsidiaries) will have the right to receive, for each PMMC Common Unit, cash in an amount equal to a discounted net asset value (“NAV”) per PMMC Common Unit (as further described in the proxy statement) determined on a date no earlier than 48 hours (excluding weekends and holidays) prior to the effective time of the Merger.

Your vote is extremely important. The holders of at least a majority of outstanding PMMC Common Units must be present at the PMMC Special Meeting for each of the above proposals to be voted on. At the PMMC Special Meeting, you will be asked to vote on the Merger Proposal and the Merger Unit Issuance Proposal. Approval of the Merger Proposal requires the affirmative vote of members holding as of the record date (i) a majority of the outstanding PMMC Common Units and (ii) a majority of the outstanding PMMC Common Units, excluding PMMC Common Units held by Goldman Sachs Asset Management, L.P., a Delaware limited partnership, and its affiliates (the “Affiliated PMMC Members”). Approval of the Merger Unit Issuance Proposal requires the affirmative vote of members holding as of the record date (i) a “majority” of the outstanding PMMC Common Units and (ii) a “majority” of the outstanding PMMC Common Units, excluding Affiliated PMMC Members. A “majority” of the outstanding PMMC Common Units for purposes of the Merger Unit Issuance Proposal is a “majority” as defined under the Investment Company Act of 1940, as amended, as (i) 67% or more of the PMMC Common Units present at such meeting, if the holders of more than 50% of the outstanding PMMC Common Units are present or represented by proxy, or (ii) more than 50% of the outstanding PMMC Common Units, whichever is less.

Abstentions will not count as affirmative votes cast and will therefore have the same effect as votes against each of the Merger Proposal and the Merger Unit Issuance Proposal.

After careful consideration, and on the recommendation of a special committee of the Board of Directors of PMMC (the “PMMC Board”) comprised solely of the independent directors of PMMC (the “PMMC Special Committee”), the PMMC Board unanimously approved the Merger Agreement, declared the Merger and the transactions contemplated by the Merger Agreement advisable and unanimously recommended that PMMC members vote: (1) “FOR” the Merger Proposal and (2) “FOR” the Merger Unit Issuance Proposal.

It is important that your units be represented at the PMMC Special Meeting. Please follow the instructions on the enclosed proxy card and authorize a proxy to vote your units via the Internet, by telephone or by signing, dating and returning the enclosed proxy card. PMMC encourages you to authorize a proxy to vote your PMMC Common Units via the Internet as it saves PMMC significant time and processing costs. Even if you plan to attend the meeting, we urge you to complete, date and sign and promptly return the enclosed proxy card. Voting by proxy does not deprive you of your right to participate in the virtual PMMC Special Meeting.

The proxy statement concisely describes the PMMC Special Meeting, the Merger, the documents related to the Merger (including the Merger Agreement) and other related matters that PMMC members ought to know before voting on the Merger Proposal and the Merger Unit Issuance Proposal and should be retained for future reference. Please carefully read the entire document, including “Risk Factors” beginning on page 17 and as otherwise incorporated by reference into the proxy statement, for a discussion of the risks relating to the Merger. PMMC files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (“SEC”). The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically by us with the SEC. Copies of these reports, proxy and information statements and other information may be obtained by electronic request at the following e-mail address: publicinfo@sec.gov. Except for the documents incorporated by reference into the proxy statement, information on the SEC’s website is not incorporated into or a part of the proxy statement.

Sincerely,

Alex Chi and David Miller
Co-Chief Executive Officers and Co-Presidents

This proxy statement is dated [ ] and it is first being mailed or otherwise delivered to PMMC members on or about [ ].

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC

200 West Street

New York, New York 10282

NOTICE OF VIRTUAL SPECIAL MEETING OF MEMBERS

Online Meeting Only — No Physical Meeting Location

[ ], at [ ], Eastern Time

Notice is hereby given to the members of Goldman Sachs Private Middle Market Credit LLC that:

A Special Meeting of Members (the “PMMC Special Meeting”) of Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company (“PMMC”), will be conducted online on [ ], at [ ], Eastern Time, at the following website: [ ], to consider and vote on the following proposals to:

(i)

adopt the Agreement and Plan of Merger dated as of October 31, 2024 (the “Merger Agreement”) by and among Pantheon Silver Holdings LLC, a Delaware limited liability company (“Pantheon”), Silver Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Pantheon (“Merger Sub”), and PMMC (such proposal is referred to as the “Merger Proposal”), which proposal is contingent upon approval of the Merger Unit Issuance Proposal; and

(ii)

approve the issuance of common units of limited liability company interests of PMMC (each, a “PMMC Common Unit”) at the effective time of the Merger (as defined below) at a price below the then-current net asset value per unit, pursuant to and in accordance with the Merger Agreement (such proposal is referred to as the “Merger Unit Issuance Proposal”), which proposal is contingent upon approval of the Merger Proposal.

PMMC is proposing an acquisition of PMMC by Pantheon pursuant to a merger and related transactions. Pursuant to the Merger Agreement, Merger Sub would merge with and into PMMC, with PMMC continuing as the surviving company (the “Merger”). Closing of the Merger is contingent upon (a) PMMC member approval of all of the above proposals and (b) certain other closing conditions. If the Merger does not close, then no PMMC Common Units will be issued pursuant to the Merger Unit Issuance Proposal, even if approved by PMMC’s members.

AFTER CAREFUL CONSIDERATION, AND ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF PMMC (THE “PMMC BOARD”) COMPRISED SOLELY OF THE INDEPENDENT DIRECTORS OF PMMC (THE “PMMC SPECIAL COMMITTEE”), THE PMMC BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DECLARED THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ADVISABLE AND UNANIMOUSLY RECOMMENDED THAT PMMC MEMBERS VOTE “FOR” THE MERGER PROPOSAL AND VOTE “FOR” THE MERGER UNIT ISSUANCE PROPOSAL.

You have the right to receive notices of, and to vote at, the PMMC Special Meeting, and at any postponement(s) or adjournment(s) thereof, if you were a member of record of PMMC at the close of business on [ ]. A proxy statement is attached to this Notice that describes the matters to be voted upon at the PMMC Special Meeting or any adjournment(s) or postponement(s) thereof. The enclosed proxy card will instruct you as to how you may authorize a proxy to vote your PMMC Common Units via the Internet, by telephone or by signing, dating and returning the enclosed proxy card. In addition, information regarding how to find the logistical details of the virtual PMMC Special Meeting (including how to remotely access, participate in and vote during the virtual meeting) is included beginning on page 21 of the attached proxy statement.

Whether or not you plan to participate in the PMMC Special Meeting, we encourage you to authorize a proxy to vote your PMMC Common Units by following the instructions on the enclosed proxy card. Please note, however, that if you wish to vote during the PMMC Special Meeting and your units are held through a brokerage account or by a bank or other holder of record you will need to request a legal proxy in order to receive access to the virtual meeting. To do so, you must submit proof of your proxy power (legal proxy) reflecting your holdings along with your name and email address to [ ]. Requests for registration must be labeled as “Legal Proxy” and be received no later than 11:59 p.m., Eastern Time, on [ ]. You will receive a confirmation of your registration by email that includes the control number necessary to access and vote at the meeting. Requests for registration should be directed to [ ] at [ ].

We are not aware of any other business that may properly be brought before the PMMC Special Meeting and, pursuant to our limited liability company agreement, only the matters set forth in the notice of special meeting (or any supplement) may be brought before the PMMC Special Meeting.

Thank you for your continued support of PMMC.

By Order of the Board of Directors of Goldman Sachs Private Middle Market Credit LLC

Caroline Kraus
Secretary

New York, NY

[ ]

This is an important meeting. To ensure proper representation at the PMMC Special Meeting, please follow the instructions on the enclosed proxy card to authorize a proxy to vote your PMMC Common Units via the Internet or telephone, or by signing, dating and returning the enclosed proxy card, which is being solicited by the PMMC Board. Even if you authorize a proxy to vote your PMMC Common Units prior to the virtual PMMC Special Meeting, you still may participate in the virtual PMMC Special Meeting. Authorizing a proxy is important to ensure a quorum at the PMMC Special Meeting. Proxies may be revoked at any time before they are exercised by submitting a written notice of revocation or a subsequently executed proxy, or by attending the PMMC Special Meeting and voting in person. In the event there are not sufficient votes for a quorum or to approve the proposals at the time of the PMMC Special Meeting, the PMMC Special Meeting may be postponed or adjourned in order to permit further solicitation of proxies by the PMMC Board of Directors.

Important notice regarding the availability of proxy materials for the PMMC Special Meeting, PMMC’s proxy statement and the proxy card are available at [ ].

i

QUESTIONS AND ANSWERS ABOUT THE PMMC SPECIAL MEETING AND THE MERGER

The questions and answers below highlight only selected information from this proxy statement. They do not contain all of the information that may be important to you. You should read carefully this entire document to fully understand the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) and the voting procedures for the PMMC Special Meeting.

Questions and Answers about the PMMC Special Meeting

Q:	Why am I receiving these materials?

A:

PMMC is furnishing these materials in connection with the solicitation of proxies by the Board of Directors of PMMC (the “PMMC Board”) for use at the PMMC Special Meeting to be held virtually on [ ], at [ ], Eastern Time (unless the PMMC Special Meeting is adjourned or postponed), at the following website: [ ].

This proxy statement and the accompanying materials are being mailed on or about [ ] to members of record of PMMC described below and are available at [ ].

The PMMC Special Meeting is being held in connection with the Agreement and Plan of Merger dated as of October 31, 2024 (the “Merger Agreement”) by and among Pantheon Silver Holdings LLC, a Delaware limited liability company (“Pantheon”), Silver Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Pantheon (“Merger Sub”), and PMMC, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub has agreed to merge with and into PMMC with PMMC surviving as a subsidiary of Pantheon (the “Merger”). PMMC believes, among other things, that the Merger offers an attractive and efficient exit strategy for PMMC’s members that allows them to receive cash in exchange for their units. See “The Merger — Recommendation of the PMMC Board and Reasons for the Recommendation of the Merger” for additional information.

Q:	What items will be considered and voted on at the PMMC Special Meeting?

A:

At the PMMC Special Meeting, PMMC members will be asked to (i) approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement (such proposal is referred to as the “Merger Proposal”), which proposal is contingent upon approval of the proposal listed below; and (ii) approve the issuance of common units of limited liability company interests of PMMC (each, a “PMMC Common Unit”) at the effective time of the Merger at a price below the then-current net asset value per unit, pursuant to and in accordance with the Merger Agreement (such proposal is referred to as the “Merger Unit Issuance Proposal”), which proposal is contingent upon approval of the Merger Proposal.

Q:	How does the PMMC Board recommend voting on the proposals at the PMMC Special Meeting?

A:

The PMMC Board, upon recommendation of the special committee of the PMMC Board comprised solely of the independent directors of PMMC (the “PMMC Special Committee”), has unanimously approved the Merger Agreement, including the Merger and the related transactions and the proposed issuance of PMMC Common Units in connection with the Merger, and directed that such matters be submitted to the members of PMMC for approval at the PMMC Special Meeting. The PMMC Board, upon recommendation of the PMMC Special Committee, unanimously recommends that PMMC’s members vote “FOR” the Merger Proposal and vote “FOR” the Merger Units Issuance Proposal.

Q:	What is the purpose of the PMMC Special Committee?

A:

The PMMC Special Committee consists of Ms. Susan B. McGee and Messrs. Jaime Ardila and Ross J. Kari, each of whom are directors of the PMMC Board who are not “interested persons” of PMMC (“PMMC Independent Directors”), as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”). Mr. Ardila is the chairman of the PMMC Special Committee. The PMMC Special Committee was authorized to, among other things: analyze and evaluate liquidity alternatives for PMMC and in connection with such analysis and evaluation (1) to review, evaluate, consider and negotiate the terms and conditions of a potential transaction involving PMMC and a third-party buyer and any agreements or arrangements proposed to be entered into by PMMC in connection with or relating to such transaction, including to determine whether the transaction is fair to and in the best interests of all of PMMC’s members and (2) to recommend to the full PMMC Board what action, if any, should be taken by the PMMC Board with respect to any such alternatives and any such agreements or arrangements proposed to be entered into in connection with or relating to such alternatives. The PMMC Special Committee was not obligated to recommend the Merger to the PMMC Board and was authorized to determine, if the PMMC Special Committee deemed appropriate, that it was in the best interests of PMMC and PMMC members not to proceed with the Merger. The PMMC Special Committee was also authorized to, and did, select and retain, at PMMC’s expense, an outside financial advisor to assist the PMMC Special Committee in its evaluation of the Merger Proposal and the Merger Unit Issuance Proposal.

The PMMC Special Committee unanimously recommended that the PMMC Board approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the issuance of PMMC Common Units at a price below the then-current net asset value per unit, pursuant to and in accordance with the Merger Agreement. See “The Merger — Recommendation of the PMMC Board and Reasons for the Recommendation of the Merger.”

Q:	What is the “Record Date” and what does it mean?

A:

The record date for the PMMC Special Meeting is [ ] (the “Record Date”). The Record Date is established by the PMMC Board, and only holders of record of PMMC units at the close of business on the Record Date are entitled to receive notice of the PMMC Special Meeting and vote at the PMMC Special Meeting. As of the Record Date, there were [ ] PMMC Common Units outstanding and no preferred units of limited liability company interests of PMMC (“PMMC Preferred Units”) outstanding.

Q:	How many votes do I have?

A:	Each PMMC Common Unit held by a holder of record as of the Record Date has one vote on each matter considered at the PMMC Special Meeting.

Q:	How do I vote?

A:

The PMMC Special Meeting will be hosted virtually via live Internet webcast. Any PMMC member can attend the PMMC Special Meeting online at [ ]. If you were a PMMC member as of the Record Date, or you hold a valid proxy for the PMMC Special Meeting, you can vote at the PMMC Special Meeting. It is important to note that PMMC members have the same rights and opportunities by participating in a virtual meeting as they would if attending an in-person meeting. A summary of the information you need to attend the PMMC Special Meeting online is as follows:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of ownership of PMMC Common Units, are posted at [ ];

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at [ ] on the day of the PMMC Special Meeting;

•	The webcast will start at [ ], on [ ]. Please allow time for online check-in procedures;

•	PMMC members may vote and submit questions while attending the PMMC Special Meeting via the Internet; and

•	PMMC members will need a control number to enter the PMMC Special Meeting.

A PMMC member may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on the Merger Proposal and the Merger Unit Issuance Proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.

•	By Internet: [ ] or scanning the QR Barcode on the enclosed proxy card.

•	By telephone: [ ], per the instructions provided on the proxy card.

•

By mail: You may also authorize a proxy to vote your PMMC Common Units by mail by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on [ ].

Important notice regarding the availability of proxy materials for the PMMC Special Meeting. PMMC’s proxy statement and the proxy card are available at [ ].

Q:	What if a PMMC member does not specify a choice for a matter when authorizing a proxy?

A:

All properly executed proxies representing PMMC Common Units received at the PMMC Special Meeting will be voted in accordance with the directions given. If the enclosed proxy card is signed and returned without any directions given, the PMMC Common Units will be voted “FOR” the recommendation of the PMMC Board with respect to the Merger Proposal and the Merger Unit Issuance Proposal.

Q:	How can I revoke my proxy?

A:

If you are a member of record of PMMC, you have the unconditional right to revoke your proxy at any time prior to the voting thereof by (i) submitting a later-dated proxy either by telephone, via the Internet or in the mail or (ii) by attending the PMMC Special Meeting and voting online. No written revocation of your proxy will be effective, however, unless and until it is received at or prior to the PMMC Special Meeting. Participating in the virtual PMMC Special Meeting does not revoke your proxy unless you also vote online at the PMMC Special Meeting.

Q:	What constitutes a “quorum” for the PMMC Special Meeting?

A:

For PMMC to conduct business at the PMMC Special Meeting, a quorum of PMMC members must be present or represented by proxy. The presence at the PMMC Special Meeting, present virtually or represented by proxy, of the holders of at least a majority of the PMMC’s units of limited liability company interests issued and outstanding and entitled to vote at such PMMC Special Meeting will constitute a quorum for the PMMC Special Meeting. Abstentions will be treated as units present for quorum purposes.

Pursuant to PMMC’s Third Amended and Restated Limited Liability Company Agreement, dated as of December 16, 2021 (the “LLC Agreement”), if such quorum is not established for the PMMC Special Meeting, the chairman of the PMMC Special Meeting or the holders of a majority of the votes entitled to be cast by PMMC’s members entitled to vote at the PMMC Special Meeting, present virtually or represented by proxy, will have the power to adjourn the PMMC Special Meeting, without notice other than announcement at the PMMC Special Meeting, unless the adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each member of record entitled to vote at the PMMC Special Meeting.

Q:	What vote is required to approve the Merger Proposal being considered at the PMMC Special Meeting?

A:	The affirmative vote of members holding as of the Record Date (i) a majority of the outstanding PMMC Common Units and (ii) a majority of the outstanding PMMC Common Units, excluding PMMC Common

Units held by Goldman Sachs Asset Management, L.P., a Delaware limited partnership (“GSAM”), and its affiliates (the “Affiliated PMMC Members”). Because the vote on the proposal is based on the total number of PMMC Common Units outstanding, abstentions will have the same effect as voting “AGAINST” the approval of the proposal. See “Approval of the Merger Proposal” for more information on the Merger Proposal.

If the enclosed proxy card is signed and returned without any directions given, the PMMC Common Units will be voted “FOR” the recommendation of the PMMC Board with respect to the Merger Proposal.

Q:	What vote is required to approve the Merger Unit Issuance Proposal being considered at the PMMC Special Meeting?

A:

The affirmative vote of members holding as of the Record Date (i) a “majority” of the outstanding PMMC Common Units and (ii) a “majority” of the outstanding PMMC Common Units, excluding Affiliated PMMC Members. A “majority” of the outstanding PMMC Common Units for purposes of the Merger Unit Issuance Proposal is a “majority” as defined under the Investment Company Act of 1940, as amended, as (i) 67% or more of the PMMC Common Units present at such meeting, if the holders of more than 50% of the outstanding PMMC Common Units are present or represented by proxy, or (ii) more than 50% of the outstanding PMMC Common Units, whichever is less. Because the vote on the proposal is based on the total number of PMMC Common Units outstanding, abstentions will have the same effect as voting “AGAINST” the approval of the proposal. See “Approval of the Merger Unit Issuance Proposal” for more information on the Merger Unit Issuance Proposal.

If the enclosed proxy card is signed and returned without any directions given, the PMMC Common Units will be voted “FOR” the recommendation of the PMMC Board with respect to the Merger Unit Issuance Proposal.

Q:	What will happen if the Merger Proposal or Merger Unit Issuance Proposal are not approved by the required vote?

A:

As discussed in more detail in “Description of the Merger Agreement — Conditions to the Closing of the Merger,” the closing of the Merger is conditioned on (i) PMMC member approval of the Merger Proposal and the Merger Unit Issuance Proposal and (ii) satisfaction or waiver of certain other closing conditions.

If the Merger does not close because the PMMC members do not approve the Merger Proposal or the Merger Unit Issuance Proposal or any of the other conditions to the closing is not satisfied or waived, PMMC will continue to operate as a stand-alone company pursuant to the current agreements in place, and PMMC’s directors and officers will continue to serve as its directors and officers, until their successors are duly elected and qualified, or their resignation.

Q:	When will the final voting results be announced?

A:

Preliminary voting results will be announced at each member meeting. Final voting results will be published by PMMC in a current report on Form 8-K within four business days after the date of the PMMC Special Meeting.

Q:	Will PMMC incur expenses in soliciting proxies?

A:

PMMC will bear the cost of preparing, assembling and mailing this proxy statement and the accompanying Notice of Special Meeting of PMMC Members, and proxy cards based on the number PMMC members. No additional compensation will be paid to directors, officers or regular employees for such services. For more information regarding expenses related to the Merger, see “Questions and Answers about the Merger — Who is responsible for paying the expenses relating to completing the Merger?”

Q:	What does it mean if I receive more than one proxy card?

A:

Some of your PMMC Common Units may be registered differently or held in a different account. You should authorize a proxy to vote the units in each of your accounts via the Internet or by mail or telephone. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your units are voted. If you hold your units in registered form and wish to combine your unit accounts in the future, you should call [ ].

Q:	Are the proxy materials available electronically?

A:

In addition to mailing hard copies of the proxy materials, PMMC has made the proxy statement, the Notice of Special Meeting of PMMC Members and the proxy cards available to PMMC members on the Internet. Members may (i) access and review the proxy materials of PMMC, (ii) authorize their proxies, as described in “The PMMC Special Meeting — Voting of Proxies” and/or (iii) elect to receive certain future proxy materials by electronic delivery via the Internet address provided below.

This proxy statement, the Notice of Special Meeting of PMMC Members and the proxy cards are available at [ ].

Q:	Will my vote make a difference?

A:

Yes; your vote is very important. Your vote is needed to ensure the proposals can be acted upon. Please respond immediately to help avoid potential delays and save significant additional expenses associated with soliciting member votes.

Q:	Whom can I contact with any additional questions?

A:	You can contact Goldman Sachs Shareholder Services at the below contact information with any additional questions:

Goldman Sachs Shareholder Services

1 S Wacker Drive, Suite 500, Chicago, Illinois 60606

Attention: AI Shareholder Services, or by calling collect at (312) 655-4702

Q:	Where can I find more information about PMMC?

A:	You can find more information about PMMC in the documents described under the caption “Where You Can Find More Information.”

Q:	What do I need to do now?

A:

We urge you to read carefully this entire document, including its annexes and the documents incorporated by reference. You should also review the documents referenced under “Where You Can Find More Information” and consult with your accounting, legal and tax advisors.

Questions and Answers about the Merger

Q:	What will happen in the Merger?

A:

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Merger Sub will be merged with and into PMMC. PMMC will be the surviving company and will continue its existence as a limited liability company under the laws of the State of Delaware. As of the Effective Time, the separate limited liability company existence of Merger Sub will cease.

Q:	What will PMMC’s members receive in the Merger?

A:

Under the Merger Agreement, as of a mutually agreed date no earlier than 48 hours (excluding weekends and holidays) prior to the Effective Time (such date, the “Determination Date”), PMMC will deliver to Pantheon a calculation of its net asset value (“NAV”) as of such date (the “Closing PMMC Net Asset Value”), using the same set of principles, practices, methodologies and procedures as has been historically used in preparing such calculation and subject to a negotiated discount of 4.5% on (i) the fair value of PMMC’s portfolio investment assets and (ii) on the percentage discount applied to the fair value of the portfolio investments underlying accrued payment-in-kind interest receivables, as further described in the Merger Agreement. Based on such calculations, the parties will calculate the “Per Unit Member Consideration,” which will be equal to (i) the Closing PMMC Net Asset Value divided by (ii) the number of PMMC Common Units issued and outstanding as of the Determination Date (excluding any units owned by PMMC, Pantheon or any of their respective consolidated subsidiaries (the “Cancelled Units”)).

See “Description of the Merger Agreement—Member Consideration” in this proxy statement for a full description of the determination of the Merger consideration pursuant to the Merger Agreement.

PMMC will update and redeliver the Closing Net Asset Value in the event that the Closing is subsequently materially delayed or there is a material change to such calculation between the Determination Date and the Closing and as needed to ensure that the calculation is determined no earlier than 48 hours (excluding weekends and holidays) prior to the Effective Time.

Q:	What return could I expect on my investment in PMMC through the Merger?

A:

PMMC’s members have already received a full return of their capital, or approximately $1.1 billion in the aggregate. Based on PMMC’s current Incentive Fee structure, PMMC’s members are entitled to all future distributions until they receive an incremental 7% return on un-distributed capital and, following “catch-up” distributions to the Adviser, 85% of any remaining distributions. See “Certain Relationships and Related Party Transactions of PMMC—PMMC Investment Advisory Agreement—Incentive Fee”. The Per Unit Member Consideration is anticipated to provide PMMC’s members with their full 7% return, however there can be no assurance as to the final net asset value as of the Determination Date or that the Merger will be completed on the terms proposed, if at all.

Q:	How much will Pantheon pay for PMMC and how will Pantheon pay the Per Unit Member Consideration?

A:

Assuming the Merger was consummated on June 30, 2024, Pantheon would have paid approximately $356.7 million in the aggregate for PMMC, including transaction related expenses and accrued incentive fees payable to the Adviser. Because the Per Unit Member Consideration is calculated based on net asset value determined no earlier 48 hours (excluding weekends and holidays) prior to the Effective Time, the actual Per Unit Member Consideration could be higher or lower than this amount.

Q:	Who is responsible for paying the expenses relating to completing the Merger?

A:

In general, PMMC and Pantheon will each bear their own costs and expenses incurred in connection with the Merger, whether or not the Merger is consummated. PMMC has agreed to pay all filing fees in connection with any filing under the HSR Act (as defined below), to pay all fees associated with the financial advisor to the PMMC Special Committee and to share up to $415,000 of the premium for Pantheon’s representations and warranty insurance. PMMC will also bear the cost of preparing, assembling and mailing this proxy statement and the accompanying Notice of Special Meeting of PMMC Members, and proxy cards based on the number PMMC members. See “Description of the Merger Agreement — Expenses.” It is currently anticipated that PMMC will bear expenses of approximately $1.793 million in connection with the Merger.

Q:	Will PMMC members receive distributions after the Merger?

A:	No. PMMC members will only be entitled to receive distributions with respect to PMMC Common Units they held of record prior to the Effective Time, as and if declared by the PMMC Board.

Q:	Is the Merger subject to any third-party consents?

A:

Under the Merger Agreement, Pantheon and PMMC have agreed to cooperate with each other and use their reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to obtain as promptly as practicable all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the transactions contemplated by the Merger Agreement, including the Merger. Each of Pantheon and PMMC intends to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the Merger and other transactions contemplated by the Merger Agreement.

As of the date of this proxy statement, except pursuant to the HSR Act, PMMC and Pantheon believe that, subject to the satisfaction of certain conditions, they have obtained all necessary third-party consents. There can be no assurance, however, that should any additional permits, consents, approvals, confirmations or authorizations become applicable to the Merger, that any such consents, approvals, confirmations or authorizations will be obtained or that such permits, consents, approvals, confirmations or authorizations will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following the Merger.

Q:	Are PMMC members able to exercise appraisal rights?

A:

No. PMMC members will not be entitled to exercise appraisal rights with respect to any matter to be voted upon at the PMMC Special Meeting. Any PMMC member may abstain from voting or vote against any of such matters.

Q: When do you expect to complete the Merger?

A:

While there can be no assurance as to the exact timing, or that the Merger will be completed at all, Pantheon and PMMC are working to complete the Merger in the last quarter of 2024 or first quarter of 2025, assuming timely satisfaction of necessary closing conditions, including the approval by PMMC members of the Merger Proposal and the Merger Unit Issuance Proposal. It is currently expected that the Merger will be completed promptly following receipt of the required PMMC member approvals at the PMMC Special Meeting and satisfaction or waiver of the other closing conditions set forth in the Merger Agreement. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.

See “Description of the Merger Agreement—Conditions to the Closing of the Merger” in this proxy statement for more information about the closing conditions set forth in the Merger Agreement.

Q:	Is the Merger expected to be taxable to PMMC’s members?

A:	Yes. The receipt, in cash, of the Per Unit Member Consideration will be a taxable transaction for U.S. federal income tax purposes.

If you are a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in this proxy statement), you will generally recognize capital gain or loss equal to the difference, if any, between the aggregate amount of the Per Unit Member Consideration you receive in cash in the Merger and your adjusted tax basis in your PMMC Common Units converted into the right to receive Per Unit Member Consideration in the Merger. If you are a Non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” in this proxy statement), the receipt of the Per Unit Member Consideration in cash in exchange for PMMC Common Units pursuant to the Merger will generally not be taxable to you for U.S. federal income tax purposes unless you have certain connections to the United States or PMMC is or has been a USRPHC (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” in this proxy statement) and certain other conditions are met.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of material U.S. federal income tax consequences of the Merger. PMMC members should consult with their own tax advisors to determine the tax consequences of the Merger to them.

Q:	What happens if the Merger is not consummated?

A:

If the Merger is not consummated for any reason, PMMC’s members will not receive any payment for their PMMC Common Units in connection with the Merger. Instead, PMMC will remain an independent company.

Q:

Did the PMMC Special Committee receive an opinion from the financial advisor to the PMMC Special Committee regarding the Per Unit Member Consideration to be received by holders of PMMC Common Units in the Merger?

A:	Yes. For more information, see “SUMMARY TERM SHEET — Opinion of the PMMC Special Committee’s Financial Advisor” and “The Merger — Opinion of the PMMC Special Committee’s Financial Advisor.”

SUMMARY TERM SHEET

This summary highlights selected information contained elsewhere in this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the other documents to which this proxy statement refers for a more complete understanding of the Merger. In particular, you should read the annexes attached to this proxy statement, including the Merger Agreement, which is attached as Annex A to this proxy statement, as it is the legal document that governs the Merger. See “Where You Can Find More Information.” For a discussion of the risk factors you should carefully consider, see “Risk Factors.”

The Parties to the Merger

Pantheon Silver Holdings LLC

555 California Street, Suite 3450

San Francisco, CA 94104

(212) 205-2000

Silver Merger Sub LLC

555 California Street, Suite 3450

San Francisco, CA 94104

(212) 205-2000

Merger Sub is a Delaware limited liability company and a newly formed, wholly owned subsidiary of Pantheon. Merger Sub was formed in connection with and for the sole purpose of the Merger.

Goldman Sachs Private Middle Market Credit LLC

200 West Street

New York, NY 10282

(312) 655-4419

PMMC is an externally managed, closed-end management investment company that has elected to be regulated as a BDC under the Investment Company Act and has qualified and elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes. PMMC was formed as a Delaware limited partnership on December 23, 2015 with the name “Private Middle Market Credit LP” and converted to a Delaware limited liability company on April 4, 2016, at which time its name was changed to “Goldman Sachs Private Middle Market Credit LLC.” GSAM serves as PMMC’s investment adviser (the “Adviser”).

From the commencement of investment operations on July 1, 2016 through December 31, 2023, PMMC originated approximately $2.33 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits and repayments. PMMC has sought to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, unitranche debt, including last-out portions of such loans, and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. On May 3, 2023, the PMMC Board approved and authorized an extension of PMMC’s term from May 5, 2024 to May 5, 2025. PMMC’s term is subject to the PMMC Board’s right to liquidate PMMC at any time and to extend the term of PMMC for an additional one-year period from May 5, 2025. Upon the request of the PMMC Board and the approval of a majority-in-interest of the unitholders of PMMC, the term of the PMMC may be further extended. As of November 4, 2024, PMMC has returned approximately $1,079.2 million to its members.

Merger Structure

Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into PMMC. PMMC will be the surviving company and will continue its existence as a limited liability company under the laws of the State of Delaware. As of the Effective Time, the separate limited liability company existence of Merger Sub will cease.

The Merger Agreement is attached as Annex A to this proxy statement. PMMC encourages its members to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger.

Member Consideration

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each PMMC Common Unit issued and outstanding immediately prior to the Effective Time (other than Cancelled Units) will be converted into the right to receive Per Unit Member Consideration, in cash, and in all cases without interest.

Under the Merger Agreement, as of the Determination Date, PMMC will deliver to Pantheon a calculation of its Closing PMMC Net Asset Value, using the same set of assumptions, methodologies and adjustments as has been historically used in preparing such calculation and subject to a negotiated discount of 4.5% on the fair value of PMMC’s portfolio investment assets and on the percentage discount applied to the fair value of the portfolio investments underlying accrued payment-in-kind interest receivables, as further described in the Merger Agreement. Based on such calculations, the parties will calculate the “Per Unit Member Consideration,” which will be equal to (i) the Closing PMMC Net Asset Value divided by (ii) the number of PMMC Common Units issued and outstanding as of the Determination Date (excluding any Cancelled Units).

PMMC will update and redeliver the Closing Net Asset Value in the event that the Closing is subsequently materially delayed or there is a material change to such calculation between the Determination Date and the Closing and as needed to ensure that the calculation is determined no earlier than 48 hours (excluding weekends and holidays) prior to the Effective Time.

Closing is contingent upon (i) PMMC member approval of the Merger Proposal and the Merger Unit Issuance Proposal and (ii) satisfaction or waiver of certain other closing conditions.

Market Price of Securities

There is currently no market for PMMC Common Units, and PMMC does not expect that a market for its units will develop in the future. PMMC is prohibited under the Investment Company Act from selling its PMMC Common Units at an offering price, after deducting selling commissions and dealer manager fees, that is below its NAV per unit unless member approval is obtained. In connection with any issuance of PMMC Common Units, the PMMC Board or its committees thereof will review the then current offering price per unit against the current estimated NAV per unit to ensure that, without the applicable approvals, PMMC was not selling PMMC Common Units at a price which, after deducting selling commissions and dealer manager fees, was below its NAV per unit. PMMC is seeking approval for the issuance of PMMC Common Units at a price below its NAV per unit in connection with the Merger, as described in the Merger Unit Issuance Proposal. The NAV per unit of PMMC Common Units as of June 30, 2024 was $34.40.

Risks Relating to the Merger

The Merger and the other transactions contemplated by the Merger Agreement are subject to, among others, the following risks. PMMC members should carefully consider these risks before deciding how to vote on the proposals to be voted on at the PMMC Special Meeting.

•	PMMC members cannot be sure of the exact amount of the Per Unit Member Consideration they will receive until the closing date of the Merger.

•

If the Merger does not close, PMMC will not benefit from the expenses incurred in its pursuit of the Merger and PMMC may be subject to adverse consequences, including potential adverse impact to PMMC’s business, potential deterioration in the value of its portfolio investments and a potential lower realized value for PMMC’s members in a wind-down of PMMC than would have been received in connection with the Merger.

•	PMMC will be subject to operational uncertainties and contractual restrictions while the Merger is pending.

•	PMMC or Pantheon may waive one or more conditions to the Merger without resoliciting PMMC member approval.

See the section captioned “Risk Factors” for a more detailed discussion of these risks.

U.S. Federal Income Tax Consequences of the Merger

The receipt, in cash, of the Per Unit Member Consideration in exchange for PMMC Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes.

If you are a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in this proxy statement), you will generally recognize capital gain or loss equal to the difference, if any, between the aggregate amount of the Merger Consideration you receive in cash in the Merger and your adjusted tax basis in your PMMC Common Units converted into right to receive Per Unit Member Consideration in the Merger. If you are a Non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” in this proxy statement), the receipt of the Per Unit Member Consideration in cash in exchange for PMMC Common Units pursuant to the Merger will generally not be taxable to you for U.S. federal income tax purposes unless you have certain connections to the United States or PMMC is or has been a USRPHC (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” in this proxy statement) and certain other conditions are met.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of material U.S. federal income tax consequences of the Merger. You should also consult with your own tax advisors to determine the tax consequences of the Merger to you under U.S. federal, state, local and/or non-U.S. tax laws, in light of your particular circumstances.

PMMC Members Do Not Have Appraisal Rights

The PMMC members will not be entitled to exercise appraisal rights in connection with the Merger under the LLC Agreement or the laws of the State of Delaware.

Special Meeting of PMMC Members

PMMC plans to hold the PMMC Special Meeting virtually on [ ], at [ ], Eastern Time (unless the PMMC Special Meeting is adjourned or postponed) at the following website [ ]. At the PMMC Special Meeting, PMMC Members will be asked to approve the Merger Proposal and the Merger Unit Issuance Proposal.

A PMMC member can vote at the PMMC Special Meeting if such member owned PMMC Common Units at the close of business on the Record Date. As of that date, there were [ ] PMMC Common Units and no PMMC Preferred Units issued and outstanding and entitled to vote. Approximately [ ] of such total outstanding PMMC Common Units, or approximately [ ]%, were owned beneficially or of record by directors and executive officers of PMMC and no PMMC Common Units were owned beneficially or of record by GSAM or its affiliates.

PMMC Board Recommendation

The PMMC Board (including the PMMC Independent Directors), upon recommendation of the PMMC Special Committee, has unanimously approved the Merger Agreement, including the Merger and the related transactions, and directed that the Merger Proposal and the Merger Unit Issuance Proposal be submitted to PMMC members for approval at the PMMC Special Meeting. After careful consideration of the various factors described in this proxy statement under the caption, “The Merger — Recommendation of the PMMC Board and Reasons for Recommendation of the Merger” and on the recommendation of the PMMC Special Committee, the PMMC Board unanimously approved the Merger Agreement, declared the Merger and the transactions contemplated by the Merger Agreement advisable and unanimously recommended that PMMC members vote “FOR” the Merger Proposal and vote “FOR” the Merger Unit Issuance Proposal.

The PMMC Board unanimously recommends that PMMC members vote “FOR” the Merger Proposal and vote “FOR” the Merger Unit Issuance Proposal.

Reasons for the Recommendation of the Merger

In considering the Merger and the terms of the Merger Agreement, the PMMC Special Committee and the PMMC Board consulted with their respective legal and advisors (and, in the case of the PMMC Special Committee, its financial advisor), as well as management of PMMC and representatives of the Adviser, and considered numerous factors, including the unanimous recommendation of the committee composed of PMMC directors who are not “interested persons”, as defined in the Investment Company Act (the “PMMC Independent Directors”), and determined that the Merger is in PMMC’s best interests and the best interests of PMMC’s members.

Certain material factors considered by the PMMC Board and the committee composed of the PMMC Independent Directors (the “PMMC Special Committee”) as a group in reaching the conclusion of the PMMC Board and the PMMC Special Committee that the Merger is in PMMC’s best interests and the best interests of PMMC’s members included, among others, that:

•	the Merger provides an efficient exit strategy for PMMC as the end of its term is May 5, 2025 (unless further extended);

•

the Merger allows PMMC members to eliminate future market risk on the remaining investments and receive cash for their investment in one lump sum (as opposed to over time as the vehicle harvests the remaining investments);

•	the Merger avoids other exit alternatives that are not viable or less attractive to PMMC members; and

•	the opinion of Keefe, Bruyette & Woods, Inc. (“KBW”), financial advisor to the PMMC Special Committee (see “The Merger — Opinion of the PMMC Special Committee’s Financial Advisor”).

The foregoing list does not include all the factors that the PMMC Board considered in approving the Merger and the Merger Agreement and in recommending that PMMC members adopt the Merger Agreement.

For a further discussion of the material factors considered by the PMMC Board, see “The Merger — PMMC Board Recommendation and Reasons for the Recommendation of the Merger.”

Opinion of the PMMC Special Committee’s Financial Advisor

In connection with the Merger, KBW delivered a written opinion, dated October 29, 2024, to the PMMC Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of PMMC Common Units (excluding GSAM and its affiliates) of the Per Unit Member Consideration (as specified in the opinion) in the Merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this proxy statement. The opinion was for the information of, and was directed to, the PMMC Special Committee (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of PMMC to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the PMMC Special Committee or the PMMC Board in connection with the Merger, and it does not constitute a recommendation to any holder of PMMC Common Units as to how to vote in connection with the Merger or any other matter.

For more information, see “The Merger— Opinion of the PMMC Special Committee’s Financial Advisor.”

Interests of PMMC’s Executive Officers and Directors in the Merger

PMMC’s executive officers and directors have certain interests in the Merger and the transactions contemplated thereby that are or may be different from, or in addition to, the interests of PMMC’s members generally. For more information, see “The Merger—Interests of PMMC’s Executive Officers and Directors in the Merger.”

No Solicitation

Prior to the Effective Time, PMMC has agreed that it will not, and will cause its consolidated subsidiaries and its and their respective representatives not to, directly or indirectly, among other things: solicit, initiate or knowingly induce or knowingly encourage a Takeover Proposal (as defined in the section of this proxy statement entitled “Description of the Merger Agreement—No Solicitation”); furnish or disclose to any person or entity (other than Pantheon or its affiliates or representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal; or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal; or publicly propose or publicly announce an intention to take any of the foregoing actions.

PMMC has further agreed that it will, and will cause its consolidated subsidiaries and its and their respective representatives to, among other things: immediately cease and cause to be terminated any discussions or negotiations with any third parties in connection with any Takeover Proposal and demand the immediate return or destruction of all confidential information previously furnished to any person or entity (other than Pantheon or its affiliates or representatives) with respect to any Takeover Proposal.

PMMC has agreed to notify Pantheon (and in any event within 24 hours after receipt) in the event that PMMC receives a Takeover Proposal or a request for information or inquiry with respect to a Takeover Proposal (including identifying the person or group making the Takeover Proposal), and keeping Pantheon reasonably informed of the status and material terms and conditions of such Takeover Proposal, request or inquiry and informed on a reasonably current basis of any information requested or provided with respect to such Takeover Proposal, request or inquiry.

Prior to the PMMC Special Meeting, if PMMC receives a Takeover Proposal from a third party that did not result from a material breach of the “no shop” provisions described earlier (and discussed in greater detail in the section of this proxy statement entitled “Description of the Merger Agreement—No Solicitation”), and the PMMC Board determines in good faith (after consultation with its outside legal counsel and (with respect to financial matters) its outside financial advisor) that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as defined in the section of this proxy statement entitled “Description of the Merger Agreement—No Solicitation”), PMMC may, among other things, (a) provide information relating to PMMC and its subsidiaries and engage in discussions or negotiations with the third party with respect to the Takeover Proposal or (b) (x) make an Adverse Recommendation Change (as defined in the section of this proxy statement entitled “Description of the Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation”) or (y) cause PMMC to terminate the Merger Agreement pursuant to the Superior Proposal Termination Right (as defined in the section of this proxy statement entitled “Description of the Merger Agreement—Termination of the Merger Agreement”) if the Board of Directors determines (after consultation with its outside legal counsel and (with respect to financial matters) its outside financial advisor) that such Takeover Proposal constitutes a Superior Proposal and that the failure to so act would be reasonably likely to be a breach of the fiduciary duties applicable to the PMMC Board under applicable law, so long as it complies with certain procedures set forth in the Merger Agreement.

For more information, see “Description of the Merger Agreement—No Solicitation” and “Description of the Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation.”

The PMMC Board may, in response to an Intervening Event (as defined the section of this proxy statement entitled “Description of the Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation”) make an Adverse Recommendation Change if the PMMC Board determines in good faith (after consultation with its outside legal counsel and (with respect to financial matters) its outside financial advisor) that failure to do so would be reasonably likely to be a breach of the fiduciary duties applicable to the PMMC Board under applicable law, so long as it complies with certain procedures set forth in the Merger Agreement. For more information, see “Description of the Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation.”

If PMMC terminates the Merger Agreement prior to obtaining the requisite PMMC member approval of the Merger Proposal and the Merger Unit Issuance Proposal in accordance with the procedures described above to enter into a definitive agreement providing for a Superior Proposal, PMMC will be required to pay Pantheon a termination fee of approximately $11.03 million (the “Company Termination Fee”). In addition, if at any time prior to obtaining the requisite PMMC member approval of the Merger Proposal and the Merger Unit Issuance Proposal, the PMMC Board effects an Adverse Recommendation Change in accordance with the procedures described above, Pantheon will be entitled to terminate the Merger Agreement and to receive the Company Termination Fee from PMMC. For more information, see “Description of the Merger Agreement—Termination Fees.”

Regulatory Approvals Required for the Merger

The obligations of PMMC and Pantheon to complete the Merger is subject to the satisfaction or, where permissible, waiver of certain conditions, including the condition that all regulatory approvals required by law to consummate the transactions contemplated by the Merger Agreement, including the Merger, have been obtained and remain in full force and effect, and all statutory waiting periods required by applicable law in respect thereof have expired, including expiration of the applicable waiting period under the HSR Act. The HSR Act provides that parties must not consummate certain mergers, acquisitions or transfers of assets until they have submitted a notification and report form to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) and provided an opportunity for those agencies to determine that the transaction will not have an adverse effect on competition actionable under the antitrust laws by observing a statutory waiting period (typically, 30 days). Each of PMMC and Pantheon have agreed to file a notification and report form with the FTC and the DOJ relating to the Merger Agreement and the transactions contemplated thereby, and to take all other actions reasonably necessary to cause the expiration or termination of any applicable waiting period under the HSR Act applicable to the Merger as promptly as practicable. At any time before consummation of the Merger, the FTC or the DOJ could take such action under the U.S. antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the Merger. Individual states or private parties also may bring actions under the antitrust laws in certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if a challenge is made, that it will not be successful.

There also can be no assurance that such regulatory approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Merger.

Vote Required

Each PMMC Common Unit has one vote on each matter to be considered at the PMMC Special Meeting or any adjournment or postponement thereof.

Merger Proposal

Approval of the Merger Proposal requires the affirmative vote of PMMC members holding as of the Record Date (i) a majority of the outstanding PMMC Common Units and (ii) a majority of the outstanding PMMC Common Units, excluding PMMC Common Units held by Affiliated PMMC Members. Because the vote on the proposal is based on the total number of PMMC Common Units outstanding, abstentions will have the same effect as voting “AGAINST” the approval of the proposal.

Merger Unit Issuance Proposal

Approval of the Merger Unit Issuance Proposal requires the affirmative vote of PMMC members holding as of the Record Date (i) a “majority” of the outstanding PMMC Common Units and (ii) a “majority” of the outstanding PMMC Common Units, excluding Affiliated PMMC Members. A “majority” of the outstanding PMMC Common Units for purposes of the Merger Unit Issuance Proposal is a “majority” as defined under the Investment Company Act as (i) 67% or more of the PMMC Common Units present at such meeting, if the holders of more than 50% of the outstanding PMMC Common Units are present or represented by proxy, or (ii) more than 50% of the outstanding PMMC Common Units, whichever is less. Because the vote on the proposal is based on the total number of PMMC Common Units outstanding, abstentions will have the same effect as voting “AGAINST” the approval of the proposal.

Financing of the Merger

Pantheon plans to fund the Per Unit Member Consideration with committed equity financing and with debt financing (respectively the “Equity Financing” and the “Debt Financing”), as described below.

Certain investment funds and vehicles managed or advised by Pantheon Ventures (US) LP or Pantheon Ventures (UK) LLP, as applicable (collectively, the “Pantheon Advised Funds” and each an “Equity Investor”), have committed to severally contribute, or cause to be contributed, to Pantheon an aggregate amount in cash of up to $155.0 million, subject to the terms and conditions set forth in the equity commitment letter provided by the Equity Investors to Pantheon, dated October 31, 2024, which will be used by Pantheon, together with the Debt Financing described below, and available cash of PMMC and its subsidiaries (if any), for the purpose of, and as necessary for, allowing Pantheon to fund the payments required to be made by it to PMMC’s members under the Merger Agreement and the payment of other fees and out-of-pocket expenses of Pantheon and its affiliates payable in connection with the transactions contemplated by the Merger Agreement.

Pantheon has indicated to us that it intends to cause its wholly owned subsidiary, Pantheon Asset Buyer, to borrow under its Pantheon JPM Credit Agreement (as each such term is defined in “Certain Relationships and Related Party Transactions of PMMC—Additional Transactions”) to fund a portion of the Per Unit Member Consideration. The borrowing is subject to customary conditions precedent, including without limitation satisfaction of the conditions to the closing of the Merger under the Merger Agreement and Pantheon’s contribution to PMMC at the Effective Time of Pantheon Asset Buyer.

For more information, see “Description of the Merger Agreement—Financing,” “Description of the Merger Agreement—Equity Commitment Letter” and “Certain Relationships and Related Party Transactions of PMMC—Additional Transactions.”

Completion of the Merger

As more fully described elsewhere in this proxy statement and in the Merger Agreement, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived. For information on the conditions that must be satisfied or waived for the Merger to occur, see “Description of the Merger Agreement — Conditions to the Closing of the Merger.” While there can be no assurance as to the exact timing, or that the Merger will be completed at all, Pantheon and PMMC are working to complete the Merger in the last quarter of 2024 or first quarter of 2025. It is currently expected that the Merger will be completed promptly following receipt of the required PMMC member approvals at the PMMC Special Meeting and satisfaction or waiver of the other closing conditions set forth in the Merger Agreement. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.

Termination of the Merger

The Merger Agreement contains certain termination rights for each of Pantheon and PMMC, each of which is discussed below in “Description of the Merger Agreement — Termination of the Merger Agreement.”

Effect on PMMC If the Merger Is Not Completed

If the Merger Agreement is not adopted by PMMC members, or if the Merger is not completed for any other reason:

•	PMMC members will not be entitled to, nor will they receive, any payment for their respective PMMC Common Units pursuant to the Merger Agreement;

•

(1) PMMC will remain an independent company; (2) PMMC Common Units will continue to be registered under the Exchange Act; and (3) PMMC will continue to file periodic and other reports with the SEC; and

•

under certain circumstances, PMMC will be required to pay Pantheon a termination fee of approximately $11.03 million, or Pantheon will be required to pay PMMC a termination fee of approximately $11.03 million upon the termination of the Merger Agreement, as described in “Description of the Merger Agreement—Termination Fees.”

For more information, see “The Merger—Effect on PMMC If the Merger Is Not Completed.”

RISK FACTORS

In addition to the other information included in this document, members should carefully consider the matters described below as well as the risk factors described in PMMC’s filings with the U.S. Securities and Exchange Commission (“SEC”). The risks set out below are not the only risks PMMC faces, and additional risks and uncertainties not currently known to PMMC or that are currently deemed to be immaterial may also materially adversely affect PMMC’s business, financial condition or operating results. If any of the following events occur, PMMC’s business, financial condition or results of operations could be materially adversely affected. See also “Where You Can Find More Information” in this proxy statement.

Because the NAV per PMMC Common Unit may fluctuate, PMMC members cannot be sure of the exact amount of the Per Unit Member Consideration they will receive until the closing date of the Merger.

The exact amount of the Per Unit Member Consideration may vary from the NAV per PMMC Common Unit on the date the Merger was announced, on the date that this proxy statement was made available to members and on the date the Merger is completed. Any change in the NAV per PMMC Common Unit prior to completion of the Merger will affect the amount of Per Unit Member Consideration that PMMC members will receive and that Pantheon will pay upon completion of the Merger.

Pantheon is not permitted to terminate the Merger Agreement because of changes in the NAV per PMMC Common Unit.

Changes in the NAV per PMMC Common Unit may result from a variety of factors, including, among other things:

•	changes in the business, operations or prospects of PMMC;

•	the financial condition of current or prospective portfolio companies of PMMC; and

•	interest rates or general market or economic conditions.

See “Special Note Regarding Forward-Looking Statements” for other factors that could cause the NAV of PMMC Common Units to change. These factors are generally beyond the control of PMMC.

If the Merger does not close, PMMC will not benefit from the expenses incurred in its pursuit of the Merger and PMMC will be subject to adverse consequences.

The Merger may not be completed. If the Merger is not completed, PMMC will have incurred substantial expenses for which no ultimate benefit will have been received. PMMC has incurred out-of-pocket expenses in connection with the Merger for investment banking, legal and accounting fees and financial printing and other related charges, much of which will be incurred even if the Merger is not completed.

The termination of the Merger Agreement could also negatively impact PMMC. If the Merger Agreement is terminated, there may be various consequences, including:

•

PMMC’s business may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger;

•	PMMC may not be able to find a party willing to pay an equivalent or more attractive price than the price Pantheon agreed to pay in the Merger;

•

the fair value of PMMC’s investment assets, consisting primarily of loans approaching maturity, may decline thereby reducing the value PMMC could obtain through an alternative transaction or a liquidation; and

•

if PMMC is not able to effect an alternative transaction by the end of its term, it will be obligated to use its best efforts to wind down and/or liquidate and dissolve which would potentially result in a lower realized value on its investment portfolio compared to the Merger.

On May 3, 2023, the Board of Directors approved and authorized an extension of PMMC’s term from May 5, 2024 (the “Initial Expiration Date”) to May 5, 2025. The term is subject to the PMMC Board’s right to liquidate PMMC at any time and to extend the term of PMMC for up to two additional successive one-year periods from the Initial Expiration Date. Upon the request of the PMMC Board and the approval of a majority-in-interest of the unitholders of PMMC, the term of PMMC may be further extended.

The Merger Agreement limits the ability of PMMC to pursue alternatives to the Merger.

The Merger Agreement also prohibits PMMC from soliciting alternative acquirors and imposes limitations on PMMC’s ability to respond to and negotiate unsolicited proposals received from third parties. Moreover, if PMMC terminates the Merger Agreement to accept a superior proposal, PMMC will be required to pay Pantheon a termination fee of approximately $11.03 million. These provisions, which are typical for transactions of this type, might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of PMMC from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per unit price than that proposed in the Merger or might result in a potential competing acquiror proposing to pay a lower per unit price to acquire PMMC than it might otherwise have proposed to pay. See “Description of the Merger Agreement — No Solicitation.”

The Merger is subject to closing conditions, including certain approvals of the PMMC members, that, if not satisfied, will prevent the Merger from being completed, which may result in material adverse consequences to PMMC’s business and operations. In addition to the required approvals of PMMC’s members, the Merger is subject to a number of other conditions beyond PMMC’s and Pantheon’s control that may prevent, delay or otherwise materially adversely affect its completion. PMMC cannot predict whether and when these other conditions will be satisfied. See “Description of the Merger Agreement — Conditions to the Closing of the Merger.”

PMMC will be subject to operational uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger may have an adverse effect on PMMC. These uncertainties may cause those that deal with PMMC to seek to change their existing business relationships with PMMC. In addition, the Merger Agreement restricts PMMC from taking actions that it might otherwise consider to be in its best interests. These restrictions may prevent PMMC from pursuing certain business opportunities that may arise prior to the completion of the Merger. See “Description of the Merger Agreement — Conduct of Business Pending Completion of the Merger” for a description of the restrictive covenants to which PMMC is subject.

PMMC and Pantheon may waive one or more conditions to the Merger without resoliciting PMMC member approval.

Certain conditions to PMMC’s and Pantheon’s obligations to complete the Merger may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of PMMC and Pantheon. For example, to the extent legally allowed, conditions regarding the accuracy of each of PMMC’s and Pantheon’s representations and warranties as of the closing date of the Merger, performance of each of PMMC, Pantheon and Merger Sub’s obligations under the Merger Agreement and receipt of a certificate from their respective officers regarding performance of their respective obligations under the Merger Agreement, absence of a PMMC Material Adverse Effect (as to PMMC) and Buyer Material Adverse Effect (as to Pantheon and Merger Sub) and certain other conditions related to the absence of court orders, regulatory and other approvals and litigation regarding the Merger may be waived, as described in further detail under “Description of the Merger Agreement — Conditions to the Closing of the Merger.” In the event that any such waiver does not require re-solicitation of PMMC members, the parties to the Merger Agreement will have the discretion to complete the Merger without seeking further member approval. The conditions requiring the Merger Proposal and Merger Unit Issuance Proposal be approved by PMMC’s members, however, cannot be waived.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements as that term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995, which relate to PMMC regarding future events or the future performance or future financial condition of PMMC. Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “potential,” “plan” or similar words. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about PMMC, its industry and its beliefs and assumptions. The forward-looking statements contained in this proxy statement involve risks and uncertainties. Actual results may differ materially from those implied or expressed in the forward-looking statements as a result of a number of factors, including:

•	the ability of the parties to consummate the Merger described in this proxy statement on the expected timeline, or at all;

•	the effects of disruption on the business of PMMC from the proposed Merger;

•	any potential termination of the Merger Agreement or failure of PMMC’s members to approve the Merger Proposal or the Merger Unit Issuance Proposal;

•	the satisfaction (or waiver) of closing conditions to the consummation of the proposed Merger, including with respect to the approval of PMMC’s Members;

•	potential delays in consummating the proposed Merger and other transactions contemplated by the Merger Agreement;

•	the ability of PMMC to timely and successfully achieve the anticipated benefits of the proposed Merger and other transactions contemplated by the Merger Agreement;

•	the effect of the announcement or pendency of proposed Merger and other transactions contemplated by the Merger Agreement on PMMC’s business relationships, operating results and business generally;

•	costs related to the proposed Merger and other transactions contemplated by the Merger Agreement;

•

the outcome of any legal proceedings that may be instituted against PMMC or any of its directors or officers related to the Merger Agreement or the proposed Merger and other transactions contemplated by the Merger Agreement;

•	the impact of these costs and other liabilities on the cash, property, and other assets available for distribution to PMMC’s Members;

•	the pursuit by PMMC of a liquidation or an alternative transaction upon the termination of the Merger Agreement;

•	changes in PMMC’s NAV in the future;

•	PMMC’s business prospects and the prospects of its portfolio companies;

•	the effect of investments that PMMC expects to make and the competition for those investments;

•	PMMC’s contractual arrangements and relationships with third parties;

•	actual and potential conflicts of interest with the Adviser and other affiliates of the Adviser;

•	the ability of PMMC’s portfolio companies to achieve their objectives;

•	the adequacy of financing sources and working capital;

•	general economic and political trends and other external factors;

•	the ability of the Adviser to locate suitable investments for PMMC, as applicable, and to monitor and administer its investments;

•	the ability of the Adviser or its affiliates to attract and retain highly talented professionals;

•	PMMC’s ability to qualify and maintain its qualifications as a RIC and as a BDC;

•	the impact on PMMC’s business of Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued thereunder and any actions toward repeal thereof;

•	the effect of changes to tax legislation and PMMC’s respective tax position; and

•

the factors set forth as “Risk Factors”, in “Item 1A. Risk Factors” in Part I of PMMC’s Annual Report on Form 10-K (File No. 814-01215) for the fiscal year ended December 31, 2023 and elsewhere in its filings with the SEC.

The forward-looking statements included in this proxy statement are based on information available on the date of this proxy statement. Future results could differ materially from historical performance. You are advised to consult any additional disclosures that PMMC may make directly to you or through reports that each has filed or in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. PMMC assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

THE PMMC SPECIAL MEETING

Date, Time and Place of the PMMC Special Meeting

The PMMC Special Meeting will be held virtually on [ ], at [ ], Eastern Time (unless the PMMC Special Meeting is adjourned or postponed), at the following website [ ]. This proxy statement and the accompanying materials are being mailed on or about [ ] to members of record of PMMC and are available at the following website [ ].

Purpose of the PMMC Special Meeting

At the PMMC Special Meeting, PMMC’s members will be asked to approve the Merger Proposal and the Merger Unit Issuance Proposal. After careful consideration, and on the recommendation of the PMMC Special Committee, the PMMC Board unanimously approved the Merger Agreement, declared the Merger and the other transactions contemplated by the Merger Agreement advisable, and unanimously recommends that PMMC’s members vote (1) “FOR” the Merger Proposal and (2) FOR” the Merger Unit Issuance Proposal.

Record Date

The Record Date is the close of business on [ ]. The Record Date was established by the PMMC Board, and only holders of record of PMMC Common Units on the Record Date are entitled to receive notice of the PMMC Special Meeting and vote at the PMMC Special Meeting. As of the Record Date, there were [ ] PMMC Common Units outstanding and no PMMC Preferred Units issued and outstanding and entitled to vote. Each PMMC Common Unit held by a holder of record as of the Record Date has one vote on each matter considered at the PMMC Special Meeting.

Quorum and Adjournments

For PMMC to conduct business at the PMMC Special Meeting, a quorum of PMMC members must be present or represented by proxy. The presence at the PMMC Special Meeting, present virtually or represented by proxy, of the holders of at least a majority of the PMMC’s units of limited liability company interests issued and outstanding and entitled to vote at such PMMC Special Meeting will constitute a quorum for the PMMC Special Meeting. Abstentions will be treated as units present for quorum purposes.

Pursuant to the LLC Agreement, if such quorum is not established for the PMMC Special Meeting, the chair of the PMMC Board or the holders of a majority of the votes entitled to be cast by PMMC’s members entitled to vote at the PMMC Special Meeting, present virtually or represented by proxy, will have the power to adjourn the PMMC Special Meeting, without notice other than announcement at the PMMC Special Meeting, unless the adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each member of record entitled to vote at the PMMC Special Meeting.

Vote Required

See “Approval of the Merger Proposal” and “Approval of the Merger Unit Issuance Proposal” for a description of the vote required to approve the Merger Proposal and the Merger Unit Issuance Proposal, respectively. If the enclosed proxy card is signed and returned without any directions given, the PMMC Common Units will be voted “FOR” the Merger Proposal and “FOR” the Merger Unit Issuance Proposal.

Voting of Management

On the Record Date, PMMC’s executive officers and directors owned and were entitled to vote approximately [ ] PMMC Common Units, representing approximately [ ]% of the outstanding PMMC Common Units on the Record Date. None of PMMC’s executive officers or directors has entered into any voting agreement relating to the Merger.

Voting of Proxies

PMMC encourages PMMC members to vote their PMMC Common Units, either by voting at the PMMC Special Meeting or by authorizing a proxy to vote such member’s units, which means that PMMC members authorize someone else to vote their units. PMMC Common Units represented by duly executed proxies will be voted in accordance with the applicable PMMC member’s instructions. If a PMMC member executes a proxy without specifying such member’s voting instructions, such PMMC member’s PMMC Common Units will be voted in accordance with the PMMC Board’s recommendations.

If you are a member of record of PMMC, you may authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on the Merger Proposal and the Merger Unit Issuance Proposal. You will have an opportunity to review the directions and make any necessary changes before submitting the directions and terminating the telephone call or Internet link.

•	By Internet: [ ] or scanning the QR Barcode on the enclosed proxy card.

•	By telephone: [ ], per the instructions provided on the proxy card.

•

By mail: You may also authorize a proxy to vote your PMMC Common Units by mail by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on [ ].

Important notice regarding the availability of proxy materials for the PMMC Special Meeting. PMMC’s proxy statement and the proxy card are available at [ ].

Revocability of Proxies

If you are a member of record of PMMC, you have the unconditional right to revoke your proxy at any time prior to the voting thereof by (i) submitting a later-dated proxy either by telephone, via the Internet or in the mail to [ ]; or (ii) by attending the PMMC Special Meeting and voting online. No written revocation of your proxy will be effective, however, unless and until it is received at or prior to the PMMC Special Meeting. Participating in the virtual PMMC Special Meeting does not revoke your proxy unless you also vote online at the PMMC Special Meeting.

Solicitation of Proxies

PMMC will bear the cost of preparing, assembling and mailing this proxy statement and the accompanying Notice of Special Meeting of PMMC members, and proxy cards based on the number of members. No additional compensation will be paid to directors, officers or regular employees for such services. For more information regarding expenses related to the Merger, see “Questions and Answers about the Merger—Who is responsible for paying the expenses relating to completing the Merger?”

Anticipated Date of Completion of the Merger

While there can be no assurance as to the exact timing, or that the Merger will be completed at all, Pantheon and PMMC are working to complete the Merger in the last quarter of 2024 or first quarter of 2025, assuming timely satisfaction of necessary closing conditions, including the approval by PMMC members of the Merger Proposal and the Merger Unit Issuance Proposal. It is currently expected that the Merger will be completed promptly following receipt of the required PMMC member approvals at the PMMC Special Meeting and satisfaction or waiver of the other closing conditions set forth in the Merger Agreement. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.

Householding of Special Meeting Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. PMMC households proxy materials, delivering a single proxy statement to multiple members sharing an address, unless contrary instructions have been received from the affected members. Once you have received notice from PMMC that PMMC will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify PMMC if you hold registered units. You can notify PMMC by sending a request to Goldman Sachs Shareholder Services, 1 S Wacker Drive, Suite 500, Chicago, Illinois 60606, Attention: AI Shareholder Services, or by calling collect at (312) 655-4702, and PMMC will promptly deliver to you a separate copy of the proxy statement.

Only one copy of this document may be delivered to two or more members who share an address, unless contrary instructions from one or more of such members have been provided to PMMC.

Other Matters

Pursuant to the LLC Agreement, except as otherwise required by law, only the matters set forth in the Notice of PMMC Special Meeting (or any supplement thereto) may be brought before the PMMC Special Meeting.

Questions and Additional Information

If you have any questions concerning the Merger, the PMMC Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your PMMC Common Units, please contact:

Goldman Sachs Shareholder Services

1 S Wacker Drive, Suite 500, Chicago, Illinois 60606

Attention: AI Shareholder Services, or by calling collect at (312) 655-4702

THE MERGER

The discussion in this proxy statement, which includes the material terms of the Merger and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because it contains important information about the Merger and how it affects you.

General Description of the Merger

On the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Merger Sub will merge with and into PMMC, the separate limited liability company existence of Merger Sub will cease and PMMC will continue its limited liability company existence under the DLLCA as the surviving company. As a result of the Merger, PMMC will become a subsidiary of Pantheon. If the Merger is consummated, you will not own any units of limited liability company interest of the surviving company. For more information, see “—Member Consideration” below.

The Effective Time will occur at such time as the certificate of merger meeting the requirements of Section 18-221 of the DLLCA relating to the Merger has been properly executed and filed with the Secretary of State of the State of Delaware in accordance with the DLLCA or at such later time as may be mutually agreed by the parties and designated in the certificate of merger as the effective time of the certificate of merger in accordance with the DLLCA.

Effect on PMMC If the Merger Is Not Completed

If the Merger Agreement is not adopted by PMMC members, or if the Merger is not completed for any other reason:

•	PMMC members will not be entitled to, nor will they receive, any payment for their respective PMMC Common Units pursuant to the Merger Agreement;

•

(1) PMMC will remain an independent company; (2) PMMC Common Units will continue to be registered under the Exchange Act; and (3) PMMC will continue to file periodic and other reports with the SEC; and

•

under specified circumstances, PMMC will be required to pay Pantheon a termination fee of approximately $11.03 million, or Pantheon will be required to pay PMMC a termination fee of approximately $11.03 million upon the termination of the Merger Agreement, as described in “Description of the Merger Agreement—Termination Fees.”

Member Consideration

At the Effective Time, by virtue of the Merger and without any action on the part of PMMC, Merger Sub or the holders of any securities of PMMC or Merger Sub, each PMMC Common Unit that is outstanding immediately prior to the Effective Time, but excluding Cancelled Units, will be converted automatically into the right to receive the Per Unit Member Consideration, in cash, without interest, subject to any required tax withholding.

After the Merger is completed, a PMMC member will have the right to receive the Per Unit Member Consideration in respect of each PMMC Common Unit that such member owns (other than Cancelled Units) immediately prior to the Effective Time (subject to any required tax withholding), but will no longer have any rights as a PMMC member.

Background of the Merger

As part of PMMC’s ongoing consideration and evaluation of its long-term strategic goals and plans, the PMMC Board has from time to time, with the assistance of PMMC’s management and the Adviser, assessed possible liquidity alternatives for PMMC as it nears the end of its term. This review of liquidity alternatives has covered, among other matters, the consideration of potential opportunities for business combinations and asset sales, as compared to the benefits and risks of continuing operation as a stand-alone company and winding-down at the end of its term. In that context, PMMC’s Board authorized the Adviser to explore the possibility of a potential transaction involving PMMC and a third-party buyer.

From time to time, GSAM and its affiliates have engaged in discussions and transactions with Pantheon Ventures (US) LP (“Pantheon Ventures”) and its affiliates. In March 2024, a representative of GSAM held a meeting with representatives of Pantheon Ventures and discussed a wide range of topics, including among other things a potential transaction involving a business development company. In April 2024, Pantheon Ventures and the Adviser entered into a nondisclosure agreement and representatives of each party entered into discussions regarding a potential transaction involving PMMC. Those discussions continued over the next couple of months.

On June 4, 2024, the PMMC Board held a special meeting via videoconference, and representatives of the Adviser, Dechert LLP, legal counsel to PMMC (“Dechert”), were also in attendance. Representatives of the Adviser reported that, in furtherance of the PMMC Board’s exploration of liquidity alternatives, the Adviser was exploring a possible transaction with third-party buyers and that potential buyers could be interested in purchasing certain assets held by affiliates of the Adviser in a separate transaction to enhance the size and diversification of PMMC’s current portfolio should a buyer choose to combine those assets with PMMC. The representatives of the Adviser also reviewed for the PMMC Board an illustrative timeline and timing considerations with respect to potential transactions. Following discussion, the PMMC Board approved the formation of a special committee comprised solely of the PMMC Independent Directors to continue the exploration of liquidity alternatives for PMMC.

Over the course of the next few weeks, the PMMC Special Committee began a process of interviewing investment banks to serve as financial advisor to the PMMC Special Committee in connection with its exploration of liquidity alternatives.

On June 14, 2024, Pantheon Ventures sent an indicative offer letter to the Adviser containing a nonbinding proposal to acquire for cash 100% of the equity interests of PMMC from its existing investors and separately to acquire certain loan assets held by the Adviser or its affiliates. In each case, the purchase price would be at a discount to the reported fair value of the underlying assets in the range of 3.5% to 7.5%. The letter asked for a 45-day period of exclusivity (subject to an automatic 15-day extension if the parties were working together in good faith) and stated that its submission had received investment committee approval.

On June 24, 2024, the PMMC Board held a meeting via videoconference, and representatives of the Adviser, and Dechert were also in attendance. The Adviser updated the PMMC Board on its negotiations with Pantheon Ventures to date. The PMMC Board also met with representatives of two prospective investment banks. After meeting with the representatives of the investment banks, the PMMC Special Committee determined to engage KBW as financial advisor to the PMMC Special Committee in connection with its exploration of liquidity alternatives, including its consideration of Pantheon’s June 14 proposal. KBW was selected based on its qualifications and reputation among business development companies and recent experience advising on business development company transactions.

Also in June, the Adviser entered into a nondisclosure agreement with another investment firm, Party A. Representatives of the Adviser held preliminary discussions with representatives of Party A concerning a possible transaction involving PMMC, and the Adviser shared financial diligence information with them. Later that month, Party A terminated discussions after communicating to the Adviser that Party A was unlikely to meet the timeline sought by the Adviser for a transaction in calendar year 2024.

Throughout the month of July, representatives of the Adviser continued to negotiate with representatives of Pantheon Ventures the terms for a possible acquisition of PMMC and a separate acquisition of loan assets held by the affiliates of the Adviser. Among the issues negotiated were the structure of the respective transactions and the proposed discount to the reported fair values of the assets of PMMC and those to be separately acquired by affiliates of Pantheon Ventures from affiliates of the Adviser. Representatives of the Adviser regularly updated and received direction from Jaime Ardila, the chairman of the PMMC Special Committee.

On August 5, 2024, Pantheon Ventures provided an updated nonbinding indicative offer letter to the Adviser (the “August 5 Term Sheet”). The letter contained two separate proposals. The first, to acquire specified assets held by affiliates of the Adviser (the “Asset Transaction”) and the second to acquire PMMC by means of a merger of an affiliate of Pantheon Ventures with and into PMMC. The letter provided that the cash consideration for each transaction would be based on a 4.5% discount to the reported fair values of the assets underlying such transaction, with adjustments for transaction expenses and working capital. The letter further provided that, if the merger were not to occur, an affiliate of Pantheon Ventures would enter into an investment management agreement with GSAM on terms to be agreed to manage the assets acquired in the Asset Transaction. The letter reiterated Pantheon Ventures’ ask for a 45-day exclusivity period (subject an automatic 15-day extension if the parties were working together in good faith).

Later on August 5, 2024, the PMMC Board held a meeting via videoconference, and representatives of KBW, PMMC’s management (comprised solely of investment professionals employed by GSAM acting as PMMC management), the Adviser, and Dechert were also in attendance. Representatives of the Adviser summarized Pantheon Venture’s proposal for the merger, including among other things the purchase price at a 4.5% discount to the reported fair value of PMMC’s portfolio investments and Pantheon Venture’s separate proposal for the Asset Transaction. They also highlighted benefits of the proposed merger to PMMC’s members, including near-term liquidity, the crystallization of a 7% preferred return to PMMC’s members and avoidance of future market risk in PMMC’s investment portfolio. They also described the risks and associated timing of executing on a merger transaction. Representatives of KBW next reviewed the proposed merger transaction from a financial perspective relative to other potential alternatives, including, among other things, a wind-down which could occur over a longer timeframe and involve execution risk of selling assets in a volatile market. The PMMC Special Committee then met in executive session with representatives of Dechert to discuss the information reviewed. After the executive session, the PMMC Special Committee authorized and directed PMMC’s management to enter into exclusivity with Pantheon Ventures and authorized and directed PMMC’s management and the Adviser to negotiate a merger transaction on the terms proposed by Pantheon Ventures in the August 5 Term Sheet.

In accordance with the direction from the PMMC Special Committee, in the following weeks, the Adviser shared certain diligence information with Pantheon Ventures with respect to PMMC’s portfolio investments. Then, on August 27, 2024, Dechert sent an initial draft merger agreement to Pantheon Ventures’ legal counsel, Simpson Thacher & Bartlett LLP (“Simpson Thacher”).

On September 19, 2024, Simpson Thacher sent Dechert a list of questions and comments with respect to the proposed merger. Among the principal issues presented were the remedies, if any, upon a termination of the merger agreement, the contingencies, if any, for the debt financing of a portion of the merger consideration, the parties’ respective responsibility for merger-related fees and expenses and Pantheon Ventures’ request for a termination fee in the event PMMC exercises its rights under the merger agreement with respect to alternative transaction proposals. Over the next couple of weeks, Dechert, PMMC’s management and representatives of the Adviser, on one hand, and Simpson Thacher and representatives of Pantheon Ventures, on the other hand, continued to negotiate these issues.

On September 26, 2024 and again on October 4, 2024, representatives of Dechert met with the PMMC Special Committee via videoconference and provided an update on the proposed transactions generally and the issues being negotiated with Simpson Thacher and Pantheon Ventures, including among other things the termination rights and remedies of the parties under the draft merger agreement. At each meeting, the PMMC Special Committee gave Dechert direction on the issues presented.

On October 6, 2024, Simpson Thacher sent Dechert a revised draft of the Merger Agreement. The draft reflected a number of changes, including without limitation changes to the representations and warranties of PMMC, the interim operating covenants of PMMC, the “fiduciary-out” provisions, the closing conditions, the covenant to prepare the proxy statement, the dispute mechanism for the closing purchase price and the termination provisions and associated remedies. The draft contained a debt financing condition for the merger, a termination fee payable to Pantheon in the event PMMC exercises its rights under the merger agreement with respect to alternative transaction proposals and provided that the parties would not otherwise have liability in the event of a termination of the merger agreement.

On October 10, 2024, Dechert sent Simpson Thacher a revised draft of the merger agreement. Among other revisions, the draft deleted the debt financing condition and added a proposed reverse termination fee in the event Pantheon failed to close the transaction when it was required under the terms of the merger agreement.

Between October 16 and October 25, 2024, members of PMMC’s management and representatives of the Adviser, Pantheon Ventures, Dechert and Simpson Thacher negotiated to resolve the open issues in the draft merger agreement and related ancillary documents, including without limitation with respect to the parties’ rights and remedies in connection with a potential termination of the merger agreement.

On October 17, 2024, the PMMC Board held a meeting via videoconference, and representatives of the Adviser, and Dechert were also in attendance. The Adviser and Dechert updated the PMMC Board on the transaction generally and the issues being negotiated with Simpson Thacher and Pantheon Ventures.

On October 25, 2024, the PMMC Board held a meeting by videoconference. Representatives of PMMC’s management, the Adviser and Dechert were also in attendance, along with representatives of KBW. At the meeting, representatives of Dechert reviewed with the PMMC Board the revised draft of the merger agreement that had been circulated to the PMMC Board prior to the meeting and also reviewed with the directors their fiduciary duties and standards of conduct as directors. KBW then reviewed the financial aspects of the potential transaction on a preliminary basis. On October 26, 2024, Dechert sent Simpson Thacher a revised draft of the merger agreement, containing among other things a proposed resolution on the issues regarding termination and associated remedies. Simpson Thacher sent Dechert a revised draft of the merger agreement on October 28, 2024 that accepted this resolution.

Also on October 25, 2024, affiliates of GSAM and affiliates of Pantheon Ventures effected the Asset Transaction. See “Certain Relationships and Related Party Transactions—Additional Transactions.”

On October 29, 2024, the PMMC Board and PMMC Special Committee held a meeting. Members of PMMC’s management and representatives of the Adviser and Dechert were also in attendance, along with representatives of KBW for a portion of the meeting as described below. Dechert reviewed with the PMMC Board the terms of the revised draft merger agreement that had been circulated to the PMMC Board in advance of the meeting. Following discussion, KBW entered the meeting, reviewed updated financial analyses, and rendered its opinion to the PMMC Special Committee, which opinion was initially rendered verbally and subsequently confirmed in a written opinion, dated October 29, 2024, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Per Unit Member Consideration (as specified in such opinion) in the proposed merger was fair from a financial point of view, to the holders of PMMC Common Units (excluding the Affiliated PMMC Members), as more fully described in the section “— Opinion of the PMMC Special Committee’s Financial Advisor.” For purposes of its analyses and its opinion, KBW assumed that PMMC’s closing discounted net asset value would be $264.2 million and the number of PMMC Common Units issued and outstanding as of the Determination Date would be 10.7 million, and that, as a result of the foregoing, the Per Unit Member Consideration to be received by holders of PMMC Common Units in the proposed merger would be $24.72. KBW also confirmed as indicated in its written opinion that, other than in connection with its engagement by the PMMC Special Committee, during the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to PMMC, Pantheon or the Adviser. Following discussion of the foregoing matters and other matters presented, the PMMC Special Committee unanimously determined that the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of PMMC and recommended the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement to the PMMC Board. Thereafter, the full PMMC Board convened. Based in part upon the unanimous recommendation of the PMMC Special Committee, the PMMC Board, including the PMMC Independent Directors, unanimously (1) determined that the merger agreement and the transactions contemplated by the merger agreement, including the terms of the merger, are advisable and in the best interests of PMMC and PMMC’s members and (2) recommended that the merger agreement and the transactions contemplated thereby, including the merger, be adopted and approved by PMMC’s members.

Over the course of October 30 and 31, 2024, members of PMMC’s management and representatives of the Adviser, Pantheon Ventures, Dechert and Simpson Thacher held a series of telephone calls and other communications to finalize the draft documentation in connection with the merger. In the evening of October 31, 2024, Pantheon, Merger Sub and PMMC entered into the merger agreement.

PMMC Board Recommendation and Reasons for the Recommendation of the Merger

Recommendation of the PMMC Board

After considering various factors described in this proxy statement under, “ —Reasons for Recommendation of the Merger,” the PMMC Board unanimously (a) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to, and in the best interests of, PMMC and its members; (b) authorized and approved the execution, delivery, and performance of the Merger Agreement by PMMC and approved the Merger; (c) recommended the adoption of the Merger Agreement by PMMC’s members; (d) recommended the issuance of PMMC Common Units at the Effective Time at a price below the then-current net asset value per unit, pursuant to and in accordance with the Merger Agreement, and (e) directed that the Merger Proposal and the Merger Unit Issuance Proposal be submitted for consideration by PMMC’s members.

Reasons for the Recommendation of the Merger

At PMMC Board meetings, the PMMC Board, including the PMMC Independent Directors, considered various alternatives for a liquidity event, including among other things, sales of assets or an acquisition by another entity. Each of the PMMC Board and the PMMC Independent Directors (in their capacity as such prior to formation of the PMMC Special Committee and, following formation of the PMMC Special Committee in their capacity as members of the PMMC Special Committee) sought to complete a careful, methodical process to evaluate potential liquidity event options by evaluating, among other things, the value created through each liquidity event transaction, and the degree of liquidity provided by each liquidity event alternative in order to make an overall assessment of the value to PMMC members of each liquidity event considered. In connection with its consideration of the Merger, the PMMC Independent Directors requested, and the Adviser provided, information regarding the proposed Merger, and the anticipated effects of the Merger on PMMC and its members. Over the course of its review of the materials and information provided and its consideration of the Merger, the PMMC Board, including the PMMC Special Committee, consulted with the Adviser and PMMC’s legal advisor. In addition, the PMMC Special Committee consulted with KBW, its outside financial advisor. The PMMC Board and the PMMC Special Committee considered the nature and adequacy of the information provided, including the terms of the Merger Agreement and their duties and statutory standards of conduct under state and federal law in approving the Merger and the conflicts of interest presented by the transactions provided for in the Merger Agreement. The PMMC Board considered numerous factors, including the ones described below, in connection with its consideration and approval of the Merger. On October 29, 2024, the PMMC Board, including all of the PMMC Independent Directors, unanimously determined that the Merger is in the best interests of PMMC and in the best interests of PMMC’s members.

In considering the Merger, the PMMC Board, with the participation throughout of the PMMC Independent Directors, as a group and as members of the PMMC Special Committee, reviewed the ability of Pantheon to obtain appropriate financing to fund payment of the Per Unit Member Consideration. In addition, the PMMC Board, including the PMMC Independent Directors as a group, reviewed comprehensive information regarding the anticipated benefits and possible risks to PMMC as a result of the Merger.

The PMMC Board and the PMMC Special Committee weighed various benefits and risks in considering the Merger. Some of the material factors considered by the PMMC Board, including the PMMC Independent Directors as a group and as members of the PMMC Special Committee, with respect to the Merger, that assisted it in concluding that the Merger is in the best interests of PMMC and its members included, among others:

•

the financial terms of the Merger Agreement, including that each PMMC Common Unit issued and outstanding at the Effective Time will receive an amount of cash equal to the Per Unit Member Consideration, which provides immediate liquidity and certainty of value to the PMMC members, in comparison to the risks, uncertainties, and longer potential timeline for realizing equivalent value from a liquidation of PMMC at the end of its term or other possible strategic alternatives;

•

the risks associated with continuing a sale process for PMMC to identify other potential acquirors, including the risks associated with the distractions posed by the sale process on senior management and the risks and uncertainties with foregoing an opportunity with Pantheon and seeking greater value from other possible strategic alternatives as PMMC’s loan investment assets continue to be subject to market risk;

•

the risks and uncertainties associated with liquidating PMMC, which due to the illiquid nature of PMMC’s assets as well as fixed costs associated with regulatory compliance as a business development company, would be costly and time-consuming;

•	the terms and conditions of the Merger Agreement and the course of arm’s-length negotiations thereof, including that the Merger is conditioned upon approval of PMMC’s members;

•

the fact that the Merger Agreement permits, subject to certain customary conditions, PMMC to evaluate and receive certain superior proposals at any time prior to obtaining the requisite PMMC member approval subject to the payment of a termination fee;

•

the fact that the termination fee of approximately $11.03 million (representing approximately 3% of PMMC’s NAV, as of June 30, 2024) payable by PMMC in certain circumstances was viewed by the PMMC Board, after consultation with outside legal counsel, as reasonable under the circumstances, comparable to termination fees of similar transactions and not likely to preclude or deter any other party from making a competing acquisition proposal;

•

the fact that Pantheon has committed debt financing from reputable financial institutions and committed equity financing from the Equity Investors in an aggregate amount, together with cash-on-hand of PMMC, sufficient to fund, on the terms and subject to the conditions set forth in the Equity Commitment Letter and the Pantheon JPM Credit Agreement, the Per Unit Member Consideration and other amounts payable under the Merger Agreement;

•

Pantheon’s obligation under the Merger Agreement to use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Equity Financing and Debt Financing in amounts, together with PMMC’s cash-on-hand, sufficient to fund the Per Unit Member Consideration and other amounts payable under the Merger Agreement on the terms and subject to the conditions set forth in the Equity Commitment Letter and the Pantheon JPM Credit Agreement, respectively;

•

PMMC’s ability, under certain circumstances specified in the Merger Agreement, to seek specific performance of Pantheon’s and Merger Sub’s obligation to cause the Merger to occur and to prevent other breaches of the Merger Agreement;

•

the fact that the opinion, dated October 29, 2024, of KBW was delivered to the PMMC Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of PMMC Common Units (excluding GSAM and its affiliates) of the Per Unit Member Consideration (as specified in the opinion) in the Merger, as more fully described below in the section entitled “— Opinion of the PMMC Special Committee’s Financial Advisor.”

In the course of its deliberations, the PMMC Board and the PMMC Special Committee also considered a variety of risks and other potentially negative factors, including among others, the following (which are not in any relative order of importance):

•	the possibility that the Merger may not be completed or that completion may be unduly delayed for reasons beyond the control of PMMC or Pantheon;

•

the restrictions on the conduct of PMMC’s business prior to completion of the Merger, requiring PMMC to conduct its business only in the ordinary course of business in all material respects, subject to specific limitations, could delay or prevent PMMC from undertaking business opportunities that may arise pending completion of the Merger.

•	the interests of the Adviser which is intended to continue as investment adviser to PMMC as the surviving company in the Merger;

•

the fact that the Merger Agreement includes restrictions on the ability of PMMC to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to exceptions and termination provisions (as more fully described in the section entitled “Description of the Merger Agreement — No Solicitation”) which could have the effect of discouraging such proposals from being made or pursued.

•

the possibility that PMMC’s obligation to pay a termination fee of approximately $11.03 million to Pantheon upon the termination of the Merger Agreement under certain circumstances could discourage other potential acquirors from making an alternative proposal to acquire PMMC;

•

the provisions of the Merger Agreement that restrict PMMC’s ability to solicit or participate in discussions or negotiations regarding alternative takeover proposals with third parties, subject to specified exceptions, and that require PMMC to negotiate with Pantheon (if Pantheon desires to propose revisions to the Merger Agreement and negotiate) prior to PMMC being able to terminate the Merger Agreement to accept a superior proposal;

•

the fact that PMMC’s remedies in the event that the Merger Agreement is terminated may be limited to the termination fee payable by Pantheon under certain circumstances, certain other damages, and certain associated enforcement costs and certain other reimbursement obligations, which may be inadequate to compensate PMMC for its transaction related expenses or any damage caused, and that such termination fee may not be available in all instances where the Merger is not consummated and, even if available, rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain;

•

the fact that the announcement and pendency of the transactions contemplated by the Merger Agreement, the failure to complete the Merger, and/or actions that PMMC may be required, or Pantheon may be permitted, to take under the Merger Agreement could have an adverse impact on existing and prospective business relationships and other third parties;

•	the risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Merger and the other transactions contemplated therein;

•

the fact that some of our directors and executive officers (which executive officers are comprised solely of investment professionals employed by GSAM acting as PMMC management) have interests in the Merger that are different from, or in addition to, our members generally (see the section of this proxy statement entitled“—Interests of PMMC’s Executive Officers and Directors in the Merger”);

•

the fact that PMMC will be responsible for the expenses incurred by PMMC in connection with the Merger and the completion of the transactions contemplated by the Merger Agreement, whether or not the Merger is consummated;

•	the fact that PMMC’s members are not entitled to appraisal rights under applicable law in connection with the Merger;

•	the fact that, a result of the all-cash Per Unit Member Consideration, the Merger is generally expected to be a taxable transaction to PMMC’s members for U.S. federal income tax purposes; and

•

the various other risks associated with the Merger and the business of PMMC described in the section entitled “Risk Factors” and in the section entitled “Special Note Regarding Forward-Looking Statements”.

This discussion of the information and factors that the PMMC Board and the PMMC Special Committee considered in making its decision is not intended to be exhaustive but includes the material factors considered by the PMMC Board and the PMMC Special Committee. Because of the wide variety of factors considered in connection with its evaluation of the Merger and Merger Agreement and the complexity of those matters, the PMMC Board and the PMMC Special Committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the PMMC Board may have given different weights to different factors.

The PMMC Special Committee consulted with the Adviser and with KBW, as its financial advisor, in evaluating the financial terms of the Merger. In addition, the PMMC Board relied on its legal advisors for legal analysis in connection with the Merger.

The PMMC Board and the PMMC Special Committee considered all of these factors and others as a whole and, on balance, determined the Merger to be in the best interests of PMMC and PMMC’s members and unanimously approved the Merger and the Merger Agreement.

Opinion of the PMMC Special Committee’s Financial Advisor

PMMC engaged KBW to render financial advisory and investment banking services to the PMMC Special Committee, including an opinion to the PMMC Special Committee as to the fairness, from a financial point of view, to the holders of PMMC Common Units, excluding GSAM and its affiliates, of the Per Unit Member Consideration in the Merger. PMMC selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed Merger.

As part of its engagement, representatives of KBW attended the meeting of the PMMC Special Committee held on October 29, 2024 at which the PMMC Special Committee evaluated the proposed Merger. At this meeting, KBW reviewed the financial aspects of the proposed Merger and rendered an opinion to the PMMC Special Committee to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Per Unit Member Consideration (as specified in such opinion) in the Merger was fair, from a financial point of view, to the holders of PMMC Common Units (excluding GSAM and its affiliates).

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this proxy statement and is incorporated in this proxy statement by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the PMMC Special Committee (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed only the fairness, from a financial point of view, of the Per Unit Member Consideration in the Merger to the holders of PMMC Common Units (excluding GSAM and its affiliates). It did not address the underlying business decision of PMMC to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the PMMC Special Committee in connection with the Merger, and it does not constitute a recommendation to any holder of PMMC Common Units as to how to vote or act in connection with the Merger or any other matter.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

At the direction of PMMC and with the consent of the PMMC Special Committee, KBW assumed, without independent verification, for purposes of its analyses and its opinion, that the Discounted Closing Net Asset Value would be $264.2 million (based on estimates of PMMC’s management of the net asset value of PMMC’s portfolio investments as of September 30, 2024) and the number of PMMC Common Units issued and outstanding as of the Determination Date (as defined in the Merger Agreement) would be approximately 10.7 million, and that, as a result of the foregoing, the Per Unit Member Consideration would be $24.72.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of PMMC and bearing upon the Merger, including, among other things:

•	a draft of the Merger Agreement dated October 29, 2024 (the most recent draft then made available to KBW);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of PMMC;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024 of PMMC;

•	certain preliminary and unaudited financial information for the 12-month period ended September 30, 2024 of PMMC (provided by PMMC and GSAM);

•	certain other interim reports and other communications of PMMC to its members; and

•	other financial information concerning the business and operations of PMMC that was furnished to KBW by PMMC and GSAM or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of PMMC;

•	the assets and liabilities of PMMC;

•	the nature and terms of certain other merger transactions and business combinations in the business development company industry;

•	a comparison of certain financial information for PMMC with similar information for certain other companies, the securities of which are publicly traded; and

•

financial and operating forecasts and projections of PMMC that were prepared and discussed with KBW by PMMC management (comprised solely of investment professionals employed by GSAM acting as PMMC management) and used and relied upon by KBW based on such discussions, at the direction of PMMC and with the consent of the PMMC Special Committee.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the business development company industry generally. KBW also participated in discussions with PMMC management regarding the past and current business operations, regulatory relations, financial condition and future prospects of PMMC and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by PMMC to solicit indications of interest from third parties regarding a potential transaction with PMMC. KBW was not requested to assist, and did not assist, the PMMC Special Committee and PMMC with soliciting indications of interest from third parties regarding a potential transaction with PMMC.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with KBW or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied, with the consent of PMMC and the PMMC Special Committee, upon PMMC management as to the reasonableness and achievability of the financial and operating forecasts and projections of PMMC referred to above (and the assumptions and bases therefor), and KBW assumed that all such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of PMMC management.

It is understood that the forecasts and projections provided to KBW and used and relied upon by KBW were not prepared with the expectation of public disclosure and that all of the foregoing financial information was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof. KBW assumed, based on discussions with PMMC management and with the consent of the PMMC Special Committee, that all such information provided a reasonable basis upon which KBW could form its opinion, and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, the financial and operating forecasts and projections of PMMC referred to above assumed an orderly wind down scenario ending in 2028. KBW was not provided with financial and operating forecasts and projections of PMMC that assumed no wind down or that extended beyond 2028 and, accordingly and at the direction of PMMC and with the consent of the PMMC Special Committee, KBW did not perform a dividend discount model analysis of PMMC that assumed no wind down.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of PMMC since the date of the last financial statements that were made available to KBW. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of PMMC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of PMMC or Pantheon under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW expressed no view as to the value of any investment asset owned by PMMC that was used in connection with the net asset value computations made by PMMC or the valuation policies and procedures of PMMC in connection therewith. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses, the following:

•	the Merger and any related transactions would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft reviewed by KBW and referred to above), with no adjustments to the Per Unit Member Consideration assumed for purposes of its opinion and with no other consideration or payments in respect of PMMC Common Units;

•	the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;

•	each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and all conditions to the completion of the Merger and any related transactions would be satisfied without any waivers or modifications to the Merger Agreement or any of the related documents; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of PMMC or the Merger.

KBW assumed that the Merger would be consummated in a manner that complies with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of PMMC that PMMC relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to PMMC, Pantheon, Merger Sub, the Merger and any related transaction, and the Merger Agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the Per Unit Member Consideration in the Merger to the holders of PMMC Common Units (excluding GSAM and its affiliates). KBW expressed no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the sale of certain senior debt investments by GSAM or its affiliates (other than PMMC) to Pantheon and the subsequent contribution of such investments by Pantheon to PMMC (the “Asset Sale”)), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any related transaction to PMMC, its members, creditors or otherwise, or any terms, aspects, merits or implications of any representation and warranty insurance policy or any guaranty or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to KBW through the date of the opinion. There has been significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected and may affect the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW expressed no view or opinion as to any changes after the date of its opinion to the Discounted Closing Net Asset Value, the number of PMMC Common Units issued and outstanding as of the Determination Date or the Per Unit Member Consideration from the respective amounts thereof that KBW was directed to assume for purposes of its analyses and opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of PMMC to engage in the Merger or enter into the Merger Agreement;

•

the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by PMMC, the PMMC Special Committee or the PMMC Board of Directors;

•

the fairness of the amount or nature of any compensation to any of PMMC’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of PMMC Common Units;

•

the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of PMMC (other than the holders of PMMC Common Units (excluding GSAM and its affiliates) solely with respect to the $24.72 Per Unit Member Consideration (as described in KBW’s opinion) and not relative to the consideration to be received by holders of any other class of securities) or any other party;

•	any incentive or other fees payable by PMMC to the Adviser for investment advisory and management services (whether accrued prior to, as result of or following the closing of the Merger);

•

whether Pantheon has sufficient cash, available lines of credit or other sources of funds to enable the aggregate Per Unit Member Consideration equal to the Discounted Closing Net Asset Value to be paid to the holders of PMMC Common Units at the closing of the Merger;

•	any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Merger Agreement;

•	the relative fairness of the Per Unit Member Consideration and the consideration to be received by GSAM or its affiliates (other than PMMC) in the Asset Sale, or

•	any legal, regulatory, accounting, tax or similar matters relating to PMMC or its members, or relating to or arising out of or as a consequence of the Merger or any other related transaction.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW and PMMC. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the PMMC Special Committee in making its determination to recommend the approval by the PMMC Board of Directors of the Merger Agreement and the Merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the PMMC Special Committee with respect to the fairness of the Per Unit Member Consideration. The type and amount of consideration payable in the Merger were determined through negotiation between PMMC and Pantheon and the decision of PMMC to enter into the Merger Agreement was solely that of the PMMC Special Committee and the PMMC Board.

The following is a summary of the material financial analyses presented by KBW to the PMMC Special Committee in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the PMMC Special Committee, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Overview of KBW Analyses. KBW used the assumed Per Unit Member Consideration of $24.72 to calculate implied transaction multiples and those multiples were compared to the low, 25th percentile, median, average, 75th percentile and high multiples shown in the selected companies analysis and the selected transactions analysis of PMMC described below. This assumed Per Unit Member Consideration of $24.72 was also compared to the ranges of implied value per PMMC Common Unit in the selected companies analysis, the selected transactions analysis and the wind-down analysis of PMMC described below.

Selected Companies Analysis. Using publicly available information, KBW reviewed, among other things, the market performance of 35 selected publicly traded companies which were externally managed business development companies with market capitalizations greater than $250 million.

The selected companies were as follows (shown in descending order of market capitalization):

Ares Capital Corporation
Blackstone Secured Lending Fund
Blue Owl Capital Corporation
FS KKR Capital Corp.
Golub Capital BDC, Inc.
Prospect Capital Corporation
Sixth Street Specialty Lending, Inc.
Morgan Stanley Direct Lending Fund
Blue Owl Capital Corporation III
Goldman Sachs BDC, Inc.
Oaktree Specialty Lending Corporation
MidCap Financial Investment Corporation
New Mountain Finance Corporation
Kayne Anderson BDC, Inc.
Bain Capital Specialty Finance, Inc.
Barings BDC, Inc.
Nuveen Churchill Direct Lending Corp.
Carlyle Secured Lending, Inc.
SLR Investment Corp.
PennantPark Floating Rate Capital Ltd.
BlackRock TCP Capital Corp.
Crescent Capital BDC, Inc.
Fidus Investment Corporation
CION Investment Corporation
Gladstone Capital Corporation
Palmer Square Capital BDC Inc.
Gladstone Investment Corporation
PennantPark Investment Corporation
Runway Growth Finance Corp.
Stellus Capital Investment Corporation
Horizon Technology Finance Corporation
Saratoga Investment Corp.
Chicago Atlantic BDC, Inc.
WhiteHorse Finance, Inc.
TriplePoint Venture Growth BDC Corp.

To perform this analysis, KBW used market price information as of October 28, 2024, latest publicly available NAV per share data, latest 12 months (“LTM”) reported net investment income per share (“NII”) and LTM reported NII before base management fees or incentive fees (“Pre-Management Fee NII”) of the selected companies. In addition, KBW used calendar years 2024 and 2025 NII estimates of the selected companies taken from consensus “street estimates” of the selected companies.

KBW’s analysis showed the following concerning the market performance of the selected companies, as well as implied transaction multiples for the proposed transaction based on the assumed Per Unit Member Consideration of $24.72, which implied transaction multiples were calculated using estimated NAV per PMMC Common Unit as of the Determination Date (“Closing Per Unit PMMC NAV”) and preliminary NII and Pre-Management Fee NII of PMMC, excluding income from investments that have paid off subsequent to June 30, 2024, for the fiscal quarter ended September 30, 2024 (annualized) provided by PMMC and the Adviser:

			Selected Companies
	Proposed Transaction		Low	25th Percentile	Median	Average	75th Percentile	High
Price / NAV Per Share	0.99x	(1)	0.74x	0.89x	0.95x	0.97x	1.05x	1.28x
Price / LTM NII	9.0x	(1)	3.9x	7.0x	7.7x	8.1x	8.6x	19.2x
Price / LTM Pre-Management Fee NII	8.6x	(1)	3.1x	4.9x	5.4x	5.6x	6.2x	11.5x
Price / CY2024 NII	NM	(2)	4.8x	7.2x	8.0x	8.2x	8.9x	17.3x
Price / CY2025 NII	NM	(2)	5.5x	8.2x	8.8x	8.8x	9.3x	14.6x

1)

Price / NAV per share multiple reflects the assumed Per Unit Member Consideration of $24.72 divided by estimated Closing Per Unit PMMC NAV. NII and Pre-Management Fee NII multiples calculated using preliminary NII and Pre-Management Fee NII of PMMC, excluding income from investments that have paid off subsequent to June 30, 2024, for the fiscal quarter ended September 30, 2024 (annualized).

2)

Multiples were considered not meaningful (“NM”) because (i) PMMC had debt outstanding in the fiscal quarters ended March 31, 2024 and June 30, 2024 but paid off all debt as of June 30, 2024 and (ii) PMMC is winding down.

KBW then applied a range of price-to-NAV per share multiples of 0.89x to 1.05x derived from the 25th percentile and 75th percentile multiples of the selected companies to the estimated Closing Per Unit PMMC NAV provided by PMMC and the Adviser. KBW also applied a range of price-to-estimated calendar year 2024 NII multiples of 7.22x to 8.86x derived from the 25th percentile and 75th percentile multiples of the selected companies to the preliminary NII of PMMC, excluding income from investments that have paid off subsequent to June 30, 2024, for the fiscal quarter ended September 30, 2024 (annualized) provided by PMMC and the Adviser. This analysis indicated the following ranges of the implied value per PMMC Common Unit, as compared to the assumed Per Unit Member Consideration of $24.72:

Implied Value Per PMMC Common Unit Ranges
Based on estimated Closing Per Unit PMMC NAV provided by PMMC and the Adviser	$22.23 to $26.18
Based on preliminary NII of PMMC for the fiscal quarter ended September 30, 2024 (annualized) provided by PMMC and the Adviser	$19.81 to $24.32

No company used as a comparison in the above selected companies analysis is identical to PMMC. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 30 selected acquisitions of U.S. business development companies announced since the beginning of 2015.

The selected transactions were as follows:

Acquirer	Acquired Company
Blue Owl Capital Corporation	Blue Owl Capital Corporation III
Carlyle Secured Lending, Inc.	Carlyle Secured Lending III
North Haven Private Income Fund LLC	SL Investment Corp.
Golub Capital BDC, Inc.	Golub Capital BDC 3, Inc.
MidCap Financial Investment Corporation	Apollo Senior Floating Rate Fund Inc.
MidCap Financial Investment Corporation	Apollo Tactical Income Fund Inc.
Franklin BSP Capital Corporation	Franklin BSP Lending Corporation
BlackRock TCP Capital Corp.	BlackRock Capital Investment Corporation
Crescent Capital BDC, Inc.	First Eagle Alternative Capital BDC, Inc.
Oaktree Specialty Lending Corporation	Oaktree Strategic Income II, Inc.
SLR Investment Corp.	SLR Senior Investment Corp.
Barings BDC Inc.	Sierra Income Corporation
Portman Ridge Finance Corp	Harvest Capital Credit Corp
FS KKR Capital Corp.	FS KKR Capital Corp. II
Oaktree Specialty Lending Corporation	Oaktree Strategic Income Corporation
Barings BDC, Inc.	MVC Capital, Inc.
Portman Ridge Finance Corp	Garrison Capital Inc.
Goldman Sachs BDC, Inc.	Goldman Sachs Middle Market Lending Corp.
Crescent Capital BDC, Inc.	Alcentra Capital Corp.
Portman Ridge Finance Corp	OHA Investment Corp
FS Investment Corporation II	FS Investment Corporation III, FS Investment Corporation IV, Corporate Capital Trust II
East Asset Management, LLC	Rand Capital Corporation
Golub Capital BDC, Inc.	Golub Capital Investment Corporation
FS Investment Corporation	Corporate Capital Trust, Inc.
Benefit Street Partners LLC; Barings	Triangle Capital Corporation
TCG BDC, Inc.	NF Investment Corp.
CĪON Investment Corporation	Credit Suisse Park View BDC, Inc.
MAST Capital Management LLC; Great Elm Capital Group Inc.	Full Circle Capital Corporation
Ares Capital Corporation	American Capital, Ltd.
PennantPark Floating Rate Capital Ltd.	MCG Capital Corporation

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company (including contributions by external managers) and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction (adjusted to reflect announced pre-closing adjustments):

•	Price to NAV per share of the acquired company

•	Price to LTM NII of the acquired company; and

•	Price to LTM Pre-Management Fee NII (adjusted to exclude management fees, incentive fees and fee waivers)

The resulting transaction statistics for the selected transactions were compared with the corresponding implied transaction statistics for the proposed transaction based on the assumed Per Unit Member Consideration of $24.72, which corresponding implied transaction multiples were calculated using estimated Closing Per Unit PMMC NAV and preliminary NII and Pre-Management Fee NII of PMMC, excluding income from investments that have paid off subsequent to June 30, 2024, for the fiscal quarter ended September 30, 2024 (annualized) provided by PMMC and the Adviser.

All Selected Transactions. KBW’s analysis showed the following concerning the proposed transaction and the selected transactions (excluding the impact of the price-to-LTM NII multiples of five of the selected transactions and excluding the impact of the price-to-LTM Pre-Management Fee NII multiples of three of the selected transactions, which multiples were considered to be not meaningful because they were either negative or greater than 40.0x):

			Selected Transactions
	Proposed Transaction		Low	25th Percentile	Median	Average	75th Percentile	High
Price / NAV Per Share	0.99x	(1)	0.58x	0.84x	0.95x	0.92x	1.00x	1.16x
Price / LTM NII	9.0x	(1)	5.2x	8.9x	10.5x	11.2x	12.4x	30.6x
Price / LTM Pre-Management Fee NII	8.6x	(1)	3.3x	6.8x	7.7x	8.3x	9.1x	18.9x

1)

Price / NAV per share multiple reflects the assumed Per Unit Member Consideration of $24.72 divided by estimated Closing Per Unit PMMC NAV. NII and Pre-Management Fee NII multiples calculated using preliminary NII and Pre-Management Fee NII of PMMC, excluding income from investments that have paid off subsequent to June 30, 2024, for the fiscal quarter ended September 30, 2024 (annualized).

KBW then applied a range of price-to-NAV per share multiples of 0.84x to 1.00x derived from the 25th percentile and 75th percentile multiples of the selected transactions to the estimated Closing Per Unit PMMC NAV provided by PMMC and the Adviser. KBW also applied a range of price-to-LTM Pre-Management Fee NII multiples of 6.81x to 9.10x derived from the 25th percentile and 75th percentile multiples of the selected transactions to the preliminary Pre-Management Fee NII of PMMC, excluding income from investments that have paid off subsequent to June 30, 2024, for the fiscal quarter ended September 30, 2024 (annualized) provided by PMMC and the Adviser. This analysis indicated the following ranges of the implied value per PMMC Common Unit, as compared to the assumed Per Unit Member Consideration of $24.72:

Implied Value Per PMMC Common Unit Ranges
Based on estimated Closing Per Unit PMMC NAV provided by PMMC and the Adviser	$21.04 to $25.05
Based on preliminary NII of PMMC for the fiscal quarter ended September 30, 2024 (annualized) provided by PMMC and the Adviser	$19.66 to $26.30

Selected Transactions Involving Non-Affiliates. KBW’s analysis also showed the following concerning the proposed transaction and the 13 selected transactions involving non-affiliate mergers (Crescent Capital BDC, Inc./First Eagle Alternative Capital BDC, Inc., Barings BDC Inc./Sierra Income Corporation, Portman Ridge Finance Corp/Harvest Capital Credit Corp, Barings BDC, Inc./ MVC Capital, Inc., Portman Ridge Finance Corp/Garrison Capital inc., Crescent Capital BDC, Inc./Alcentra Capital Corp., Portman Ridge Finance Corp/OHA Investment Corp, East Asset Management, LLC/Rand Capital Corporation, Benefit Street Partners LLC; Barings/Triangle Capital Corporation, CION Investment Corporation/Credit Suisse Park View BDC, Inc., MAST Capital Management LLC; Great Elm Capital Group Inc./Full Circle Capital Corporation, Ares Capital Corporation/American Capital, Ltd., PennantPark Floating Rate Capital Ltd./MCG Capital Corporation) (excluding the impact of the price-to-LTM NII multiples of five of the selected transactions and excluding the impact of the price-to-LTM Pre-Management Fee NII multiples of three of the selected transactions, which multiples were considered to be not meaningful because they were either negative or greater than 40.0x):

			Selected Transactions Involving Non-Affiliates
	Proposed Transaction		Low	25th Percentile	Median	Average	75th Percentile	High
Price / NAV Per Share	0.99	(1)	0.58x	0.78x	0.93x	0.88x	1.00x	1.08x
Price / LTM NII	9.0x	(1)	5.2x	10.1x	11.9x	13.3x	13.7x	30.6x
Price / LTM Pre-Management Fee NII	8.6x	(1)	3.3x	6.8x	8.7x	9.2x	10.5x	18.9x

1)

Price / NAV per share multiple reflects the assumed Per Unit Member Consideration of $24.72 divided by estimated Closing Per Unit PMMC NAV. NII and Pre-Management Fee NII multiples calculated using preliminary NII and Pre-Management Fee NII of PMMC, excluding income from investments that have paid off subsequent to June 30, 2024, for the fiscal quarter ended September 30, 2024 (annualized).

KBW then applied a range of price-to-NAV per share multiples of 0.78x to 1.00x derived from the 25th percentile and 75th percentile multiples of the selected transactions involving non-affiliates to the estimated Closing Per Unit PMMC NAV provided by PMMC and the Adviser. KBW also applied a range of price-to-LTM Pre-Management Fee NII multiples of 6.78x to 10.46x derived from the 25th percentile and 75th percentile multiples of the selected transactions involving non-affiliates to the preliminary Pre-Management Fee NII of PMMC, excluding income from investments that have paid off subsequent to June 30, 2024, for the fiscal quarter ended September 30, 2024 (annualized) provided by PMMC and the Adviser. This analysis indicated the following ranges of the implied value per PMMC Common Unit, as compared to the assumed Per Unit Member Consideration of $24.72:

Implied Value Per PMMC Common Unit Ranges
Based on estimated Closing Per Unit PMMC NAV provided by PMMC and the Adviser	$19.58 to $25.04
Based on preliminary NII of PMMC for the fiscal quarter ended September 30, 2024 (annualized) provided by PMMC and the Adviser	$19.59 to $30.21

No company or transaction used as a comparison in the above selected transactions analysis is identical to PMMC or the proposed transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Wind-Down Analysis. KBW performed a wind-down analysis of PMMC on a standalone basis to estimate ranges for the implied equity value of PMMC. In this analysis, KBW used financial and operating forecasts and projections relating to the net cash flows of PMMC that were provided by PMMC and the Adviser. KBW assumed discount rates ranging from 10.0% to 12.0%. The range of values was derived by calculating the present value of the estimated future net cash flows of PMMC over the period from December 31, 2024 through September 30, 2028. This analysis resulted in a range of implied values per PMMC Common Unit of approximately $20.80 to $21.27, as compared to the assumed Per Unit Member Consideration of $24.72.

The results of the wind-down analysis are highly dependent on the assumptions that must be made, including net cash flow and discount rate assumptions. The analysis did not purport to be indicative of the actual values or expected values of PMMC.

Miscellaneous. KBW acted as financial advisor to the PMMC Special Committee in connection with the Merger and did not act as an advisor to or agent of any other person in connection with the Merger. As part of its investment banking business, KBW is regularly engaged in the valuation of business development company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of KBW and its affiliates’ broker-dealer businesses (and further to existing sales and trading relationships between an affiliate of PMMC and GSAM and each of KBW and a KBW broker-dealer affiliate), KBW and its affiliates may from time to time purchase securities from, and sell securities to, PMMC. In addition, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of PMMC for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, PMMC agreed to pay KBW an aggregate fee of $1,000,000, $250,000 of which became payable with the rendering of KBW’s opinion and $750,000 of which is contingent upon the consummation of the Merger. PMMC also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith.

Other than in connection with the present engagement, during the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to PMMC. During the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to Pantheon or GSAM. KBW may in the future provide investment banking and financial advisory services to PMMC, GSAM or their affiliates or to Pantheon or its affiliates and receive compensation for such services.

Certain Unaudited Financial Projections

As a matter of course, PMMC does not publicly disclose forecasts or projections as to future performance, revenues, earnings or other results of operations due to the inherent uncertainty and subjectivity of the underlying assumptions and estimates. The below financial and operating forecasts and projections (the “Financial Projections”) were provided by PMMC and the Adviser to KBW to use and rely upon in connection with KBW’s opinion to the PMMC Special Committee and the financial analyses performed by KBW, as further described above under “The Merger—Opinion of the PMMC Special Committee’s Financial Advisor.” A summary of the Financial Projections, which constitute all material financial projections reviewed and considered by the PMMC Special Committee and the PMMC Board in reaching its recommendations relating to the Merger and the related transactions, is set forth below.

The Financial Projections are not being included in this proxy statement, and are not intended to, influence any PMMC member’s decision whether to vote in favor of any proposal contained in this proxy statement and are summarized in this proxy statement solely to provide the PMMC members with access to certain non-public information regarding PMMC’s business considered by the PMMC Special Committee and used by KBW for purposes of its opinion and related financial analyses. Although presented with numerical specificity, the Financial Projections reflect numerous variables, estimates and assumptions at the time the underlying information and projections were prepared, including general business, economic, market and financial conditions, and other matters, and are inherently uncertain. If any of these variables, estimates or assumptions prove to be wrong, the actual results for PMMC’s business, if the Merger does not occur, may be materially different from the results reflected in the Financial Projections. PMMC members should read the section titled “Special Note Regarding Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Financial Projections. The Financial Projections do not take into account any events or circumstances after the date they were prepared, including the public announcement of the Merger and are, by their nature, subjective, uncertain, and susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although PMMC believes its assumptions to be reasonable, due to the inherent uncertainty of financial projections, PMMC expects that differences will exist between actual and projected results and that those differences could be material. The information from the Financial Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding PMMC, and there can be no assurance that the variables, estimates and assumptions made in preparing the Financial Projections will prove accurate, that any of the Financial Projections will be realized, or that, if the Merger is not completed, PMMC’s future financial results will not materially vary from the Financial Projections. The Financial Projections may also differ materially from published analyst estimates and forecasts.

Accordingly, the inclusion of the Financial Projections and the other information about such projections in this proxy statement should not be regarded as an indication that PMMC, the Adviser, KBW or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results, nor should it be deemed an admission or representation by PMMC, the Adviser, KBW or any of their respective officers, directors, affiliates, advisors or other representatives with respect to such projections. In particular, the Financial Projections should not be utilized as public guidance. Furthermore, neither the independent registered public accounting firm of PMMC, nor any other independent accountant, has audited, reviewed, compiled, examined or performed any procedures with respect to the Financial Projections for the purpose of its inclusion herein, and accordingly, no independent accountant is expressing any opinion or providing any form of assurance with respect thereto for the purpose of this proxy statement.

The Financial Projections were prepared for internal use and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding projections and GAAP. The Financial Projections include net cash flows. Such non-GAAP measures as used herein may not be directly comparable to similarly titled measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Reconciliations of the non-GAAP financial measures in the Financial Projections to GAAP financial measures were not provided to or considered by the PMMC Special Committee or KBW. SEC rules which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure for purposes of public disclosure do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the Merger, if the disclosure is included in a document such as this proxy statement to comply with requirements under state laws, including case law.

In light of the foregoing and other factors not taken into account in the Financial Projections, and the corresponding uncertainties inherent in financial projections, PMMC members are cautioned not to place undue reliance, if any, on the Financial Projections.

	2024 Sep-24	2024 Dec-24	2025 Mar-25	2025 Jun-25	2025 Sep-25	2025 Dec-25	2026 Mar-26	2026 Jun-26	2026 Sep-26	2026 Dec-26	2027 Mar-27	2027 Jun-27	2027 Sep-27	2027 Dec-27	2028 Mar-28	2028 Jun-28	2028 Sep-28	2028 Dec-28
Cash Interest	7,678,285	7,298,882	5,824,230	5,166,240	4,556,236	4,415,196	4,320,597	3,563,255	1,627,348	951,536	939,654	954,918	628,370	619,739	619,452	625,675	434,645	—
Amortization	—	599,545	599,545	526,561	526,561	477,419	477,419	477,419	288,374	125,968	125,968	125,968	87,195	87,195	87,195	87,195	87,195	—
Principal Repayment	—	—	54,689,473	—	18,531,882	—	—	101,653,196	14,276,922	—	—	29,574,096	—	—	—	—	36,242,339	—
Interest on Cash	868,897	800,119	749,226	702,150	661,060	639,517	625,694	648,940	680,748	685,903	688,248	698,188	708,697	708,697	712,553	715,694	728,694	740,191
Gross Cash Flow	8,547,182	8,698,546	61,862,473	6,394,951	24,275,740	5,532,132	5,423,710	106,342,811	16,873,392	1,763,407	1,753,870	31,353,169	1,424,262	1,415,631	1,419,199	1,428,564	37,492,872	740,191
(-) Management Fee	(1,098,425)	(1,231,064)	(1,216,466)	(1,136,890)	(1,049,274)	(1,018,540)	(964,005)	(990,416)	(823,877)	(605,423)	(567,474)	(579,323)	(529,209)	(468,108)	(462,922)	(462,824)	(472,650)	(408,013)
(-) G&A Expenses	(328,643)	(329,433)	(381,442)	(341,193)	(300,558)	(287,106)	(328,452)	(329,028)	(238,104)	(134,465)	(149,646)	(150,424)	(115,591)	(80,398)	(94,791)	(94,567)	(94,342)	(47,115)
Cash Available for Distribution	7,120,114	7,138,050	60,264,565	4,916,869	22,925,908	4,226,487	4,131,253	105,023,367	15,811,410	1,023,519	1,036,750	30,623,421	779,462	867,125	861,486	871,173	36,925,880	285,063
Beginning Cash		67,487,152	67,986,815	72,205,335	72,549,516	74,154,329	74,450,183	74,739,371	82,091,007	83,197,806	83,269,452	83,342,024	85,485,664	85,540,226	85,600,925	85,661,229	85,722,211	88,307,023
(+/-) Retained Cash Flow		499,663	4,218,520	344,181	1,604,814	295,854	289,188	7,351,636	1,106,799	71,646	72,572	2,143,640	54,562	60,699	60,304	60,982	2,584,812	19,954
Ending Cash	67,487,152	67,986,815	72,205,335	72,549,516	74,154,329	74,450,183	74,739,371	82,091,007	83,197,806	83,269,452	83,342,024	85,485,664	85,540,226	85,600,925	85,661,229	85,722,211	88,307,023	88,326,977

Interests of PMMC’s Directors and Executive Officers in the Merger

In considering the recommendation of the PMMC Board that PMMC members approve the Merger Proposal and the Merger Unit Issuance Proposal, PMMC members should be aware that the executive officers and directors of PMMC have certain interests in the Merger and transactions contemplated thereby that are or may be different from, or in addition to, the interests of PMMC members generally. The PMMC Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by it, including the Merger, and in making their recommendation that PMMC members approve the Merger Proposal and the Merger Unit Issuance Proposal. One of our directors and all of PMMC’s executive officers are employed by GSAM as investment professionals. In addition, pursuant to the terms of the Merger Agreement, PMMC’s directors and officers will be entitled to certain ongoing indemnification and insurance coverage under a “tail” directors’ and officers’ liability insurance policy to be purchased by PMMC prior to the Closing. See “Description of the Merger Agreement—Indemnification and Insurance.”

Financing of the Merger

Pantheon plans to fund the Per Unit Member Consideration with committed equity financing. See “Description of the Merger Agreement—Equity Commitment Letter” and debt financing pursuant to the Pantheon JPM Credit Agreement. For more information, see “Description of the Merger Agreement—Financing,” “Description of the Merger Agreement—Equity Commitment Letter” and “Certain Relationships and Related Party Transactions of PMMC—Additional Transactions.”

Closing and Effective Time

The closing of the Merger will take place on the second business day after the satisfaction or waiver by the party having the benefit of the applicable condition (to the extent permitted by applicable law) of the conditions to the closing of the Merger, which are described in “Description of the Merger Agreement—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions by the party or parties entitled to the benefit of such conditions), or at such other place, time and date as PMMC and Pantheon may agree in writing. On the closing date, PMMC will file a Certificate of Merger with the Secretary of State for the State of Delaware as provided under the DLLCA. The Merger will become effective upon the filing and acceptance for record of the Certificate of Merger, or such later time as may be agreed by the parties and specified in the Certificate of Merger.

Accounting Treatment

Management of PMMC has determined that the Merger will be accounted for under the asset acquisition method of accounting in accordance with ASC 805-50, Business Combinations — Related Issues, which are referred to as “purchase accounting,” with PMMC as the accounting survivor. Under asset acquisition accounting, acquiring assets in groups not only requires ascertaining the cost of the asset (or net assets), but also allocating that cost to the individual assets (or individual assets and liabilities) that make up the group. Per ASC 805-50-30-1, assets are recognized based on their cost to the acquiring entity, which generally includes transaction costs of the asset acquisition, and no gain or loss is recognized unless the fair value of noncash assets given as consideration differs from the assets carrying amounts on the acquiring entity’s books. ASC 805-50-30-2 goes on to say asset acquisitions in which the consideration given is cash are measured by the amount of cash paid. However, if the consideration given is not in the form of cash (that is, in the form of noncash assets, liabilities incurred, or equity interests issued), measurement is based on either the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Appraisal Rights

PMMC members do not have the right to exercise appraisal rights with respect to any matter to be voted upon at the PMMC Special Meeting.

Regulatory Approvals Required for the Merger

The obligations of PMMC and Pantheon to complete the Merger is subject to the satisfaction or, where permissible, waiver of certain conditions, including the condition that all regulatory approvals required by law to consummate the transactions contemplated by the Merger Agreement, including the Merger, have been obtained and remain in full force and effect, and all statutory waiting periods required by applicable law in respect thereof have expired, including expiration of the applicable waiting period under the HSR Act. The Merger is subject to the notification and waiting period requirements of the HSR Act. A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-day waiting period following the submission of the parties’ respective notification and report forms with the FTC and DOJ. If the FTC or the DOJ issues a Second Request prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.

At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the U.S. antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under its antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Other Third-Party Consents Required for the Merger

PMMC and Pantheon have agreed to cooperate with each other and use their reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits of governmental entities and all consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the transactions contemplated by the Merger Agreement, including the Merger in the most expeditious manner practicable. As of the date of this proxy statement, PMMC and Pantheon believe that, except pursuant to the HSR Act and subject to the satisfaction of certain conditions, they have obtained all necessary third-party consents. There can be no assurance, however, that should any additional permits, consents, approvals, confirmations or authorizations become applicable to the Merger that any such permits, consents, approvals, confirmations or authorizations will be obtained.

Legal Proceedings

As of the filing of this proxy statement, there were no legal proceedings pending related to the Merger.

DESCRIPTION OF THE MERGER AGREEMENT

The following summarizes the provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all of the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (a) were made only for purposes of the Merger Agreement and as of specific dates; (b) were made solely for the benefit of the parties to the Merger Agreement; and (c) may be subject to important qualifications, limitations and supplemental information agreed to by PMMC, Pantheon, and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between PMMC, Pantheon, and Merger Sub rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. PMMC members are not third-party beneficiaries under the Merger Agreement prior to the consummation of the Merger, and then only in limited capacities as provided therein, and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of PMMC, Pantheon, or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of PMMC, Pantheon, and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letters to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding PMMC, Pantheon, Merger Sub, or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding PMMC and our business.

Effects of the Merger; Directors and Officers; Certificate of Formation; LLC Agreement

The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DLLCA, at the Effective Time, Merger Sub will merge with and into PMMC, the separate limited liability company existence of Merger Sub will cease and PMMC will be the surviving company (the “Surviving Company”).

At the Effective Time, by virtue of the Merger, and without any action on the part of PMMC, Pantheon or Merger Sub: (a) the certificate of formation of PMMC as in effect immediately prior to the Effective Time will be the certificate of formation of the Surviving Company; and (b) the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time will be the limited liability company agreement of the Surviving Company, in each case until thereafter amended in accordance with the DLLCA and such organizational documents.

Subject to applicable law, the managers and officers of PMMC immediately prior to the Effective Time will be the managers and officers of the Surviving Company and will hold office until their respective successors are duly elected and qualify, or their earlier death, resignation, removal or adjudication of legal incompetence.

Closing and Effective Time

The Merger will occur at 10 a.m., New York time, on the first to occur of the “Scheduled Dates” set forth in the Merger Agreement or at another date and time as may be agreed to in writing by Pantheon, PMMC and Merger Sub, after the satisfaction or waiver by the party or parties having the benefit of the applicable condition of the conditions to the Closing, which are described below in the section of this proxy statement entitled “—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver by the party or parties entitled to the benefit of such conditions).

The Effective Time will occur at such time as the certificate of merger meeting the requirements of Section 18-221 of the DLLCA relating to the Merger has been properly executed and filed with the Secretary of State of the State of Delaware in accordance with the DLLCA or at such later time as may be mutually agreed by the parties and designated in the certificate of merger as the effective time of the certificate of merger in accordance with the DLLCA.

Member Consideration

Conversion of PMMC Common Units

At the Effective Time, each PMMC Common Unit issued and outstanding immediately prior to the Effective Time (except for Cancelled Units) will be converted into the right to receive the Per Unit Member Consideration. Each such PMMC Common Unit will no longer be outstanding and will be automatically canceled and cease to exist, with the holder of such unit ceasing to have any rights with respect to such unit other than the right to receive the Per Unit Member Consideration. From and after the Effective Time, there shall be no further transfers with respect to such PMMC Common Units that were issued and outstanding immediately prior to the Effective Time.

Calculation of the Per Unit Member Consideration

PMMC will (i) promptly following each month-end prior to the Closing (but, beginning with the November month-end, in no event later than ten (10) calendar days following the applicable month end (or such later date as PMMC and Pantheon may mutually agree in writing)), deliver a draft Closing Amounts Schedule (as defined in the Merger Agreement) calculated in good faith in accordance with the agreed calculation principles and setting forth its good faith estimates of the discounted net asset value and other closing amounts on which the Per Unit Merger Consideration is based that is based on PMMC’s net asset value as of the date of such month end, subject to PMMC’s obligation to update the schedule for material changes. Pantheon has the right to elect to postpone the Closing to the next “Scheduled Date” to occur if the discounted net asset value set forth in the Closing Amounts Schedule delivered on the Determination Date is $5.0 million or more than the estimated net asset value set forth in the last estimated Closing Amounts Schedule provided to Pantheon at least two business days prior to the anticipated Closing Date.

Prior to the Closing date, Pantheon will have the right to dispute any part of such Closing Amounts Schedule by delivering a written notice to that effect to PMMC. Within three business days of delivery of the dispute notice, unless otherwise agreed by the parties, Pantheon and PMMC shall jointly engage Lincoln International LLC, or if Lincoln International LLC is not then available, such other nationally recognized, independent valuation firm mutually agreed upon by PMMC and Pantheon or otherwise selected through the process described in the Merger Agreement. PMMC and Pantheon are required to instruct the valuation firm finally engaged to determine the disputed items and the effect of its decision on the Closing Amounts Schedule as promptly as practicable, but in no event later than the later of 20 business days after the date of such submission and a date that is within 48 hours (excluding weekends and holidays) prior to the anticipated Closing date. The written determination of the engaged valuation firm will be final, binding and conclusive on the parties. The Closing date will be delayed until final determination of the amounts set forth in the Closing Amounts Schedule.

All fees and expenses relating to the work, if any, to be performed by the engaged valuation firm are to be allocated between PMMC and Pantheon as follows: (i) if the discounted net asset value determined by the engaged valuation firm deviates by less than five percent from the discounted net asset value reflected in the Closing Amounts Schedule, Pantheon shall bear 100% of the fees and expenses of the engaged valuation firm, (ii) if the discounted net asset value determined by the engaged valuation firm deviates by 5% or more but less than 10% from the discounted net asset value reflected in the Closing Amounts Schedule, Pantheon and PMMC shall bear equally the fees and expenses of the engaged valuation firm and (iii) if the discounted net asset value determined by the engaged valuation firm deviates by 10% or more from the discounted net asset value reflected in the Closing Amounts Schedule, PMMC shall bear 100% of the fees and expenses of the engaged valuation firm.

Issuance of PMMC Common Units

At the Effective Time of the Merger, the Surviving Company shall be deemed to have issued to Pantheon an amount of common units of limited liability company interest of the Surviving Company equal to the “Buyer Issued Unit Amount” determined in accordance with the formula set forth in the Merger Agreement. PMMC members are being asked to approve this issuance in the Merger Unit Issuance Proposal.

Exchange and Payment Procedure

At or prior to the Effective Time, Pantheon will deposit, or cause to be deposited with State Street Bank and Trust Company, as paying agent, into the “Consideration Fund” (as defined in the Merger Agreement) sufficient funds to pay the aggregate Per Unit Member Consideration payable to PMMC’s members.

No holder of record of PMMC Common Units shall be required to deliver a certificate or a letter of transmittal to the paying agent to receive the Per Unit Member Consideration in respect of such PMMC Common Units. In lieu thereof, upon surrender to the paying agent of reasonable evidence of ownership of such PMMC Common Units as the paying agent may reasonably request, if any, such holder of record of such PMMC Common Units shall be entitled to receive in exchange therefor, and the Surviving Company or Pantheon shall cause the paying agent to pay and deliver in exchange thereof, as promptly as practicable after the Effective Time (but in no event later than 4 business days after the Effective Time), the Per Unit Member Consideration, less any applicable tax withholding, per PMMC Common Unit to which such holder is entitled hereunder. Payment of the Per Unit Member Consideration with respect to PMMC Common Units shall only be made to the person in whose name such PMMC Common Units are registered.

Any portion of the Consideration Fund that remains undistributed to the former holders of PMMC Common Units on the first anniversary of the Effective Time will be delivered to the Surviving Company upon demand, and any former holders of PMMC Common Units may thereafter look only to the Surviving Company for payment of their claim for the Per Unit Member Consideration, without any interest thereon.

Withholding

Pantheon, the Surviving Company or the paying agent, as applicable, will be entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement or to any current or former holder of PMMC Common Units in such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under applicable tax laws. If any amounts are withheld and paid over to the appropriate governmental entity, such withheld amounts will be treated as having been paid to the person or entity from whom they were withheld.

Representations and Warranties

The Merger Agreement contains representations and warranties of PMMC and Pantheon as described further below.

Some of the representations and warranties in the merger agreement made by PMMC are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to PMMC, any event, development, change, effect or occurrence that is materially adverse to (1) the business, operations, condition (financial or otherwise) or results of operations of PMMC and its consolidated subsidiaries, taken as a whole, or (2) the ability of PMMC to timely perform its material obligations under the Merger Agreement or consummate the Merger and the transactions contemplated thereby. None of the following events, developments, changes, effects or occurrences, alone or in combination, will constitute or be taken into account in determining whether there has or will be a “Company Material Adverse Effect” with respect to clause (1) in the immediately preceding sentence, any event, development, change, effect or occurrence resulting from or attributable to:

•	changes generally affecting the economy, financial or securities markets, or political conditions;

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the announcement or pendency of the transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, of PMMC and its consolidated subsidiaries with employees, governmental entities, or other third parties;

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any changes or proposed changes in each case after the date of the Merger Agreement in applicable law or generally accepted accounting principles or other applicable accounting standards or principles, including interpretations or enforcement thereof, or the failure of any such proposed, discussed or contemplated changes to be implemented;

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acts of war, hostilities, sabotage, terrorism, police action or military actions, or the escalation thereof, whether or not pursuant to the declaration of an emergency or war or criminal or similar actions (including cyber-attacks and computer hacking);

•	natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus) or other force majeure events;

•	general conditions in the industry or industries in which PMMC and its consolidated subsidiaries or their portfolio companies operate;

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any failure, in and of itself, by PMMC to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any events, developments, changes, effects or occurrences underlying such failure shall not be excluded under this clause);

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any change, in and of itself, in the net asset value of PMMC and its consolidated subsidiaries (it being understood that any events, developments, changes, effects or occurrences underlying such change shall not be excluded under this clause); or

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actions taken as required or specifically permitted by the Merger Agreement or actions or omissions taken with Pantheon’s or Merger Sub’s written consent; provided, that any events, developments, changes, effects or occurrences referred to in the first, third, fourth, fifth and sixth bullets immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on PMMC and its consolidated subsidiaries, taken as a whole, compared to other similarly situated participants in the industries in which PMMC and its consolidated subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

With the exception of certain representations that must be true and correct in all or virtually all respects, or in all material respects, no representation or warranty will be deemed untrue, and neither party will be deemed to have breached a representation or warranty as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances and events inconsistent with any representation made by such party (without considering “materiality” or

“material adverse effect” qualifications), has had or is reasonably expected to have a material adverse effect (as defined below). The representations and warranties in the Merger Agreement will not survive after the Effective Time, except for those other covenants and agreements that by their express terms apply or are to be performed in whole or in part after the Effective Time.

In the Merger Agreement, PMMC has made representations and warranties to Pantheon and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and in the confidential disclosure schedule provided by PMMC to Pantheon and Merger Sub. These representations and warranties relate to, among other things:

•	company organization, including formation, qualification and subsidiaries;

•	PMMC’s capitalization;

•	power and authority to execute, deliver and perform obligations under the Merger Agreement;

•	the absence of violations of (1) organizational documents, (2) laws or orders or (3) permits, contracts or other obligations;

•	required government filings and consents;

•	PMMC’s SEC reports and financial statements;

•	PMMC’s internal controls and disclosure controls and procedures;

•	broker’s fees;

•	absence of certain changes and actions since June 30, 2024;

•	compliance with applicable laws and permits;

•	the accuracy and completeness of information supplied by PMMC for inclusion in this proxy statement;

•	tax matters;

•	absence of certain litigation, orders or investigations;

•	employment and labor matters, including with respect to any employee benefit plans;

•	material contracts and certain other types of contracts;

•	insurance coverage;

•	intellectual property matters;

•	no real property ownership or leases;

•	investment assets;

•	state takeover laws;

•	no appraisal rights; and

•	receipt of the opinion of the financial advisor to the PMMC Special Committee.

In the Merger Agreement, Pantheon has made representations and warranties to PMMC that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement, including as to materiality or “Buyer Material Adverse Effect.” For the purposes of the Merger Agreement, a “Buyer Material Adverse Effect” means any event, development, change, effect or occurrence that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Pantheon or Merger Sub to timely perform its material obligations under the Merger Agreement or to consummate the Merger and the transactions contemplated thereby. These representations and warranties relate to, among other things:

•	company organization, including formation, qualification and subsidiaries;

•	power and authority to execute, deliver and perform obligations under the Merger Agreement;

•	the absence of violations of (1) organizational documents, (2) laws or orders or (3) permits, contracts or other obligations;

•	required government filings and consents;

•	broker’s fees;

•	the accuracy and completeness of information supplied by Pantheon or Merger Sub for inclusion in this proxy statement;

•	absence of certain litigation, orders or investigations;

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the delivery, enforceability and terms of the Equity Commitment Letter addressed to Pantheon from Pantheon’s equity financing sources, fully executed Pantheon JPM Credit Agreement, pursuant to which, subject to the terms and conditions therein, the lenders and financial institutions party thereto the Pantheon JPM Credit Agreement and other documentation related to the equity and debt financing for the Merger;

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Pantheon’s belief in the satisfaction of the terms and conditions in the Equity Commitment Letter and the Pantheon JPM Credit Agreement and the ability of the aggregate proceeds contemplated by the Equity Commitment Letter and the Pantheon JPM Credit Agreement to provide Pantheon with cash proceeds sufficient for Pantheon to consummate the transactions contemplated by the Merger Agreement;

•	the delivery and enforceability of the limited guaranty, dated as of the Merger Agreement; and

•	the solvency, after the consummation of the Merger and the other transactions contemplated by the Merger Agreement, of Pantheon and its consolidated subsidiaries (including the Surviving Company).

These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement and may have been included in the Merger Agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. The Merger Agreement is described in, and included as Annex A to this proxy statement, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the parties or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement.

Conduct of Business Pending Completion of the Merger

PMMC has undertaken covenants that place restrictions on it and its consolidated subsidiaries until the completion of the Merger. In general, PMMC has agreed that before the completion of the Merger, except as may be required by law, as expressly contemplated by the Merger Agreement or with the prior written consent of Pantheon, it will, and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course of business consistent with past practice and PMMC’s investment objectives and policies as publicly disclosed, and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and existing business relationships. In addition, before the Effective Time, PMMC has agreed that, except as may be required by law or as expressly contemplated by the Merger Agreement or as set forth in its disclosure schedules it will not, and will not permit any of its consolidated subsidiaries to, directly or indirectly, without the prior written consent of Pantheon (which consent shall not be unreasonably delayed, conditioned or withheld):

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issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any units of its limited liability company interests, shares or other equity interests, (ii) any voting debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other rights to acquire, any such shares or other securities;

•	make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, subject to certain exceptions;

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sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed;

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acquire or agree to acquire all or any portion of the assets, business or properties of any other person or entity, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed;

•	amend its organizational documents or organizational documents of its subsidiaries;

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implement or adopt any material change in its tax or financial accounting principles, practices or methods, other than as required by applicable accounting principles, the SEC or regulatory requirements;

•	hire any employees or establish, become a party to or commit to adopt employee benefit plans;

•	incur any indebtedness for borrowed money or guarantee any Indebtedness of another Person;

•	make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business;

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file or amend any income or other material tax return other than in the ordinary course of business consistent with past practice; make, change or revoke any tax election; change any accounting period or method with respect to taxes; enter into any closing agreement; or settle or compromise any tax liability or refund; request or surrender any right to claim a refund of taxes; request any ruling with respect to taxes; consent to any extension or waiver of the limitation period applicable to any taxes of the PMMC or any of its subsidiaries;

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take any action, or fail to take any action, which action or failure to act is reasonably likely to cause PMMC to change its status for the taxable year and any other taxable year that includes the Closing Date or to become liable for material U.S. federal income tax under section 4982 of the Code;

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enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which PMMC or any of its subsidiaries has made a debt or equity investment that is, would or should be reflected in PMMC’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC);

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other than in the ordinary course of business consistent with past practice and PMMC’s investment objectives and policies as publicly disclosed, enter into any contract that would otherwise constitute a “Company Material Contract” (as defined in the Merger Agreement) had it been entered into prior to the date of this Agreement;

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other than in the ordinary course of business consistent with past practice and PMMC’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, material change in or material waiver under any Company Material Contract;

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settle any proceeding against PMMC, except for proceedings that (i) are settled in the ordinary course of business consistent with past practice and PMMC’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of PMMC or any of its consolidated subsidiaries or, after the Effective Time, Pantheon, the Surviving

Company or any of their respective consolidated subsidiaries and (iii) would not admit liability, guilt or fault;

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other than in the ordinary course of business and consistent with PMMC’s investment objectives and policies as publicly disclosed, (i) pay, discharge or satisfy any Indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of outstanding debt of PMMC or its consolidated subsidiaries as in effect as of the date of the Merger Agreement or (ii) cancel any material indebtedness;

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except as otherwise expressly contemplated by the Merger Agreement, merge or consolidate PMMC or any of its consolidated subsidiaries with any person or entity or enter into any other similar extraordinary corporate transaction with any person or entity, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of PMMC or any of its consolidated subsidiaries; or

•	agree to take, make any commitment to take, or adopt any resolutions of the PMMC Board authorizing, any of the foregoing prohibited actions.

As promptly as practicable after (1) this proxy statement is cleared by the SEC or (2) if earlier, the date that is 10 days after filing this proxy statement if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments, PMMC shall (i) take all action required, including, by the DLLCA and the PMMC’s organizational documents, to establish a record date and meeting date for, duly call, give notice of, convene, and hold the a meeting of its members for the purpose of obtaining the PMMC requisite vote as well as any other such matters determined by Pantheon and PMMC, Unless the PMMC Board has withdrawn its recommendation in accordance with the terms of the Merger Agreement, PMMC shall use commercially reasonable efforts to obtain from its members the requisite vote.

Efforts

The Merger Agreement obligates the parties to cooperate with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits of all governmental entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the transactions contemplated by the Merger Agreement in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals, confirmations and authorizations of all such third parties and governmental entities.

The parties are required to file any required applications, notices or other filings under the HSR Act, as promptly as practicable (but in any event, within 10 business days (or such later date as PMMC and Pantheon may mutually agree) following the date of the Merger Agreement). In connection with such filings, PMMC and Pantheon are required to cooperate with one another, to keep the other party informed of any communications received from governmental entities and permit the other party to review such communications. The parties must consult with each other with respect to the obtaining of all other permits, consents, approvals and authorizations of all third parties and permits of all governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the Merger), and each party must keep the other reasonably apprised of the status of matters relating to completion of the Merger.

Notwithstanding anything to the contrary herein, (i) none of Pantheon, Merger Sub or their respective affiliates shall be required, and none of PMMC or its affiliates shall be permitted (without Pantheon’s prior written consent), to (A) consent to, or offer to agree or consent to, or effect or undertake, any action or efforts that would reasonably be expected to result in a “Substantial Detriment” for purposes of obtaining all requisite permits for the transactions contemplated by the Merger Agreement under the HSR Act or any other consent or order from any governmental entity in connection with the transactions contemplated by the Merger Agreement or (B) initiate or participate in any lawsuits in order to oppose or defend against any lawsuits by any governmental entity to enjoin, restrain or otherwise prevent the consummation of the Closing and (ii) none of the parties shall be required to consent to, or offer to agree or consent to, or to make, any amendments or modifications to any of the terms of the Merger Agreement or any other agreements entered into in connection with the transactions contemplated by the Merger Agreement.

For purposes of the Merger Agreement, a “Substantial Detriment” means (i) any requirement that Pantheon, PMMC or any of their respective affiliates sell, divest, license, dispose of or hold separate, or enter into any relationship or contractual right with respect to, any assets, properties, licenses, rights, operations or businesses of Pantheon, PMMC or any of their respective affiliates, whether by consent decree, hold separate order or otherwise, (ii) any prohibition or limitation on the ownership by Pantheon or any of its affiliates of any assets, properties, licenses, rights, operations or businesses of Pantheon or any of its affiliates (including, from and after the Effective Time, the Surviving Company and its subsidiaries), (iii) any requirement that Pantheon or any of its affiliates effectuate any change or restructuring of Pantheon or any of its affiliates (including, from and after the Effective Time, the Surviving Company and its subsidiaries), (iv) any prohibition or limitation on the ability of Pantheon or any of its affiliates to acquire or hold, or exercise full right of ownership of, any portion of the assets, properties, licenses, rights, operations or businesses of PMMC or any of its subsidiaries or (v) any prohibition or limitation on Pantheon or any of its affiliates effectively controlling any portion of the assets, properties, licenses, rights, operations or businesses of PMMC or any of its subsidiaries.

Indemnification; Directors’ and Officers’ Insurance

The Surviving Company has agreed, to the fullest extent permitted under applicable law, to indemnify, defend and hold harmless, and advance expenses, to the present and former directors and officers of PMMC or any of its consolidated subsidiaries (collectively, the “Indemnified Parties”) against all costs or expenses (including, but not limited to, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities incurred in connection with any proceeding arising out of actions or omissions occurring at or prior to the Effective Time. If an indemnified liability arises, (i) the Surviving Company has agreed to advance the applicable Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred so long as such Indemnified Party, or someone on his or her behalf, undertakes to repay such advanced expenses if he or she is ultimately determined to be not entitled to indemnification and (ii) the applicable Indemnified Party will cooperate in the defense of such matter. Unless PMMC and Pantheon otherwise agreement, prior to the Effective Time, PMMC shall purchase a directors’ and officers’ “tail” or extended reporting period insurance policy providing coverage for the Indemnified Parties covered events occurring prior to the Effective Time.

No Solicitation

PMMC has agreed to, and to cause its consolidated subsidiaries, the Adviser, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents to, immediately cease and cause to be terminated all discussions or negotiations with respect to, or that are intended to or would reasonably be expected to lead to, a “Takeover Proposal” (as defined in “—Related Definitions” below) from a person or entity (other than Pantheon, its affiliates or their respective representatives acting on Pantheon’s or its affiliates’ behalf) and not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which would reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its members) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with any person or entity (other than Pantheon, its affiliates or their respective representatives acting on Pantheon’s or its affiliates’ behalf) with respect to any Takeover Proposal or requiring it to abandon, terminate or fail to consummate, or that is intended to or that would reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any person or entity (other than Pantheon or its affiliates or representatives acting on Pantheon’s or its affiliates’ behalf) any information or data with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) terminate, waive, amend, modify, release or grant any (x) approval pursuant to any takeover statute to any person or entity (other than Pantheon, its affiliates or their respective representatives acting on Pantheon’s or its affiliates’ behalf) or with respect to any transaction (other than the transactions contemplated by the Merger Agreement) or (y) waiver or release under any standstill or similar agreement with respect to PMMC or its consolidated subsidiaries; provided, however, that notwithstanding the foregoing, PMMC (A) may inform third parties of the provisions contained in this non-solicitation provision and (B) shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any person or entity with respect to equity securities of PMMC in order to allow such person or entity to confidentially submit a Takeover Proposal. PMMC shall as promptly as reasonably practicable (and in any event within 24 hours after receipt) (i) notify Pantheon in writing of any request for information or inquiry, proposal or offer that would reasonably be expected to lead to any Takeover Proposal or any Takeover Proposal and (ii) provide to Pantheon the material terms and conditions of any such request, inquiry, proposal or offer or Takeover Proposal, as the case may be, and complete copies of any written materials received by PMMC, the Adviser or their respective affiliates or representatives in connection with any of the foregoing, and the identity of the person or entity (or group of persons or entities) making any such request, inquiry, proposal or offer or Takeover Proposal, as the case may be. PMMC agrees that it shall keep Pantheon informed on a reasonably current basis, and in any event, within 24 hours after receipt, of the status and the material terms and conditions (including any amendments or proposed amendments or other changes or modifications) of any such request, inquiry, proposal or offer or Takeover Proposal. PMMC and the Adviser shall not enter into any contract with any person or entity that prohibits or otherwise limited PMMC or the Adviser from providing any of the above-described information with respect to any such request, inquiry, proposal or offer or Takeover Proposal to Pantheon, Merger Sub or their representatives acting on their behalf or otherwise complying with the above-described non-solicitation provisions.

PMMC Takeover Proposals

If, on or after the date of the Merger Agreement and at any time prior to a duly held meeting of PMMC’s Members directed at the adoption of the Merger Agreement (the “PMMC Members’ Meeting”): (i) PMMC receives a bona fide unsolicited Takeover Proposal (with respect to which PMMC has complied in all material respects with the non-solicitation provisions in the Merger Agreement); (ii) the PMMC Board, including a majority of the PMMC Independent Directors, shall have determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor, that (x) failure to consider such Takeover Proposal would be a breach of the fiduciary duties applicable to the PMMC Board under applicable law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a “Superior Proposal” (as defined in “—Related Definitions” below); and (iii) PMMC gives Pantheon written notice of the identity of the person or entity (or group of persons or entities) making such Takeover Proposal, the terms and conditions of such Takeover Proposal and PMMC’s intention to furnish information to, or participate in discussions or negotiations with, the third party making such Takeover Proposal before engaging in such negotiations or discussions such person or entity (or group of persons or entities), then PMMC may engage in discussions and negotiations with such person or entity (or group of persons or entities) so long as certain notice and other procedural requirements are satisfied.

Related Definitions

For purposes of the Merger Agreement:

•

“Takeover Proposal” means any proposal or offer from any person or entity or group of persons or entities (other than Pantheon, its affiliates or their respective Representatives acting on Pantheon’s or its affiliates’ behalf) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving PMMC or its consolidated subsidiaries, as applicable, that, if consummated, would result in any person or entity or group beneficially owning 25% or more (calculated on a fully diluted basis) of the outstanding units or shares of capital stock (as applicable) of, or other equity or voting interests in, PMMC or in any of its consolidated subsidiaries or (b) relating to any direct or indirect acquisition, in one transaction or a series of related transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of PMMC and its consolidated subsidiaries, taken as a whole, or (ii) 25% or more (calculated on a fully diluted basis) of the outstanding units or shares of capital stock (as applicable) of, or other equity or voting interests in, PMMC or in any of PMMC’s consolidated subsidiaries, in each case other than the Merger and the other transactions contemplated by the Merger Agreement.

•

“Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, PMMC or any of its consolidated subsidiaries or by any of their respective affiliates or Representatives in violation of the Merger Agreement, made by a person or entity (other than Pantheon, its affiliates or their respective representatives acting on Pantheon’s or its affiliates’ behalf) that would result in such person or entity becoming the beneficial owner, directly or indirectly, of more than 50% of the total voting power of PMMC or more than 50% of the assets of PMMC on a consolidated basis on terms which PMMC Board (upon the recommendation of the PMMC Special Committee) determines in good faith, after consultation with its outside legal counsel and (with respect to financial matters) its outside financial advisor, to be superior for the PMMC members (in their capacity as members), taken as a group, from a financial point of view as compared to the Merger.

The Board of Directors’ Recommendation; Change of Recommendation

As described in this proxy statement, and subject to the provisions described below, the PMMC Board has made the recommendation that the members of PMMC adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement (which we refer to as the “Board Recommendation”). Except as described in this section, the PMMC Board has agreed under the Merger Agreement that it will not take any of the following actions (any such action, an “Adverse Recommendation Change”):

•

withdraw, withhold or qualify (or modify or amend in a manner adverse to Pantheon), or publicly propose to withdraw, withhold or qualify (or modify or amend in a manner adverse to Pantheon), the Board Recommendation; and/or

•	make any public statement, filing or release, in connection with the PMMC Members Meeting, inconsistent with the Board Recommendation.

The PMMC Board has also agreed not to, except as described in this section: approve, adopt or recommend, or propose publicly to approve, adopt or recommend, to PMMC’s members any Takeover Proposal, fail to include the Board Recommendation, as applicable, in the Proxy Statement or any filing, amendment or supplement relating to this proxy statement, fail to publicly recommend rejection of any tender or exchange offer that constitutes a Takeover Proposal within 10 business days after such tender or exchange offer is commenced (or such fewer number of days as remain prior to the PMMC Members Meeting as it may be adjourned or postponed, and in any event prior to the PMMC Members Meeting), it being understood that the PMMC Board may refrain from taking a position with respect to a Takeover Proposal that is a tender or exchange offer until the close of business on the tenth (10th) business day after the commencement of a tender or exchange offer in connection with such Takeover Proposal (or such fewer number of days as remain prior to the PMMC Members Meeting as it may be adjourned or postponed, and in any event prior to the PMMC Members Meeting); or, except in the event any tender or exchange offer that constitutes a Takeover Proposal, fail to publicly reaffirm the Board Recommendation within 10 business days after the written request of Pantheon following a Takeover Proposal that has been publicly announced (or, if the PMMC Members Meeting is scheduled to be held within 10 business days of such request, within 5 business days of such request and in any event, prior to the date of the PMMC Members Meeting), or terminate the Merger Agreement pursuant to the “Superior Proposal Termination Right” as defined in “—Termination of the Merger Agreement—Effect of Termination” . The Merger Agreement further provides that no Adverse Recommendation Change shall change the approval of the transactions contemplated by the Merger Agreement, the Merger Agreement or any other approval of the PMMC Board that would have the effect of causing any takeover statute or other similar statute to be applicable to the transactions contemplated by the Merger Agreement. The restrictions on the PMMC Board set forth in this paragraph are referred to as the “Additional Recommendation Restrictions.”

Upon any determination that a Takeover Proposal constitutes a Superior Proposal by the PMMC Board (including any committee thereof), PMMC shall promptly provide (and in any event within 24 hours of such determination) to Pantheon a written notice (a “Notice of a Superior Proposal”): (i) advising Pantheon that the PMMC Board has received a Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such Superior Proposal and any amendment, change or modification thereto, including the amount per unit or other consideration that the members of PMMC will receive in connection with the Superior Proposal and including a copy of all written materials provided to or by PMMC in connection with such Superior Proposal (including copies of the current drafts of all agreements, term sheets, financing commitments and other documentation and correspondence that relate to such Takeover Proposal), unless previously provided to Pantheon, and (iii) identifying the person or entity (or group of persons or entities) making such Superior Proposal.

PMMC shall cooperate and negotiate in good faith with Pantheon (to the extent Pantheon desires to negotiate) during the 5 business day period following Pantheon’s receipt of the Notice of a Superior Proposal (it being understood that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new Notice of a Superior Proposal and PMMC shall be required to comply again with these requirements, except that such new notice period shall be for two (2) business days) to make such adjustments, revisions, changes, modifications, or amendments in the terms and conditions of the Merger Agreement and the transactions contemplated thereby as would enable PMMC to determine that such Superior Proposal is no longer a Superior Proposal and proceed with a Company Board Recommendation without an Adverse Recommendation Change. If thereafter the PMMC Special Committee determines, after consultation with its outside legal counsel and (with respect to financial matters) its outside financial advisor and after giving effect to any such proposed adjustments, revisions, changes, modifications, or amendments to the terms and conditions of the Merger Agreement offered by Pantheon that such Superior Proposal remains a Superior Proposal or the failure to make such Adverse Recommendation Change would be reasonably likely to be a breach of the fiduciary duties applicable to PMMC Board under applicable law, and PMMC has complied in all material respects with the provisions described in this section, in “—No Solicitation” above, and the Additional Recommendation Restrictions, PMMC may terminate the Merger Agreement pursuant to the “Superior Proposal Termination Right”, subject to payment of the Company Termination Fee as defined in “—Termination of the Merger Agreement—Effect of Termination”.

The PMMC Board may, in response to an Intervening Event (as defined in this section below) make an Adverse Recommendation Change if PMMC promptly notifies Pantheon, in writing, at least 5 business days before taking action of its intent to take such action, during the 5 business day period, negotiates with Pantheon in good faith (to the extent Pantheon desires to negotiate) to make such adjustments, revisions, changes, modifications, or amendments in the terms and conditions of the Merger Agreement and the transactions contemplated thereby that would not permit the PMMC Board to make an Adverse Recommendation Change, and the PMMC Special Committee determines, after consulting with its outside legal counsel and (with respect to financial matters) its outside financial advisor, that the failure to effect such an Adverse Recommendation Change, after taking into account any adjustments made by Pantheon during the 5 business day period, would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of PMMC under applicable law. For purposes of this paragraph, “Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date hereof that is material to, as applicable, PMMC and its consolidated subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, the PMMC Board, as of or prior to the date of the Merger Agreement. In no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or (b) any change in the price of the Company Common Units (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

Nothing contained in the Merger Agreement will prohibit PMMC from (i) complying with its disclosure obligations under applicable U.S. federal or state law with regard to any Takeover Proposal or (ii) making any disclosure to PMMC’s members if, after consultation with its outside legal counsel, PMMC determines that such disclosure would be required under applicable law; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, which the parties hereto agree shall not in and of itself be deemed to be an Adverse Recommendation Change or give rise to a Pantheon termination right for breach of the non-solicitation provisions) shall be deemed to be an Adverse Recommendation Change unless the PMMC Board expressly publicly reaffirms the Board Recommendation (A) in such communication or (B) within 3 business days after being requested in writing to do so by Pantheon.

Financing

Pantheon will use commercially reasonably efforts to secure the necessary financing for the transaction as outlined in the Financing Agreements before the Closing Date. This includes (i) maintaining compliance with the Equity Commitment Letter and the Pantheon JPM Credit Agreement (together, the “Financing Agreements”), (ii) ensuring all requirements are met, (iii) enforcing rights under related agreements, and (iv) pursuing alternative financing if needed. Pantheon must promptly (and in any event, within 3 business days) inform PMMC of any (i) actual (or threatened in writing) material breaches by any party to any Financing Agreement of which Pantheon becomes aware, (ii) receipt by Pantheon of any written notice of communication with respect to any (A) actual or potential expiration or termination of, repudiation by any person party to, or default or breach under any Financing Agreement or (B) material dispute or disagreement between or among any Persons party to the Financing Agreements with respect to the obligation to fund the equity financing and the debt financing on the Closing date, (iii) any indication in writing that any Person party to any Financing Agreement will not provide, or it refuses to provide, all or any portion of the Financing contemplated by the Financing Agreements on the terms and subject only to the conditions expressly stated therein, (iv) the exercise of any “market flex” provisions provided for in the Pantheon JPM Credit Agreement, and (v) if at any time for any reason Pantheon no longer believes in good faith that it will be able to obtain, prior to the date the Closing, all or any portion of the Financing on the terms, in the manner or from the sources contemplated by any of the Equity Commitment Letter or the Pantheon JPM Credit Agreement. If requested by PMMC, Pantheon must promptly provide additional relevant information with respect to any potential issues with the financing arrangements.

Pantheon has the right to modify the Financing Agreements, but any changes must not (A) reduce the aggregate amount of available equity and debt financing to less than the amount required to consummate the Transactions on the Closing Date, (B) impose new or additional conditions or other contingencies relating to the receipt or funding of the debt and equity financing beyond those expressly set forth in the Financing Agreements or (C) adversely impact in any material respect the ability of Pantheon to enforce its rights against the financing sources party to the Financing Agreements, or, with respect to the Equity Commitment Letter, the ability of PMMC to exercise its rights of specific performance to the extent expressly provided thereunder. Pantheon shall promptly (and in any event within 3 business days) deliver to PMMC copies of any amendment, restatement, amendment and restatement, replacement, supplement or other modification to, or waiver of any provision under, any Financing Agreement.

In case any part of the debt or equity financing becomes unavailable (other than as a result of PMMC’s breach), Pantheon must promptly notify PMMC. In the case of equity financing, Pantheon shall, and in the case of debt financing, Pantheon may (i) arrange and obtain any such portion from alternative sources, on terms, taken as whole, that are no more adverse to Pantheon or that are otherwise acceptable to Pantheon and (ii) provide PMMC with a copy of all amendments, supplements, other modifications or agreements pursuant to which any alternative financing shall be made available to Pantheon. The terms of such alternative financing shall not reduce the aggregate amount of financing available to Pantheon or impose new or additional conditions or other contingencies relating to the receipt or funding of the debt or equity financing beyond those expressly set forth in the Financing Agreements.

PMMC agreed to use commercially reasonable efforts to assist Pantheon in obtaining debt financing, as requested by Pantheon, including participating in due diligence sessions, taking necessary corporate actions, providing required documentation, facilitating guarantees and pledging of collateral, and furnishing relevant information. PMMC and its subsidiaries are not required to cooperate with the debt financing if it unreasonably interferes with their business operations, jeopardizes assets, requires pre-Closing payments, conflicts with existing contracts or laws, authorizes agreements contingent on the Closing, incurs costs without concurrent reimbursement, subjects representatives to personal liability, discloses privileged information, or provides non-routinely prepared information. None of PMMC, its subsidiaries or any of their respective directors, officers or employees shall incur any liability under the debt financing with respect to periods prior to the Effective Time.

Other Covenants

The Merger Agreement contains other covenants, including those relating to access to information; the preparation of this proxy; anti-takeover statutes and regulations; public announcements; matters related to Section 16 of the Securities Exchange Act of 1934, as amended; member litigation; Pantheon’s representations and warranties insurance policy; and an asset transfer between PMMC subsidiaries to be completed prior to the Determination Date.

Conditions to the Closing of the Merger

The obligations of Pantheon and PMMC to complete the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•	The requisite vote of PMMC members have been obtained.

•

No order has been issued by any court or agency of competent jurisdiction or other law preventing, enjoining, restraining or making illegal the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

•

All regulatory approvals required by applicable law to consummate the transactions contemplated by the Merger Agreement, including the Merger, have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act).

•

There has been no legal proceeding by any governmental entity of competent jurisdiction pending that challenges the Merger or any of the other transactions contemplated by the Merger Agreement or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

•	The determination of the Closing Amounts Schedule has been completed in accordance with the process set forth in the Merger Agreement.

Conditions to Obligations of Pantheon and Merger Sub to Effect the Merger

The obligations of Pantheon and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Pantheon, at or prior to the Effective Time, of the following conditions:

•	the representations and warranties of PMMC, pertaining to:

(1)	the capitalization of PMMC being true and correct, other than for de minimis inaccuracies;

(2)

there not being any event, development, change, effect or occurrence that would individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect being true and correct;

(3)

the limited liability company power and authority of PMMC to enter into the Merger Agreement and related approvals in connection with the transactions contemplated by the Merger Agreement, the non-contravention of the Merger Agreement and the transactions contemplated by the Merger Agreement with PMMC’s organizational documents, there being no fees and commissions payable to brokers and similar persons in connection with the transactions contemplated by the Merger Agreement (other than to KBW), there being no restrictions on takeover statutes and the PMMC Special Committee’s receipt of KBW’s opinion, each being true and correct in all material respects; and

•

all other representations and warranties of PMMC contained in the Merger Agreement being true and correct, without giving effect to any materiality or material adverse effect qualifications stated therein, being true and correct, unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

•	PMMC has performed, in all material respects, all obligations required by the Merger Agreement;

•	the fair value of PMMC’s portfolio investments, as of the Determination Date, does not exceed 77% of the aggregate principal balance of such underlying portfolio investments as of such date;

•

since the date of the Merger Agreement, there has not occurred and be continuing any event, development, change, effect or occurrence that is materially adverse to the ability of PMMC to timely perform its material obligations under the Merger Agreement or to consummate the Merger and the other transactions contemplated by the Merger Agreement; and

•

the debt financing has been funded, or will be concurrently funded with the Closing, in an amount sufficient for Pantheon to consummate the transactions contemplated by the Merger Agreement, in accordance with the Pantheon JPM Credit Agreement, if the equity financing is funded at the Closing.

The obligation of PMMC to effect the Merger is also subject to the satisfaction, or waiver by Pantheon, at or prior to the Effective Time, of the following conditions:

•

the representations and warranties of Pantheon pertaining to the limited liability company power and authority of Pantheon and Merger Sub to enter into the Merger Agreement and related approvals in connection with the transactions contemplated by the Merger Agreement, the non-contravention of the Merger Agreement and the transactions contemplated by the Merger Agreement with Pantheon’s and Merger Sub’s organizational documents, there being no fees and commissions payable to brokers and similar persons in connection with the transactions contemplated by the Merger Agreement being true and correct in all material respects;

•

all other representations and warranties of Pantheon contained in the Merger Agreement being true and correct, without giving effect to any materiality or material adverse effect qualifications stated therein, being true and correct, unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect;

•	each of Pantheon and Merger Sub has performed in all material respects all obligations required to be performed by it under the Merger Agreement; and

•

since the date of this Agreement, there shall not have occurred and be continuing any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Buyer Material Adverse Effect.

Termination of the Merger Agreement

Right to Terminate

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Proposal and the Merger Unit Issuance Proposal by the members of PMMC:

•	by mutual consent of PMMC and Pantheon in a written instrument authorized by each of Pantheon and the PMMC Board (on the recommendation of the PMMC Special Committee);

•	by either Pantheon or PMMC, if:

(1)

any governmental entity that must grant a regulatory approval has denied approval of the Merger and such denial has become final and nonappealable, or any governmental entity of competent jurisdiction shall have issued a final and nonappealable order, or promulgated any other law permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the Merger Agreement;

•

the Merger shall not have been consummated on or before February 28, 2025, or such other date as mutually agreed to in writing by PMMC and Pantheon (such date referred to as, the “Termination Date”). However, if a valuation firm has been engaged in the event of a dispute over the Closing Amounts Schedule the Termination Date shall automatically (and without further action) be extended until the later of (i) 5 business days after the date the disputed amounts are finally determined by the valuation firm and (ii) the next Scheduled Date; or

•	if the PMMC Members Meeting is held, the members of PMMC shall have failed to approve the Merger Proposal and the Merger Unit Issuance Proposal at a duly held meeting of PMMC’s members; or

•	by PMMC, if:

(1)

Pantheon or Merger Sub breaches or fails to perform any of their respective representations, warranties and covenants under the Merger Agreement, subject to a cure period for breaches that are curable; or

(2)	at any time prior to obtaining approval of the Merger Proposal and the Merger Unit Issuance Proposal by the members of PMMC; or

(3)

prior to the Effective Time, if on any Scheduled Date (not taking into account the Debt Availability Condition): (A) all of the conditions to Pantheon’s Closing (other than the Debt Availability Condition) have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur at such time), (B) (1) the Debt Availability Condition is not satisfied and the sole cause of the condition not being satisfied is Pantheon’s willful breach of its financing related covenants under the Merger Agreement or (2) the Debt Availability Condition is satisfied and Pantheon, in violation of the terms of the Merger Agreement, fails to consummate the Merger on the date on which the Closing should have occurred in accordance with the Merger Agreement, (C) following such failure by Pantheon to consummate the Merger in violation of the terms of the Merger Agreement, PMMC has provided irrevocable written notice to Pantheon that PMMC is ready, willing and able to consummate the Closing on such date of such notice and at all times during the 2 business day period immediately thereafter, and (D) Pantheon fails to consummate the Merger within such 2 business day period after delivery by PMMC to Pantheon of the notice described in clause (C) however, while PMMC may pursue both a grant of specific performance and the payment of the Buyer Termination Fee, if the circumstances set forth in clause (B)(2) above are true on such Scheduled Date, no termination pursuant to this section shall be effective unless and until (x) PMMC shall have sought specific performance under the Merger Agreement to enforce Pantheon’s and Merger Sub’s obligations to consummate the Merger and to cause Pantheon to enforce the obligations of the Equity Investors under the Equity Commitment Letter and (y) such specific performance shall not have been awarded following a final non-appealable determination by a court of competent jurisdiction on such claim for specific performance) (such event of termination, a “Buyer Closing Failure”).

•	by Pantheon, if:

(1)	PMMC breaches or fails to perform any of their respective representations, warranties and covenants under the Merger Agreement, subject to a cure period for breaches that are curable; or

(2)

prior to obtaining the requisite vote by the members of PMMC (A) an Adverse Recommendation Change occurs and/or PMMC adopts, approves or recommends a Takeover Proposal, (B) PMMC fails to recommend that PMMC’s members vote in favor of the Merger Proposal, including the Merger in its proxy statement, (C) a Takeover Proposal is publicly announced and PMMC fails to issue, within 10 business days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the PMMC Board that PMMC’s members vote in favor of the Merger Proposal, including the Merger or (D) a tender or exchange offer relating to PMMC Common Units has been commenced by a third party and PMMC did not send to its members, within 10 business days after the commencement of such tender or exchange offer; or

(3)	PMMC breaches, in any material respect, its obligations relating to the solicitation and administration of Takeover Proposals from third parties.

Effect of Termination

If the Merger Agreement is terminated, it will become void and have no effect, and, except as provided below, there will be no liability on the part of Pantheon, Merger Sub, PMMC, or their respective affiliates or subsidiaries or any of their respective directors or officers, except that (1) Pantheon and PMMC will remain liable to each other for any damages incurred arising out of any willful breach of the Merger Agreement or a failure or refusal by a party to consummate the Merger when such party was obligated to do so in accordance with the terms of the Merger Agreement and (2) certain designated provisions of the Merger Agreement will survive the termination, including Pantheon’s expense reimbursement and indemnification obligations in connection with PMMC’s Debt Financing cooperation. The parties’ respective liability is subject to a cap of approximately $11.03 million.

If the Merger Agreement is terminated under the following circumstances, PMMC must pay to Pantheon, subject to applicable law, a non-refundable amount equal to approximately $11.03 million (the “Company Termination Fee”):

(i)	if PMMC enters into an agreement for a Superior Proposal prior to obtaining the requisite member vote (the “Superior Proposal Termination Right”); or

(ii)

a Takeover Proposal has been publicly disclosed after the date of the Merger Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination for not consummating the Merger prior to the Termination Date or for PMMC’s breach, prior to the date of such termination and (2) with respect to any termination for failure to obtain the requisite PMMC member approval, prior to the time of the PMMC requisite member approval is obtained, and (C) PMMC enters into a definitive agreement with respect to such Takeover Proposal within

12 months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such 12-month period). For purposes of this provision, in the term “Takeover Proposal” references to “25%” will be deemed to be references to “50%.”

If the Merger Agreement is terminated for a Buyer Closing Failure, Pantheon must pay to PMMC, subject to applicable law, a non-refundable amount equal to approximately $11.03 million (the “Buyer Termination Fee”).

Expenses

Other than with respect to Transaction Expenses (which are payable by PMMC at or prior to the Effective Time), all fees and expenses incurred in connection with the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. For purposes of the Merger Agreement “Transaction Expenses” means the aggregate amount, without duplication, of (i) unpaid fees or expenses in connection with the transactions contemplated by the Merger Agreement, including investment banking, accounting, attorney or other professional fees, incurred, reimbursable or payable by any of PMMC or any of its consolidated subsidiaries with respect to the transactions contemplated by the Merger Agreement on or prior to Closing, (ii) any amounts owed, reimbursable or payable to the Adviser as a result of the transactions contemplated by the Merger Agreement, including any fees, expenses or other amounts payable pursuant to the Investment Advisory Agreement (see “Certain Relationships and Related Party Transactions of PMMC—PMMC Investment Advisory Agreement”), including any incentive, management or other fees payable, (iii) 100% of all filing fees payable by any party to the Merger Agreement to any governmental entity pursuant to any applicable notifications to or filings with any competition authority (including pursuant to the HSR Act), (iv) all fees, costs, amounts or expenses payable by or on behalf of PMMC or its consolidated subsidiaries of the Incentive Fee, of the valuation firm to the extent PMMC is responsible under the Merger Agreement, and a directors and officers’ “tail” insurance policy for PMMC’s directors and officers and (v) 50% of Pantheon’s representation and warranty insurance premium (up to $415,000). “Transaction Expenses” shall not include any amounts incurred by Pantheon or any of its affiliates in connection with the Equity Financing or the Debt Financing or to be reimbursed by Pantheon or the subject of indemnification by Pantheon pursuant to PMMC’s Debt Financing cooperation provisions under the Merger Agreement. The amount of Transaction Expenses shall be increased by any such Transaction Expenses that are paid by PMMC or any of its consolidated subsidiaries between the Determination Date and the Closing.

Amendments and Waivers

The Merger Agreement may be amended by the parties, by action taken or authorized by Pantheon and, with respect to PMMC, the PMMC Board (upon the recommendation of the PMMC Special Committee), at any time before or after approval of the Merger Proposal and the Merger Unit Issuance Proposal has been obtained. However, after the Merger Proposal and the Merger Unit Issuance Proposal has been obtained, there may not be, without further approval of PMMC’s members, any amendment of the Merger Agreement that requires such further approval under applicable law. At any time prior to the Effective Time, each party, by action taken or authorized by Pantheon or the PMMC Board (upon the recommendation of the PMMC Special Committee), as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement.

Specific Performance

Pantheon, Merger Sub and Pantheon agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any federal or state court located in the State of Delaware, without proof of actual damages (and each party has waived any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity.

Prior to a termination of the Merger Agreement, PMMC has the right to an injunction, specific performance or other equitable remedies in connection with enforcing Pantheon’s and Merger Sub’s obligations to consummate the Merger as set forth herein and to cause Pantheon to enforce the obligations of the Equity Investors under the Equity Commitment Letter in order to cause the equity financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter if and only if, and only for so long as (and in no other circumstances) (i) all conditions the Pantheon and Merger Sub’s Closing of the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing; provided that such conditions would be satisfied if the Closing were on such date), (ii) Pantheon has failed to consummate the Closing at the time when it was required under the Merger Agreement, and (iii) PMMC has irrevocably confirmed in writing to Pantheon and Merger Sub that if specific performance were granted and the equity financing and the debt financing were funded, then the Closing would occur.

Governing Law

The parties have agreed that the Merger Agreement and all claims or causes of action based upon, arising out of, or related to the Merger Agreement or any document, certificate or instrument delivered in connection herewith, or the transactions contemplated by the Merger Agreement, including the negotiation, execution or performance of the Merger Agreement will be governed by and construed in accordance with Delaware law, without regard to any applicable conflicts of law principles that would require the application of the substantive laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control. Each of Pantheon, Merger Sub and PMMC irrevocably submitted to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such Court of Chancery declines to accept jurisdiction over such action or proceeding, any federal court within the State of Delaware or the Complex Commercial Litigation Division of the Superior Court of the State of Delaware located in New Castle County.

Equity Commitment Letter

Pursuant to the Equity Commitment Letter, the Equity Investors have committed severally to contribute or cause to be contributed to Pantheon an aggregate amount in cash up to approximately $155.0 million (or such lesser amount that, together with the Debt Financing and our and our subsidiaries’ available cash on the Closing date (if any), suffices to fully fund the payment of the payments required to be made by Pantheon pursuant to the Merger Agreement and the payment of other fees and out-of-pocket expenses of Pantheon and its affiliates payable in connection with the transactions contemplated by the Merger Agreement.

Funding of the Equity Commitment by each of the Equity Investors is subject to the terms, conditions and limitations set forth in the Equity Commitment Letter, each of which include: (i) the satisfaction or waiver of all of the conditions precedent for Pantheon and Merger Sub to effect the Merger, as described above in “—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (ii) the substantially concurrent receipt by Pantheon or one of its affiliates of the net cash proceeds of the contemplated Debt Financing (unless such funding of the Debt Financing does not occur solely as a result of Pantheon or any of its affiliates party to the Pantheon JPM Credit Agreement refusing to draw proceeds under the Debt Financing when available), and (iii) the substantially concurrent consummation of the Closing on the terms and conditions of the Merger Agreement.

The obligation of each Equity Investor to fund their respective portion of the Equity Financing will terminate automatically upon the earliest to occur of (i) the 60th day after the valid termination of the Merger Agreement in accordance with its terms unless prior to the 60th day after such termination, PMMC shall have commenced an action, suit or proceeding against Pantheon or Merger Sub for payment of the “Breach Costs” (as defined in the Equity Commitment Letter) under and in accordance with the Merger Agreement in which case the obligations of the Equity Investors to fund all or any portion of the Commitment (subject to the cap of approximately $11.03 million described in the Equity Commitment Letter) to the extent of the Breach Costs alleged shall survive until such action, suit or proceeding is finally resolved, (ii) the consummation of the Closing, (iii) the payment in full by each Equity Investor of its respective portion of the commitment under the Equity Commitment Letter or the payment of the Buyer Termination Fee, and (iv) the commencement, directly or indirectly, by PMMC or any of its controlled affiliates or any of its representatives of any claim (whether at law or equity or in tort, contract or otherwise) against such Equity Investor or another Equity Investor, certain related parties of the Equity Investors, or certain related parties of the related parties described in the foregoing under the Limited Guaranty or otherwise in connection with the Merger Agreement or the transactions contemplated thereby except, solely with respect to the provisions described in clause (iv), for certain claims specified in the Equity Commitment Letter.

Pursuant to the terms and conditions of the Merger Agreement, Pantheon and Merger Sub will (and will cause their respective subsidiaries to) use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the equity financing on the terms and subject only to the conditions set forth in the Equity Commitment Letter.

PMMC is an express third-party beneficiary of the right granted to Pantheon to specific performance under the Equity Commitment Letter and is entitled to enforce Pantheon’s rights to specific performance of the Equity Investors to fund all or any portion of their respective equity commitments under the Equity Commitment Letter, subject to the terms thereof, if PMMC is awarded specific performance of Pantheon’s obligation to cause the equity commitment to be funded pursuant to the Merger Agreement.

Limited Guaranty

Subject to the terms and conditions set forth in the Limited Guaranty provided by the Equity Investors, the Equity Investors have severally guaranteed certain payment obligations of Pantheon under the Merger Agreement, subject to an aggregate maximum cap of $155.0 million for payment of the covered obligations.

The Limited Guaranty is irrevocable, and will not terminate until the earliest to occur of (i) the consummation of the Closing, (ii) the termination of the Merger Agreement in accordance with its terms under circumstances in which Pantheon would not be obligated to pay the Buyer Termination Fee, (iii) the six-month anniversary of any termination of the Merger Agreement in accordance with its terms under circumstances in which Pantheon would be obligated to pay the Buyer Termination Fee if PMMC has not presented a claim for payment of the covered obligations to Pantheon or the Equity Investors by such six-month anniversary (or, if PMMC has made a claim under this Limited Guaranty prior to such date, the date that such claim is finally satisfied or otherwise resolved), and (iv) the date on which covered obligations in an amount equal to the cap have been indefeasibly paid in full in immediately available funds.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF PMMC

PMMC Investment Advisory Agreement

PMMC entered into an investment management and advisory agreement with the Adviser on April 11, 2016 (the “Investment Advisory Agreement”). Pursuant to the Investment Advisory Agreement, PMMC pays the Adviser a fee for investment advisory and management services consisting of two components — a base management fee and an incentive fee. In addition, PMMC reimburses the Adviser for certain expenses it incurs on PMMC’s behalf. Members of PMMC senior management also serve as principals of other investment managers affiliated with the Adviser that manage, and may in the future manage, investment funds, accounts or other investment vehicles with investment objectives similar to PMMC.

The Adviser has been registered as an investment adviser with the SEC since 1990 and is a subsidiary of GS Group Inc., a bank holding company. GS & Co., a wholly owned subsidiary of GS Group Inc., acted as our placement agent in connection with the offering of PMMC Common Units to U.S. persons and Goldman Sachs International, a wholly owned subsidiary of GS Group Inc., acted as our placement agent in connection with the offering of PMMC Common Units to non-U.S. persons. Subject to the supervision of the PMMC Board, the Adviser provides day-to-day advice regarding PMMC’s portfolio transactions and is responsible for PMMC’s business affairs and other administrative matters.

Management Fee

PMMC pays the Adviser a management fee (the “Management Fee”), payable quarterly in arrears, equal to 0.375% (i.e., an annual rate of 1.50%) of the average of the NAV of PMMC (including un-invested cash and cash equivalents) at the end of the then-current quarter and the prior calendar quarter (and, in the case of PMMC’s first quarter, PMMC’s NAV as of such quarter-end). The Management Fee for any partial quarter will be appropriately prorated. The Adviser waives a portion of its management fee payable by PMMC in an amount equal to the management fees it earns as an investment adviser for any affiliated money market funds in which PMMC invests.

For the three and six months ended June 30, 2024, Management Fees amounted to $1.450 million and $2.976 million. As of June 30, 2024, $1.450 million remained payable. For the three and six months ended June 30, 2023, Management Fees amounted to $1.550 million and $3.061 million, respectively.

Incentive Fee

Pursuant to the Investment Advisory Agreement, PMMC pays to the Adviser an incentive fee (the “Incentive Fee”) as follows:

(a) first, no Incentive Fee is payable to the Adviser until PMMC has made cumulative distributions pursuant to this clause (a) equal to aggregate Contributed Capital (as defined below);

(b) second, no Incentive Fee is payable to the Adviser until PMMC has made cumulative distributions pursuant to this clause (b) equal to a 7% return per annum, compounded annually, on aggregate unreturned Contributed Capital, from the date each capital contribution is made through the date such capital has been returned;

(c) third, subject to clauses (a) and (b), the Adviser is entitled to an Incentive Fee equal to 100% of all amounts designated by PMMC as proceeds intended for distribution and Incentive Fee payments, until such time as the cumulative Incentive Fee paid to the Adviser pursuant to this clause (c) is equal to 15% of the amount by which the sum of (i) cumulative distributions to Unitholders pursuant to clauses (a) and (b) above and (ii) the cumulative Incentive Fee previously paid to the Adviser pursuant to this clause exceeds Contributed Capital; and

(d) fourth, at any time that clause (c) has been satisfied, the Adviser is entitled to an Incentive Fee equal to 15% of all amounts designated by PMMC as proceeds intended for distribution and Incentive Fee payments.

The Incentive Fee is calculated on a cumulative basis and the amount of the Incentive Fee payable prior to a proposed distribution will be determined and, if applicable, paid in accordance with the foregoing formula each time amounts are to be distributed to the PMMC unitholders. The Incentive Fee is a fee owed by PMMC to the Adviser.

For the three and six months ended June 30, 2024, PMMC accrued unvested Incentive Fees of $(3.815) million and $(2.666) million, respectively. As of June 30, 2024, $54.170 million was payable in accordance with the terms of the Investment Advisory Agreement. For the three and six months ended June 30, 2023, PMMC accrued unvested Incentive Fees of $2.156 million and $3.370 million, respectively.

An Incentive Fee will be payable to the Adviser in connection with the Merger. The Incentive Fee will be calculated based on the Discounted Net Asset Value calculated in accordance with the Merger Agreement prior to the Closing and may be higher or lower than the Incentive Fee of $54.170 million payable as of June 30, 2024.

Expense Limitation

Pursuant to the Investment Advisory Agreement, PMMC expenses borne by PMMC in the ordinary course on an annual basis (excluding Management Fee, Incentive Fee, organizational and start-up expenses and leverage-related expenses) will not exceed an amount equal to 0.5% of the aggregate amount of commitments to PMMC by holders of its PMMC Common Units; provided, however, that expenses incurred outside of the ordinary course, including litigation and similar expenses, are not subject to such cap. For the three and six months ended June 30, 2024 and 2023, there have been no reimbursements from the Adviser pursuant to this provision.

The Adviser has indicated to PMMC that, based on discussions between the Adviser and Pantheon, it is currently expected that the Adviser would continue as the investment adviser for PMMC following the Merger.

License Agreement

PMMC has entered into the license agreement with GS & Co. (the “License Agreement”) pursuant to which PMMC has been granted a personal, non-exclusive, worldwide, royalty-free right and license to use the “Goldman Sachs” name. Under the License Agreement, PMMC does not have the right to use the Goldman Sachs name if GSAM or another affiliate of Goldman Sachs is not PMMC’s investment adviser or if PMMC’s continued use of such license results in a violation of applicable law, results in a regulatory burden or has adverse regulatory consequences. Other than with respect to this limited license, PMMC has no legal right to the “Goldman Sachs” name.

Affiliates

The table below presents PMMC’s affiliated investments for the six months ended June 30, 2024:

	Beginning Fair Value Balance	Gross Additions(1)	Gross Reductions(2)	Net Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation)	Ending Fair Value Balance	Dividend, Interest and Other Income
For the Six Months Ended June 30, 2024
Non-Controlled Affiliates
Goldman Sachs Financial Square Government Fund	$53,866	$144,918	$(126,839)	$—	$—	$71,945	$923
Collaborative Imaging, LLC (dba Texas Radiology Associates)	2,526	—	(2,505)	605	(626)	—	52
Elah Holdings, Inc.	3,354	—	—	—	—	3,354	—

Total Non-Controlled Affiliates	$59,746	$144,918	$(129,344)	$605	$(626)	$75,299	$975

	Beginning Fair Value Balance	Gross Additions(1)	Gross Reductions(2)	Net Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation)	Ending Fair Value Balance	Dividend, Interest and Other Income
For the Year Ended December 31, 2023
Non-Controlled Affiliates
Goldman Sachs Financial Square Government Fund	$62,374	$211,294	$(219,802)	$—	$—	$53,866	$2,666
Collaborative Imaging, LLC (dba Texas Radiology Associates)	3,019	—	—	—	(493)	2,526	166
Elah Holdings, Inc.	3,353	—	—	—	1	3,354	—

Total Non-Controlled Affiliates	$68,746	$211,294	$(219,802)	$—	$(492)	$59,746	$2,832

(1)

Gross additions may include increases in the cost basis of investments resulting from new portfolio investments, PIK, the accretion of discounts, the exchange of one or more existing securities for one or more new securities and the movement of an existing portfolio company into this category from a different category.

(2)

Gross reductions may include decreases in the cost basis of investments resulting from principal collections related to investment repayments or sales, the exchange of one or more existing securities for one or more new securities and the movement of an existing portfolio company out of this category into a different category.

Due To Affiliates

The Adviser pays certain general and administrative expenses, including legal expenses, on behalf of PMMC in the ordinary course of business. As of June 30, 2024 and December 31, 2023, there were $49,000 and $19,000, respectively, paid by the Adviser and its affiliates on behalf of PMMC.

Additional Transactions

Prior to Pantheon’s entry into the Merger Agreement, Pantheon, through a wholly owned subsidiary Pantheon Silver LLC (“Pantheon Asset Buyer”), purchased certain loan investments from affiliates of the Adviser. Pantheon Asset Buyer financed the purchase in part through a borrowing under a Loan and Security Agreement, dated as of October 25, 2024 (the “Pantheon JPM Credit Agreement”), by and among Pantheon Asset Buyer, as the borrower, Pantheon, as the initial portfolio manager, the lenders party thereto, and JPMorgan Chase Bank, National Association, as administrative agent and collateral agent. The lenders under the Pantheon JPM Credit Agreement agreed to provide, subject to the terms and conditions set forth in the Pantheon JPM Credit Agreement, debt financing to Pantheon Asset Buyer at the effective time of the Merger of up to $100.0 million to finance a portion of the consideration due under the Merger Agreement. The funding under this debt financing is subject to customary conditions precedent, including without limitation satisfaction of the conditions to the closing of the Merger under the Merger Agreement and Pantheon’s contribution of Pantheon Asset Buyer (which holds the loan investments purchased from affiliates of the Adviser) to PMMC at the Effective Time of Pantheon Asset Buyer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below and the accompanying footnotes show information regarding the beneficial ownership of PMMC Common Units as of November 5, 2024, as indicated in PMMC’s books and records, of each director of PMMC, each executive officer of PMMC, the executive officers and directors as a group, and each person known to PMMC to beneficially own 5% or more of the outstanding PMMC Common Units. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Unless otherwise indicated, PMMC believes that each beneficial owner set forth in the table has sole voting and investment power over such PMMC Common Units. The percentage ownership is based on 10,687,877 PMMC Common Units outstanding as of November 5, 2024.

Name and Address (1)	Type of Ownership	Number of Units Owned	Percentage
Interested Director
Kaysie Uniacke	Record/Beneficial	243	*
Independent Directors
Jaime Ardila	Record/Beneficial	487	*
Ross Kari	Record/Beneficial	1,948	*
Susan B. McGee	—	—	—
Executive Officers
Alex Chi	—	—	—
David Miller	—	—	—
Tucker Greene	—	—	—
Stanley Matuszewski	—	—	—
John Lanza	Record/Beneficial	487	—
Caroline Kraus	—	—	—
Julien Yoo	—	—	—
Justin Betzen	—	—	—
Greg Watts	—	—	—
Jennifer Yang	—	—	—
All officers and directors as a group (14 persons)	Record/Beneficial	3,165

*	Amount rounds to less than 1%.
(1)	The business address for each of our officers and directors is c/o Goldman Sachs Private Middle Market Credit LLC, 200 West Street New York, New York 10282.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth certain material U.S. federal income tax consequences of the Merger to U.S. Holders and Non-U.S. Holders (each as defined below) that receive the Per Unit Member Consideration in exchange for PMMC Common Units pursuant to the Merger. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax (e.g., estate or gift tax laws). In addition, this discussion does not address all aspects of U.S. federal income taxation, such as the alternative minimum tax or the Medicare tax on net investment income. This discussion is based upon the Code, the regulations promulgated under the Code, administrative rulings and judicial decisions, all as in effect on the date of this proxy statement. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those holders of PMMC Common Units that hold such units as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a partnership or other pass-through entity (or an investor therein);

•	an insurance company;

•	a dealer or broker in securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a U.S. Holder that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;

•	a regulated investment company;

•	a controlled foreign corporation;

•	passive foreign investment company;

•	a qualified foreign pension fund;

•	a U.S. expatriate or one of certain former citizens or residents of the United States;

•	a person required to accelerate the recognition of any item of gross income with respect to PMMC Common Units as a result of such income being recognized on an applicable financial statement; or

•	a holder of PMMC Common Units that holds such units as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds PMMC Common Units, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding PMMC Common Units, you should consult your tax advisors regarding the consequences to you of the Merger.

No ruling has been or will be obtained from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the Merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER OF PMMC COMMON UNITS. A HOLDER OF PMMC COMMON UNITS SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE. LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of PMMC Common Units that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and with respect to which one or more U.S. persons have the authority to control all of its substantial decisions; or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Consequences of the Merger to U.S. Holders

The receipt of the Per Unit Member Consideration by a U.S. Holder in exchange for PMMC Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder’s gain or loss will be equal to the difference, if any, between the aggregate amount of Per Unit Member Consideration received in the Merger and the U.S. Holder’s adjusted tax basis in the PMMC Common Units converted into the Per Unit Member Consideration in the Merger. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such U.S. Holder’s holding period in such PMMC Common Units is more than one year at the Effective Time. However, any loss realized by a U.S. Holder with respect to PMMC Common Units that have been held for six months or less will be treated as long-term capital loss to the extent of any distribution of long-term capital gain received (or amounts designated as undistributed capital gains) with respect to such units.

For non-corporate U.S. Holders (including individuals), long-term capital gains are currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of PMMC Common Units at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of PMMC Common Units.

Reporting Requirements

Under applicable U.S. Treasury regulations, if a U.S. Holder recognizes a loss with respect to PMMC Common Units of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the U.S. Holder must file with the IRS a disclosure statement on IRS Form 8886. Direct shareholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. Holders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of PMMC Common Units that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Consequences of the Merger to Non-U.S. Holders

Any gain realized by a Non-U.S. Holder upon the receipt of the Merger Consideration in exchange for PMMC Common Units pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States);

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other specified conditions are met; or

•

PMMC is or has been a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the Effective Time or such Non-U.S. Holder’s holding period with respect to the applicable PMMC Common Units, and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on any gain realized pursuant to the Merger in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if any Non-U.S. Holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such Non-U.S. Holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on any gain realized pursuant to the Merger, which gain may be offset by U.S.-source capital losses even though the individual is not considered a resident of the United States.

Generally, a U.S. corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). PMMC believes it is not and does not anticipate becoming a URSPHC.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a current rate of 24%) may apply to the Per Unit Member Consideration received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form); (2) a Non-U.S. Holder that provides a certification of such Non-U.S. Holder’s non-U.S. status on an appropriate IRS Form W-8 (or a substitute or successor form); or (3) a holder that otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, if the required information is timely furnished to the IRS.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% U.S. federal withholding tax on certain payments made to a “foreign financial institution” (as specially defined under these rules, and whether such foreign financial institution is the beneficial owner or an intermediary) unless such institution enters into an agreement with the

U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a 30% U.S. federal withholding tax on certain payments made to a non-financial foreign entity (whether such entity is the beneficial owner or an intermediary) unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the 30% U.S. federal withholding tax for gross proceeds of a sale or other disposition of shares of common stock (such as PMMC Common Units). In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Holders of PMMC Common Units are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the receipt of the Per Unit Member Consideration in exchange for such PMMC Common Units pursuant to the Merger.

THE FOREGOING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, PMMC MEMBERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS OF THE MERGER TO THEIR PARTICULAR SITUATION, INCLUDING THE APPLICATION OF STATE, LOCAL AND NON-U.S. TAX LAWS.

APPROVAL OF THE MERGER PROPOSAL

PMMC is asking PMMC members to adopt the Merger Agreement. Upon completion of the Merger, and subject to the terms and conditions of the Merger Agreement, each PMMC Common Unit issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Units) will be converted into the right to receive, in accordance with the Merger Agreement, the Per Unit Member Consideration as described in the section entitled “Description of the Merger Agreement—Member Consideration.”

Approval of the Merger Proposal is required for the completion of the Merger.

Required Vote

PMMC Members may vote “FOR” or “AGAINST,” or they may “ABSTAIN” from voting on, the Merger Proposal. Approval of the Merger Proposal requires the affirmative vote of PMMC members holding as of the Record Date (1) a majority of the outstanding PMMC Common Units and (ii) a majority of the outstanding PMMC Common Units, excluding PMMC Common Units held by Affiliated PMMC Members.

Because the vote on the proposal is based on the total number of PMMC Common Units outstanding, abstentions will have the same effect as voting “AGAINST” the approval of the proposal.

Proxies received will be voted “FOR” the approval of the Merger Proposal unless PMMC members designate otherwise.

On the recommendation of the PMMC Special Committee, the PMMC Board unanimously recommends a vote “FOR” the Merger Proposal.

Appraisal Rights

Under Delaware law, PMMC Members will not be entitled to rights of appraisal with respect to the Merger Proposal. Accordingly, to the extent that a PMMC member objects to the Merger Proposal, such PMMC member will not have the right to have a court judicially determine (and the PMMC member will not receive) the fair value for its PMMC Common Units under the provisions of Delaware law governing appraisal rights.

APPROVAL OF THE MERGER UNIT ISSUANCE PROPOSAL

PMMC is asking PMMC members to approve the issuance at the effective time of the Merger (as defined below) at a price below the then-current net asset value per unit, pursuant to and in accordance with the Merger Agreement.

Approval of the Merger Unit Issuance Proposal is required for the completion of the Merger.

Required Vote

PMMC members may vote “FOR” or “AGAINST,” or they may “ABSTAIN” from voting on, the Merger Unit Issuance Proposal. Approval of the Merger Unit Issuance Proposal requires the affirmative vote of PMMC members holding as of the Record Date (i) a “majority” of the outstanding PMMC Common Units and (ii) a “majority” of the outstanding PMMC Common Units, excluding Affiliated PMMC Members. A “majority” of the outstanding PMMC Common Units for purposes of the Merger Unit Issuance Proposal is a “majority” as defined under the Investment Company Act as (i) 67% or more of the PMMC Common Units present at such meeting, if the holders of more than 50% of the outstanding PMMC Common Units are present or represented by proxy, or (ii) more than 50% of the outstanding PMMC Common Units, whichever is less.

Abstentions will have no effect on the voting outcome of the Merger Unit Issuance Proposal. Proxies received will be voted “FOR” the approval of the Merger Unit Issuance Proposal unless PMMC Members designate otherwise.

On the recommendation of the PMMC Special Committee, the PMMC Board unanimously recommends a vote “FOR” the Merger Unit Issuance Proposal.

WHERE YOU CAN FIND MORE INFORMATION

PMMC files with or submit to the SEC annual, quarterly and current reports and other information meeting the informational requirements of the Exchange Act. This information is available free of charge, and member inquiries can be made, by contacting PMMC at Goldman Sachs Shareholder Services, 1 S Wacker Drive, Suite 500, Chicago, Illinois 60606, Attention: AI Shareholder Services, or by calling Goldman Sachs Shareholder Services collect at (312) 655-4702. The SEC maintains a website that contains reports, proxy and information statements and other information PMMC files with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov. Except for any documents expressly incorporated by reference into this proxy statement, information contained on the SEC’s website is not incorporated by reference into this proxy statement, and you should not consider information on such website to be part of this proxy statement.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC,

SILVER MERGER SUB LLC,

and

PANTHEON SILVER HOLDINGS LLC

Dated as of October 31, 2024

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2024 (as may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith, this “Agreement”), among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company (“Company”), Pantheon Silver Holdings LLC, a Delaware limited liability company (“Buyer”) and Silver Merger Sub LLC, a Delaware limited liability company and wholly-owned direct Consolidated Subsidiary of Buyer (“Merger Sub”).

RECITALS

A. Company has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act.

B. Upon the terms and subject to the conditions set forth in this Agreement, Company, Buyer, and Merger Sub intend to merge Merger Sub with and into Company (the “Merger”), with Company as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

C. The Board of Directors of Company (the “Company Board”), upon the recommendation of a committee of the Company Board comprised solely of the Independent Directors of Company (the “Company Special Committee”), has unanimously (i) determined that this Agreement and the terms of the Merger and the Transactions are advisable, fair to and in the best interests of Company and the Unaffiliated Company Members, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) directed that the adoption of this Agreement and the approval of the Transactions be submitted to Company’s members at the Company Members Meeting and (iv) resolved to recommend that the members of Company adopt this Agreement and approve the Transactions.

D. The Board of Managers of Buyer has unanimously approved and declared advisable this Agreement and the Transactions (including the proposed cash consideration payable in the Merger).

E. Concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to the Company’s willingness to enter into this Agreement, the Equity Financing Source has entered into the Equity Commitment Letter, pursuant to which the Equity Financing Source has committed, on the terms and subject to the conditions therein, to invest in Buyer the amounts set forth therein, the proceeds of which shall be used to, among other things, fund a portion of the Aggregate Member Consideration.

F. Prior to the execution and delivery of this Agreement, Pantheon Silver LLC, a Delaware limited liability company and wholly-owned subsidiary of Buyer (“Borrower”), has entered into the Debt Financing Agreement with the Debt Financing Source, pursuant to which the Debt Financing Source has committed, on the terms and subject to the conditions therein, to provide to Borrower, the amount of financing described therein, the proceeds of which shall be used to, among other things, fund a portion of the Aggregate Member Consideration.

G. As an inducement for Company to enter into this Agreement, the Guarantor has executed and delivered to Company that certain limited guaranty, dated as of the date of this Agreement (the “Guaranty”) pursuant to which the Guarantor has agreed to guarantee certain obligations of Buyer and Merger Sub hereunder.

H. The parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Merger Sub shall merge with and into Company, and the separate limited liability company existence of Merger Sub shall cease. Company shall be the surviving company in the Merger and shall continue its existence as a limited liability company under the Laws of the State of Delaware.

1.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place by remote communication and by the exchange of signatures by electronic transmission, at 10:00 a.m., New York time, on the Scheduled Date, unless otherwise agreed in writing by the parties to this Agreement. The date on which the Closing occurs shall be referred to in this Agreement as the “Closing Date”.

1.3 Effective Time. The Merger shall become effective at such date and time as set forth in the certificate of merger relating to the Merger (the “Certificate of Merger”) that shall be filed by Company with, and accepted for record by, the Secretary of State of the State of Delaware (“DE SOS”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

1.5 Conversion of Units. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Buyer or Merger Sub or the holder of any of the following securities:

(a) Each common unit of limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Each common unit of limited liability company interest of Company (each, a “Company Common Unit”) issued and outstanding immediately prior to the Effective Time that are owned by Company, Buyer or any of their respective Consolidated Subsidiaries (including Merger Sub) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (such interests, the “Cancelled Units”).

(c) Each Company Common Unit issued and outstanding immediately prior to the Effective Time, except for the Cancelled Units, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive, subject to the terms and conditions of this Agreement, an amount in cash, without interest, equal to the Per Unit Member Consideration.

(d) All Company Common Units converted into the right to receive the Per Unit Member Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each holder of a Company Common Unit, all of which are in non-certificated book-entry form, shall thereafter cease to have any rights with respect to such Company Common Units, other than the right to receive, in accordance with Section 2.2, the Per Unit Member Consideration.

(e) Discounted Closing Net Asset Value shall be appropriately adjusted if, between the Determination Date and the Effective Time, as permitted by this Agreement, (i) the outstanding Company Common Units shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, share split, reverse share split, split-up, combination or exchange of shares, (ii) any principal of the underlying portfolio investments that has been repaid, (iii) a dividend or distribution shall have been declared and paid and (iv) Indebtedness for borrowed money shall have been incurred, paid, discharged or satisfied. Nothing in this Section 1.5(e) shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(f) Surviving Company shall be deemed to have issued to Buyer an amount of common units of limited liability company interest of the Surviving Company equal to the “Buyer Issued Unit Amount” determined in accordance with the formula set forth on Exhibit A (such issuance, the “Buyer Equity Issuance”).

1.6 Payment of Incentive Fee. The parties hereto agree that Company shall pay on or prior to the Closing Date any accrued and unpaid incentive fee then payable under the Company Advisory Agreement as a result of the Transactions in the amount reflected in the Closing Amounts finally determined in accordance with Section 2.4(a), which amount shall be included as a Transaction Expense and the Surviving Company shall have no liabilities or obligations in respect of the Company Advisory Agreement with respect to any period prior to the Effective Time.

1.7 Organizational Documents. By virtue of the Merger, at and as of the Effective Time: (i) the certificate of formation of Company shall be the certificate of formation of the Surviving Company and shall continue in full force and effect until further amended in accordance with the DLLCA, except that the name of the Surviving Company shall be the name designated as the name for the Surviving Company in the Surviving LLC Agreement and (ii) the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time (the “Surviving LLC Agreement”) shall be the limited liability company agreement of the Surviving Company and shall continue in full force and effect until further amended in accordance with the provisions thereof and the DLLCA.

1.8 Managers and Officers. Subject to applicable Law, the managers and officers of Company immediately prior to the Effective Time shall be the managers and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation, removal or adjudication of legal incompetence.

ARTICLE II

CALCULATION AND PAYMENT OF MEMBER CONSIDERATION

2.1 Paying Agent. Prior to the Closing, Buyer shall appoint the Paying Agent to act as the agent for the purpose of paying the Aggregate Member Consideration in accordance with Section 2.2. In connection therewith, Buyer shall enter into a customary exchange agreement with the Paying Agent in form and substance reasonably acceptable to Company (the “Paying Agent Agreement”). At or prior to the Effective Time, Buyer shall deposit, or cause to be deposited, with the Paying Agent, for exchange in accordance with this Article II, through the Paying Agent sufficient funds to pay the Aggregate Member Consideration that is payable in the Merger in respect of all of Company Common Units (other than the Cancelled Units) in accordance with Section 2.2 (such funds, the “Consideration Fund”). The Paying Agent may invest the cash in the Consideration Fund as shall be directed by Buyer and reflected in the Paying Agent Agreement prior to the Closing Date. If for any reason (including investment losses) the Consideration Fund is inadequate to pay the amounts to which holders of Company Common Units shall be entitled under Section 2.2, Buyer shall deposit, or take all steps necessary to enable or cause to be deposited, additional cash with the Paying Agent in an amount sufficient to make all payments required under Section 2.2 in full. The Consideration Fund shall not be used for any other purpose other than as set forth in Sections 2.2 and 2.5. Buyer shall cause the Consideration Fund to be (x) held for the benefit of the holders of Company Common Units as of immediately prior to the Effective Time and (y) applied promptly to make payments pursuant to Section 2.2. Buyer or the Surviving Company shall pay (and be responsible for) all charges and expenses, of the Paying Agent (including any indemnification obligations owed thereto).

2.2 Delivery of Member Consideration.

(a) Each holder of record of Company Common Units (other than the Cancelled Units) that were converted into the right to receive the Per Unit Member Consideration pursuant to Section 1.5(c) shall be entitled to receive, as soon as reasonably practicable after the Effective Time, the Per Unit Member Consideration related to such Company Common Units.

(b) No such holder of record of Company Common Units shall be required to deliver a certificate or a letter of transmittal to the Paying Agent to receive the Per Unit Member Consideration in respect of such Company Common Units. In lieu thereof, upon surrender to the Paying Agent of reasonable evidence of ownership of such Company Common Units as the Paying Agent may reasonably request, if any, such holder of record of such Company Common Units shall be entitled to receive in exchange therefor, and the Surviving Company or Buyer shall cause the Paying Agent to pay and deliver in exchange thereof, as promptly as practicable after the Effective Time (but in no event later than four (4) Business Days after the Effective Time), the Per Unit Member Consideration, less any applicable Tax withholding, per Company Common Unit to which such holder is entitled hereunder, and such Company Common Units shall forthwith be canceled. Payment of the Per Unit Member Consideration with respect to Company Common Units shall only be made to the Person in whose name such Company Common Units are registered.

2.3 No Further Ownership Rights. All Per Unit Member Consideration paid, or caused to be paid, by Buyer in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Common Units in respect of which such Per Unit Member Consideration was paid. From and after the Effective Time, the unit transfer books of Company shall be closed with respect to, and there shall be no further transfers on the unit transfer books of Company of, the Company Common Units that were issued and outstanding immediately prior to the Effective Time.

2.4 Calculation of Closing Amounts.

(a) Section 2.4(a) of the Company Disclosure Schedule sets forth Company’s good faith estimates of the Closing Amounts (and the components thereof), as if the Closing had occurred on June 30, 2024. Company shall (i) promptly following each month-end prior to the Closing (but, beginning with the November month-end, in no event later than ten (10) calendar days following the applicable month end (or such later date as Company and Buyer may mutually agree in writing)), deliver a draft Closing Amounts Schedule calculated in good faith in accordance with the Calculation Principles and setting forth its good faith estimates of the Closing Amounts based on the Company’s net asset value as of the date of such month end (including calculation of the Company’s net asset value as of such date and the Closing Amounts, a balance sheet as of such date and reasonably supporting detail regarding the components of the Closing Amounts Schedule); provided, that Company shall promptly provide Buyer with updates in respect of any material changes to such estimated Closing Amounts Schedule; provided, further, that Buyer and Company shall cooperate and work together in good faith prior to the Closing Date to address and resolve any questions or disputes Buyer or its Representatives have with respect to any estimated Closing Amounts Schedule delivered hereunder; and (ii) on the Determination Date (but in no event later than the Sunday immediately prior to the Anticipated Closing Date), deliver the Closing Amounts Schedule to Buyer, calculated in good faith in accordance with the Calculation Principles; provided, that Company shall update the calculations of the Closing Amounts Schedule in the event that the Closing is subsequently materially delayed or there is a material change to the Closing Amounts prior to the

Closing (including after the Determination Date but prior to Closing any dividend or distribution declared and paid or any full or partial repayment of the principal of underlying portfolio investments) and as needed to ensure the Closing Amounts are determined within forty-eight (48) hours (excluding weekends and holidays) prior to the Effective Time (each updated schedule, an “Updated Closing Amounts Schedule”); provided, further, that, at the election of Buyer, the Closing Date shall be postponed from the first Scheduled Date to occur to the next Scheduled Date to occur if the Discounted Closing Net Asset Value set forth in the Closing Amounts Schedule delivered on the Determination Date is more than $5,000,000 than the estimated Discounted Closing Net Asset Value set forth in the last estimated Closing Amounts Schedule provided to Buyer at least two (2) Business Days prior to the Anticipated Closing Date pursuant to this Section 2.4(a); provided further, that the Chief Financial Officer of the Company shall certify in writing to the Buyer, the calculation of the Closing Amounts delivered on the Determination Date.

(b) Company agrees to give Buyer and its Representatives, upon advance reasonable request, reasonable access to the individuals who have prepared the calculations provided pursuant to this Section 2.4 and to the information, books, records, work papers and back-up materials used or useful in preparing such calculation, including, subject to execution of customary access letters with respect to third-party information (if required by such third party), any reports prepared by valuation agents, in order to assist such party with its review of such calculations.

(c) Prior to the Closing Date, Buyer will have the right to dispute any part of such Closing Amounts Schedule (and all calculations relating thereto, including, for the avoidance of doubt, the fair value of the portfolio investments of the Company) (each such item, a “Disputed Item”) by delivering a written notice to that effect to Company (a “Buyer Dispute Notice”). Any Buyer Dispute Notice shall identify in reasonable detail the Disputed Items and the rationale for such dispute. All items (and all calculations relating thereto) other than Disputed Items will be final, binding and conclusive. If prior to the Closing Date, (i) Buyer notifies Company in writing that it has no objections to the Closing Amounts Schedule or (ii) Buyer fails to deliver a Buyer Dispute Notice on or prior to the Anticipated Closing Date, then the Closing Amounts as set forth in the Closing Amounts Schedule shall be final, binding and conclusive for purposes of this Agreement and represent the Closing Amounts for purposes of this Agreement. Within three (3) Business Days of delivery of the Buyer Dispute Notice, unless otherwise agreed by the parties hereto, Buyer and Company shall jointly engage Lincoln International LLC (the “Lincoln International”), or, if Lincoln International is not then available, such other Valuation Firm mutually agreed upon by Company and Buyer. If Buyer and Company are unable to agree on a Valuation Firm pursuant to the preceding sentence within three (3) Business Days of receipt of notice from Lincoln International that it is not then available, Buyer, on the one hand, and Company, on the other hand, shall, within three (3) Business Days thereafter, each designate a Valuation Firm and such two (2) Valuation Firms shall promptly designate a third (3rd) Valuation Firm to be engaged by Buyer and Company (Lincoln International or the Valuation Firm that is engaged by Buyer and Company as designated pursuant this section, as applicable, the “Engaged Valuation Firm”). Within three (3) Business Days of the Engaged Valuation Firm’s engagement, unless otherwise agreed by the parties hereto, Buyer shall submit all Disputed Items to the Engaged Valuation Firm with concurrent notice thereof to Company (together with copies of any materials so submitted). Company and Buyer shall instruct the Engaged Valuation Firm to determine the Disputed Items and the effect of its decision on the Closing Amounts Schedule as promptly as practicable, but in no event later than the later of (x) twenty (20) Business Days after the date of such submission and (y) a date that is within forty-eight (48) hours (excluding weekends and holidays) prior to the Anticipated Closing Date (the “Targeted Determination Date”). At any time prior to Closing, Buyer shall be permitted to deliver a written notice to the Engaged Valuation Firm (with a copy to Company) disputing any additional or modified items reflected in an Updated Closing Amounts Schedule from the Closing Amounts Schedule or any Updated Closing Amounts Schedule previously delivered by Company, as the case may be. Any such items so disputed shall also be considered “Disputed Items” for purposes of this Section 2.4.

(d) The Engaged Valuation Firm shall act as an expert and not an arbitrator to determine only those Disputed Items remaining in dispute, consistent with this Section 2.4 (including with respect to any disputed additional or modified items reflected in an Updated Closing Amounts Schedule delivered pursuant to Section 2.4(c)). Each party agrees to use commercially reasonable efforts to cooperate and shall promptly furnish to the Engaged Valuation Firm (with copies delivered concurrently to the other party) such working papers, valuation materials and other relevant documents and information relating to the disputed items, and shall answer questions, in each case, as the Engaged Valuation Firm may reasonably request in connection with its determination of such Disputed Items. There shall be no ex parte communications with the Engaged Valuation Firm. In the event any party shall participate in teleconferences or meetings with, or make presentations to, the Engaged Valuation Firm, the other party to the dispute shall also be entitled to participate in such teleconferences, meetings or presentations. The Engaged Valuation Firm shall be bound by the Calculation Principles and the determination of the Engaged Valuation Firm shall be limited to the Disputed Items. The determination of the Engaged Valuation Firm shall be applied to the Closing Amounts as reflected in the Closing Amounts Schedule or, if applicable, most recent Updated Closing Amounts Schedule delivered to the Engaged Valuation Firm (if any). Such determination by the Engaged Valuation Firm shall be final and binding for purposes of this Agreement on the parties hereto.

(e) All fees and expenses relating to the work, if any, to be performed by the Engaged Valuation Firm will be allocated between Company and Buyer as follows: (i) if the Discounted Closing Net Asset Value determined by the Engaged Valuation Firm deviates by less than five percent (5%) from the Discounted Closing Net Asset Value reflected in the Closing Amounts Schedule, Buyer shall bear one hundred percent (100%) of the fees and expenses of the Engaged Valuation Firm, (ii) if the Discounted Closing Net Asset Value determined by the Engaged Valuation Firm deviates by five percent (5%) or more but less than ten percent (10%) from the Discounted Closing Net Asset Value reflected in the Closing Amounts Schedule, Buyer and Company shall bear equally the fees and expenses of the Engaged Valuation Firm and (iii) if the Discounted Closing Net Asset Value determined by the Engaged Valuation Firm deviates by ten percent (10%) or more from the Discounted Closing Net Asset Value reflected in the Closing Amounts Schedule, Company shall bear one hundred percent (100%) of the fees and expenses of the Engaged Valuation Firm; provided that any initial engagement fee shall be borne fifty percent (50%) each by Company, on the one hand, and Buyer, on the other hand; provided further that the Company’s portion of such fees and expenses, if any, shall be deemed Transaction Expenses. Company and Buyer will request that the Engaged Valuation Firm deliver to the parties a written determination (such determination to include a work sheet setting forth all material calculations and corresponding explanations used in arriving at such determination and to be based solely on information provided to the Engaged Valuation Firm by Company and Buyer) of the Disputed Items submitted to the Engaged Valuation Firm prior to the Targeted Determination Date, which determination will be final, binding and conclusive. The date of resolution of the matters described in this Section 2.4 in accordance herewith shall be referred to as the “Final NAV Determination Date”.

2.5 Termination of Consideration Fund. Any portion of the Consideration Fund that remains undistributed to former members of Company as of the first anniversary of the Effective Time may be paid to the Surviving Company, upon Buyer’s written demand to the Paying Agent. In such event, any former members of Company who have not theretofore received Per Unit Member Consideration shall thereafter look only to the Surviving Company for payment of the applicable Per Unit Member Consideration deliverable in respect of Company Common Units such member held as of immediately prior to the Effective Time as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Company, Buyer, the Surviving Company, Merger Sub, the Paying Agent or any other Person shall be liable to any former holder of Company Common Units for any amount delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws. If any Company Common Units shall not have been surrendered immediately prior to the date on which any Per Unit Member Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Per Unit Member Consideration in respect of such Company Common Units shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

2.6 No Appraisal Rights. No holders of Company Common Units are or shall be entitled to any dissenters’ rights, appraisal rights or rights of an objecting member as a result of the Merger or the other Transactions under the Company LLC Agreement, the DLLCA or other applicable Law.

2.7 Withholding Rights. Buyer, the Surviving Company or the Paying Agent, as applicable, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any current or former holder of Company Common Units such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except with respect to matters that have been Previously Disclosed, Company hereby represents and warrants to Buyer and Merger Sub that:

3.1 Company Organization.

(a) Company (i) is a limited liability company duly formed and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS, (ii) has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business as a foreign company in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Company has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the certificate of formation of Company (the “Company Certificate”) and the Third Amended and Restated Limited Liability Company Agreement of Company (the “Company LLC Agreement”), each as in effect as of the date of this Agreement, have previously been publicly filed by Company.

(c) Each Consolidated Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.2 Capitalization.

(a) As of the close of business on October 30, 2024 (the “Company Capitalization Date”), (i) 10,687,877 Company Common Units were outstanding and (ii) no preferred units of limited liability company interest of Company were outstanding. All of the issued and outstanding Company Common Units have been duly authorized and validly issued and are free of preemptive rights, with no personal liability with respect to Company attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which members of Company may vote (“Company Voting Debt”) is issued or outstanding. As of the Company Capitalization Date, except as otherwise set forth on Section 3.2 of the Company Disclosure Schedule, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any Company Common Units, Company Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any Company Common Units, Company Voting Debt or other equity securities of Company. There are no obligations of Company or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any limited liability company interests of Company, Company Voting Debt or any equity security of Company or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any limited liability company interests of Company, Company Voting Debt or any other equity security of Company or its Consolidated Subsidiaries or (ii) pursuant to which Company or any of its Consolidated Subsidiaries is or could be required to register Company’s limited liability company interests or other securities of Company under the Securities Act. All of the Company Common Units sold have been issued in compliance with applicable Laws, in all material respects, and sold pursuant to private placements exempt from the registration requirements of the Securities Act and in accordance with the Investment Company Act and, if applicable, state “blue sky” Laws.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of Company has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

3.3 Authority; No Violation.

(a) Company has all requisite limited liability company power and authority to enter into, execute and deliver, and to perform its obligations under, this Agreement and to consummate the Transactions. The Company Board (on the recommendation of the Company Special Committee) has unanimously (i) determined that this Agreement and the terms of the Merger and the Transactions are advisable, fair to and in the best interests of Company and the Unaffiliated Company Members, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) directed that the adoption of this Agreement and the approval of the Transactions be submitted to Company’s members for approval at a duly held meeting of such members (the “Company Members Meeting”) and (iv) resolved to recommend that the members of Company adopt this Agreement and approve the Transactions (such recommendation, the “Company Board Recommendation”). Except for receipt of the Company Requisite Vote, the execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been authorized by all necessary company action on the part of Company. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) None of the execution and delivery of this Agreement by Company, the consummation by Company of the Transactions, or the performance of this Agreement by Company, will (i) violate any provision of the Company Certificate or the Company LLC Agreement, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to Company or any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Company Material Contract or other obligation to which Company or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries taken as a whole.

3.4 Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by Company of the Merger and the other Transactions, except for (i) the filing with the SEC of a Proxy Statement in definitive form, (ii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the DE SOS in respect of the Merger, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the reporting of this Agreement on a Current Report on Form 8-K and (v) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries taken as a whole.

3.5 Reports.

(a) Company has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file or furnish since January 1, 2022 (the “Applicable Date”) with the SEC (such filings since the Applicable Date, the “Company SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries taken as a whole. To Company’s knowledge, no Company SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To Company’s knowledge, all Company SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of Company is required to make any filing with the SEC.

(b) Neither Company nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to Company’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of Company or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has Company or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of Company, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) Company has made available to Buyer all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of Company (i) there are no unresolved comments from the SEC with respect to the Company SEC Reports or any SEC examination of Company and (ii) none of the Company SEC Reports is subject to any ongoing review by the SEC.

3.6 Company Financial Statements.

(a) The consolidated financial statements, including the related consolidated schedules of investments, of Company and its Consolidated Subsidiaries included (or incorporated by reference) in the Company SEC

Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in members’ equity and consolidated financial position of Company and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to Company’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. PricewaterhouseCoopers LLP (“PwC”) has not resigned, threatened resignation or been dismissed as Company’s independent public accountant as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated unaudited balance sheet of Company as of June 30, 2024 included in the unaudited financial statements set forth in Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2024, (B) liabilities incurred in the ordinary course of business since June 30, 2024, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the Company SEC Reports since June 30, 2024 and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither Company nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of Company in accordance with GAAP.

(c) Neither Company nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act).

(d) Since the Applicable Date, (i) neither Company nor any of its Consolidated Subsidiaries nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Company or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act), and (ii) no attorney representing Company or any of its Consolidated Subsidiaries, whether or not employed by Company or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws or breach of duty or similar violation by Company or any of its directors or officers to the Company Board or any committee thereof or to any director or officer of Company.

(e) To Company’s knowledge, since the Applicable Date, PwC, which has expressed its opinion with respect to the financial statements of Company and its Consolidated Subsidiaries included in the Company SEC Reports (including the related notes), has, for the period it has served as Company’s independent accounting firm, been (i) “independent” with respect to Company and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(f) The principal executive officer and principal financial officer of Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(g) Company has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to allow Company’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) Company’s management, with the participation of Company’s principal executive and financial officers, has completed an assessment of the effectiveness of Company’s internal controls over financial reporting for the fiscal year ended December 31, 2023 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, using the framework specified in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the Company Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of Company’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (B) identified for Company’s auditors any material weaknesses in internal controls; and

(iv) provided to Buyer true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the Company Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide (and prior to the Closing has provided) to Buyer true, complete and correct copies of any such disclosures that are made after the date of this Agreement.

(h) The fair value of Company’s investments as of June 30, 2024 and as of the Company’s most recent periodic report filed with the SEC (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820)”, issued by the Financial Accounting Standards Board and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, in accordance with Rule 2a-5 under the Investment Company Act, after due inquiry, by the Company Board.

(i) To Company’s knowledge, there is no fraud or suspected fraud affecting Company involving management of Company who have significant roles in Company’s internal control over financial reporting.

3.7 Broker’s Fees. Neither Company nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other Transactions, other than to Keefe, Bruyette & Woods, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously made available to Buyer.

3.8 Absence of Changes or Events. Since June 30, 2024, (a) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of Company and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (b) there has not been any Effect that would individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (c) there has not been any material action that, if it had been taken after the date of this Agreement, would have required the consent of Buyer under Section 5.1 or 5.2.

3.9 Compliance with Applicable Law; Permits. Except as otherwise set forth on Section 3.9 of the Company Disclosure Schedule:

(a) Company and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Company has not received any written or, to Company’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole. Company is, and was, fully qualified to sell Company Common Units in each jurisdiction in which such equity interests were registered and sold, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Company is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Company has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for Company, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Company Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole.

(d) Company and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit Company and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole. Company has not received any written or, to Company’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing or, to the Company’s knowledge, orally to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of Company has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification.

There is no material Proceeding pending and served or, to the knowledge of Company, threatened that would result in any such disqualification.

3.10 Company Information. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement is first mailed to members of Company or at the time of the Company Members Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by Company with respect to information expressly supplied by Buyer or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of applicable federal securities Law.

3.11 Taxes and Tax Returns.

(a) Company and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all income and other material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all other material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (other than Taxes that are not yet delinquent, or which are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP).

(b) No material Tax Return of Company or any of its Consolidated Subsidiaries has been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Company or any of its Consolidated Subsidiaries for which the Company does not have reserves that are adequate under GAAP.

(c) Company made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). Company has qualified as a RIC with respect to each taxable year since its taxable year ended December 31, 2016 and expects to continue to so qualify through the Closing Date. No challenge to the Company’s status as a RIC is pending or has been threatened in writing. For each taxable year of Company ending on or before the Effective Time, Company has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code. Company has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(d) Company is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of Section 337(d) of the Code or Treasury Regulations promulgated thereunder, if such assets were sold at a taxable gain.

(e) No claim has been made in writing by a taxing authority in a jurisdiction where Company or any of its Consolidated Subsidiaries does not file Tax Returns that Company or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(f) Neither Company nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(g) Neither Company nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(h) Neither Company nor any of its Consolidated Subsidiaries (i) has any liability for the Taxes of another Person other than Company and its Consolidated Subsidiaries under Treasury Regulation

Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation; (ii) has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Company or any of its Consolidated Subsidiaries); or (iii) is a party or, or has an obligation under, any Tax sharing, Tax indemnification, or Tax allocation agreement or arrangement.

(i) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Consolidated Subsidiaries.

(j) Neither Company nor any its Consolidated Subsidiaries will be required to include any material amounts in income, or exclude any material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing, (iv) a “closing agreement” as described in Section 72121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding similar provision of state or local income Tax Law).

(k) Within the past five (5) years, neither Company nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply.

(l) Company and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and p aid over under applicable Laws.

(m) Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).

(n) Company has not participated in, nor has any liability with respect to, any “listed transaction” within the meaning of Treas. Reg. Section 1.6011-4.

3.12 Litigation. There are no material Proceedings pending or, to Company’s knowledge, threatened against Company or any of its Consolidated Subsidiaries. There is no Order binding upon Company or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole.

3.13 Employee Matters. Neither Company nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).

3.14 Certain Contracts.

(a) Company has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to Buyer of, all Contracts (collectively, the “Company Material Contracts”) to which, as of the date of this Agreement, Company or any of its Consolidated Subsidiaries is a party, or by which Company or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of Company, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of Company or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by Company or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii) any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or any Contract that creates or would create a Lien on any asset of Company or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole);

(iv) any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to Company and its Consolidated Subsidiaries, taken as a whole;

(v) any non-competition or non-solicitation Contract or any other Contract that by its terms limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of Company and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that Company and its Consolidated Subsidiaries conducts or may conduct;

(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the Company SEC Reports;

(vii) any Contract that obligates Company or any of its Consolidated Subsidiaries to conduct any business that is material to Company and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Merger, will obligate Buyer, the Surviving Company or any of their respective Consolidated Subsidiaries to conduct business with any third-party on an exclusive basis; or

(viii) any Contract with a Governmental Entity.

(b) Each Company Material Contract is (x) valid and binding on Company or its applicable Consolidated Subsidiary and, to Company’s knowledge, each other party thereto, (y) enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole. The Company Advisory Agreement has been approved by the Company Board and members of Company in accordance with Section 15 of the Investment Company Act. Neither Company nor any of its Consolidated Subsidiaries nor, to Company’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Company Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to Company and its

Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to Company or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any Company Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole.

3.15 Insurance Coverage. All insurance policies maintained by Company or any of its Consolidated Subsidiaries and that name Company or any of its Consolidated Subsidiaries as an insured (each, a “Company Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each Company Insurance Policy have been paid. Neither Company nor any of its Consolidated Subsidiaries has received written notice of cancellation of any Company Insurance Policy.

3.16 Intellectual Property. Company and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of Company and its Consolidated Subsidiaries taken as a whole (hereinafter, “Company Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No claims are pending for which Company has received written notice or, to the knowledge of Company, threatened (i) that Company or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any Company Intellectual Property Right is invalid or unenforceable. To the knowledge of Company, no Person is infringing, misappropriating or using without authorization the rights of Company or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole.

3.17 Real Property. Neither Company nor any of its Consolidated Subsidiaries owns or leases any real property.

3.18 Investment Assets. Each of Company and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of Company or its Consolidated Subsidiaries under the credit facilities which have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business and, if material, Previously Disclosed. As of the date of this Agreement, the value of investments owned by Company that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of Company’s total assets (other than assets described in Section  55(a)(7) of the Investment Company Act).

3.19 State Takeover Laws. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “moratorium,” “takeover,” “interested stockholder” or other similar antitakeover statutes or regulations enacted under state or federal Laws or provisions included in any applicable Organizational Documents of Company (any such laws, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other Transactions.

3.20 Appraisal Rights. In accordance with the DLLCA, the Company Certificate and the Company LLC Agreement, no dissenters’ rights, appraisal rights or rights of an objecting member shall be available to holders of Company Common Units in connection with the Merger or the other Transactions.

3.21 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Special Committee has received the opinion of Keefe, Bruyette & Woods, Inc., financial advisor to the Company Special

Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Per Unit Member Consideration (as specified in such opinion) to be received by the holders of Company Common Units in the Merger was fair, from a financial point of view, to the holders of Company Common Units (excluding Goldman Sachs Asset Management, L.P. and its Affiliates).

3.22 Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary and other than in the case of a Fraud Claim, Company acknowledges and agrees that neither Buyer, Merger Sub nor any other Person has made or is making, and Company expressly disclaims reliance upon, any representations, warranties, or statements relating to Buyer and its Consolidated Subsidiaries or Merger Sub whatsoever, express or implied, beyond those expressly given by Buyer in Article IV, any certificate delivered pursuant to Section 7.3(a) or Section 7.3(b) and in Section 5 of the Guaranty. Without limiting the generality of the foregoing, except as expressly given by Buyer in Article IV or any certificate delivered pursuant to Section 7.3(a) or Section 7.3(b), Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospect information that may have been made available to Company or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Company that:

4.1 Company Organization.

(a) Each of Buyer and Merger Sub (i) is a limited liability company duly formed and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS, (ii) has the requisite limited liability company power and authority to own or lease all of its respective properties and assets and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) True, complete and correct copies of the Organizational Documents of Buyer and Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to Company.

4.2 Authority; No Violation.

(a) Each of Buyer and Merger Sub has all requisite corporate and limited liability company power and authority, as applicable, to enter into, execute and deliver, and to perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the Transactions have been duly authorized by all necessary corporate and limited liability company action on the part of Buyer and Merger Sub, as applicable, and no other corporate or limited liability company proceedings on the part of Buyer or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other Transactions. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and, assuming due execution and delivery by Company, constitutes the legal, valid, and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Buyer or Merger Sub, nor the consummation by Buyer or Merger Sub of the Transactions, nor performance of this Agreement by Buyer or

Merger Sub, will (i) violate any provision of the Organizational Documents of Buyer or Merger Sub or (ii) assuming that the consents, approvals and filings referred to in this Section 4.2(b) and Section 4.3 are duly obtained and/or made, (A) violate any Law or Order applicable to Buyer or any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which Buyer or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

4.3 Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by Buyer or Merger Sub of the Merger and the other Transactions, except for (i) the filing with the SEC of the Proxy Statement in definitive form, (ii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the DE SOS in respect of the Merger, (iii) any notices or filings under the HSR Act, (iv) the reporting of this Agreement on a Current Report on Form 8-K and (v) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

4.4 Broker’s Fees. None of Buyer, any of its Consolidated Subsidiaries or any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other Transactions.

4.5 Buyer Information. None of the information supplied or to be supplied by Buyer or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement is first mailed or otherwise delivered to members of Company or at the time of the Company Members Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by Buyer with respect to information expressly supplied by Company for inclusion or incorporation by reference in the Proxy Statement.

4.6 Litigation. There are no material Proceedings pending or, to Buyer’s knowledge, threatened against Buyer or any of its Consolidated Subsidiaries. There is no Order binding upon Buyer or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to Buyer and its Consolidated Subsidiaries, taken as a whole.

4.7 Financing.

(a) Buyer has delivered to Company true and complete copies of (i) a fully executed equity commitment letter (“Equity Commitment Letter”) addressed to Buyer from the parties named as a Sponsor therein (collectively, the “Equity Financing Source”), committing the Equity Financing Source to provide to Buyer, subject to the terms and conditions therein, equity financing in an aggregate amount of $155,000,000 (the “Equity Financing”), and which provides that Company is a third-party beneficiary, as specified therein, under which, subject to Section 10.8, the Company may cause the Buyer to specifically enforce such Equity Commitment Letter in accordance with and subject to the terms and conditions thereof, and (ii) a fully executed debt financing agreement (the “Debt Financing Agreement”), pursuant to which, subject to the terms and conditions therein, the lenders and financial institutions party thereto (such lenders and financial institutions, collectively, the “Debt Financing Source” and together with the Equity Financing Source, the “Financing Sources”) have committed to provide or cause to be provided debt financing in the amount set forth therein to fund a portion of the Aggregate Member Consideration (the “Debt Financing” and, together with the Equity Financing, the “Financing”); provided that fee amounts and other commercially sensitive economic terms of the Debt Financing Agreements entered into in connection with the Debt Financing may have been customarily redacted. As of the date hereof, the Equity Commitment Letter and the Debt Financing Agreement (each, a “Financing Agreement”) constitute legal, valid and binding obligations of Buyer, and to Buyer’s knowledge, the other parties thereto, enforceable against the Buyer and, to the Buyer’s knowledge, such other parties thereto in accordance with their respective terms (except as enforceability may be limited by the Bankruptcy and Equity Exception).

(b) The Financing Agreements in the respective forms delivered to Company are valid and in full force and effect and have not been withdrawn, terminated or otherwise amended or modified in any respect, except as expressly permitted by Section 6.12. No event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a material default or material breach on the part of Buyer or any of its Affiliates under any term or condition of the Equity Commitment Letter or Debt Financing Agreement. Except as expressly permitted by Section 6.12, the Financing Agreements constitute the entire and complete agreement among the parties thereto with respect to the Financing. Except as expressly set forth in the Equity Commitment Letter or Debt Financing Agreement, (i) there are no conditions precedent or other contingencies relating to the obligations of the Financing Sources to fund the Financing at Closing, and (ii) there are no contractual contingencies or other provisions under any agreement (written or oral, including any side letters) relating to the Transactions to which Buyer or any of its Affiliates is a party that would permit any Financing Source to reduce the total amount of the Financing, impose any additional conditions precedent to the availability of the Financing or otherwise restrict or limit the availability of all or a portion of the Financing or otherwise adversely affect the ability of Buyer to consummate the Transactions on a timely basis. Assuming the accuracy of the representations and warranties regarding Company set forth in Article III and Company’s performance and compliance with the terms and conditions of this Agreement, as of the date hereof, Buyer (x) has no reason to believe that any of the conditions set forth in the Equity Commitment Letter or Debt Financing Agreement that are required to be satisfied by it on or prior to the Closing Date will not be satisfied on a timely basis and, in any event, not later than the Closing or that the Financing will not be made available to Buyer on a timely basis and, in any event, not later than the Closing, in order to consummate the Transactions and (y) is not aware of any fact or occurrence that would constitute, or would be reasonably expected to result in, a breach or default under the Equity Commitment Letter or the Debt Financing Agreement or that would reasonably be expected to cause the Equity Commitment Letter or Debt Financing Agreement to be ineffective. Buyer has paid in full or caused to be fully paid any and all commitment fees or other fees required to be paid pursuant to the terms of the Financing Agreements that are due and payable on or before the date of this Agreement. Assuming the Financing is funded on the Closing Date in accordance with the Financing Agreements, the aggregate proceeds contemplated by the Financing Agreements (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including any original issue discount flex) provided for under the Debt Financing Agreement), will be sufficient for Buyer to consummate the Transactions upon the terms contemplated herein. Notwithstanding anything to the contrary contained in this Agreement, Buyer acknowledges and agrees that it shall not be a condition to the obligations of Buyer to consummate the Transactions or any of their other obligations under this Agreement that Buyer continue to have access to the financing contemplated by the Equity Commitment Letter and, for the avoidance of doubt, Buyer’s obligations are not conditioned upon the availability of the Equity Financing. Any Alternative Financing to the Equity Financing arranged pursuant to Section 6.12 (including any new financing commitment) put in place after the date of this Agreement (I) will be in full force and effect from the time the commitment letter(s) with respect thereto have been executed until the earlier of the Closing or such time as any replacement Alternative Financing (including any new financing commitment) has been put in place in accordance with Section 6.12 and (II) will constitute legal, valid and binding obligations of Buyer, and to Buyer’s knowledge, the other parties thereto, enforceable against the Buyer and, to the Buyer’s knowledge, such other parties thereto in accordance with their respective terms (except as enforceability may be limited by the Bankruptcy and Equity Exception).

4.8 Guaranty. Concurrently with the execution of this Agreement, the Guarantor have delivered to Company a true and complete copy of the fully executed Guaranty. The Guaranty is in full force and effect and constitutes the valid and binding obligation of the Guarantor, enforceable in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception.

4.9 Solvency. Neither Buyer nor Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Company or any of its Consolidated Subsidiaries. Assuming the Financing is funded on the Closing Date in accordance with the Financing Agreements, the Closing Amounts Schedule representing the financial position of the Company immediately prior to the Closing is finalized in accordance with Section 2.4, the representations and warranties set forth in Article III are true and correct in all material respects (disregarding any references to “knowledge,” “Company Material Adverse Effect”, “materiality” or any other similar qualifiers) and the satisfaction or waiver of the conditions set forth in Section 7.2, immediately after giving effect to the Transactions to be consummated on the Closing Date, Buyer and its Consolidated Subsidiaries (including the Surviving Company and its Consolidated Subsidiaries) on a consolidated basis will be Solvent.

4.10 Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary and other than in the case of a Fraud Claim, Buyer acknowledges and agrees that neither Company, Adviser nor any other Person has made or is making, and Buyer and Merger Sub expressly disclaim reliance upon, any representations, warranties, or statements relating to Company and its Consolidated Subsidiaries or Adviser whatsoever, express or implied, beyond those expressly given by Company in Article III and in any certificate delivered pursuant to Section 7.2(a) or Section 7.2(b). Without limiting the generality of the foregoing, except as expressly given by Company in Article III or in any certificate delivered pursuant to Section 7.2(a) or Section 7.2(b), Buyer and Merger Sub acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospect information that may have been made available to Buyer, Merger Sub, or any of their respective Representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law or a Governmental Entity, as required or expressly permitted by this Agreement or with the prior written consent of Buyer, which prior written consent shall not be unreasonably delayed, conditioned or withheld, Company shall, and shall cause each of its Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business consistent with past practice and Company’s investment objectives and policies as publicly disclosed, and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and existing business relationships.

5.2 Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law or a Governmental Entity, as required or expressly permitted by this Agreement or as set forth in the Company Disclosure Schedule, Company shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of Buyer (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a) issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any units of its limited liability company interests, shares or other equity interests, (ii) any Company Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities;

(b) (i) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis consistent with past practices and Company’s investment objectives and policies as publicly disclosed, (B) the authorization and payment of any cash dividend or distribution necessary for Company to maintain its qualification as a RIC or to avoid the imposition of any income or excise tax, as reasonably determined by Company, (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of Company to Company or another direct or indirect wholly owned Consolidated Subsidiary of Company, or (D) a Portfolio Dividend; provided that any such dividend or distribution pursuant to clauses (A), (C) and (D) shall only be made, authorized, declared, paid or set aside if (1) if declared and paid in cash prior to the Determination Date and (2) if following the payment thereof, Company has sufficient cash remaining on hand on the Closing Date to enable it to make payment of the Transaction Expenses; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock;

(c) sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed;

(d) acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed;

(e) amend the Company Certificate, the Company LLC Agreement or other Organizational Documents or similar Organizational Documents of any of its Consolidated Subsidiaries;

(f) implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements;

(g) hire any employees or establish, become a party to or commit to adopt any Employee Benefit Plan;

(h) incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person;

(i) make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business;

(j) file or amend any income or other material Tax Return other than in the ordinary course of business consistent with past practice; make, change or revoke any Tax election; change any accounting period or method with respect to Taxes; enter into any closing agreement; or settle or compromise any Tax liability or refund; request or surrender any right to claim a refund of Taxes; request any ruling with respect to Taxes; consent to any extension or waiver of the limitation period applicable to any Taxes of Company or any of its subsidiaries;

(k) take any action, or fail to take any action, which action or failure to act is reasonably likely to cause the Company (i) to fail to qualify or not be subject to tax as a RIC for its current taxable year and any other taxable year that includes the Closing Date or (ii) to become liable for material U.S. federal income tax under Code Section 4982;

(l) enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which Company or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in Company’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC);

(m) other than in the ordinary course of business consistent with past practice and Company’s investment objectives and policies as publicly disclosed, enter into any Contract that would otherwise constitute a Company Material Contract had it been entered into prior to the date of this Agreement;

(n) other than in the ordinary course of business consistent with past practice and Company’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, material change in or material waiver under any Company Material Contract;

(o) settle any Proceeding against Company, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and Company’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of Company or any of its Consolidated Subsidiaries or, after the Effective Time, Buyer, the Surviving Company or any of their respective Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault;

(p) other than in the ordinary course of business and consistent with Company’s investment objectives and policies as publicly disclosed, (i) pay, discharge or satisfy any Indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of outstanding debt of Company or its Consolidated Subsidiaries as in effect as of the date of this Agreement or (ii) cancel any material Indebtedness;

(q) except as otherwise expressly contemplated by this Agreement, merge or consolidate Company or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Company or any of its Consolidated Subsidiaries; or

(r) agree to take, make any commitment to take, or adopt any resolutions of the Company Board authorizing, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Efforts.

(a) Subject to the right of Company to take any action that constitutes an Adverse Recommendation Change as expressly permitted pursuant to Section 6.6 and subject to Section 6.1(d), the parties shall cooperate with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals, confirmations and authorizations of all such third parties and Governmental Entities.

(b) In furtherance (but not in limitation) of the foregoing, each of Company and Buyer shall as promptly as practicable, but in no event later than ten (10) Business Days (or such later date as Company and Buyer may mutually agree), following the date of this Agreement, file, or cause to be filed any required applications, notices or other filings under the HSR Act. To the extent reasonably practicable, the parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the

Transactions. Company, on the one hand, and Buyer, on the other hand, shall each, in connection with the efforts referenced in this Section 6.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, subject to Section 6.1(d), use commercially reasonable efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law; provided, however, that any information or materials provided to or received by any party under this Section 6.1 or any other section of this Agreement may be redacted (i) to remove references concerning the valuation of Company or other competitively sensitive material, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, and that the parties may, as each deems advisable, reasonably designate any material or information provided to or received by any party under this Section 6.1 as “outside counsel only material.” Materials designated “outside counsel only” under this Section 6.1 shall be given only to the designated legal counsel of the recipient and shall not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c) No party hereto shall agree to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay, or otherwise not to consummate as soon as practicable, the consummation of the Transactions except with the prior written consent of the other parties. Notwithstanding the foregoing, nothing in this Section 6.1 will apply to or restrict communications or other actions by any party or their respective Affiliates with or with respect to Governmental Entities in connection with their business in the ordinary course of business.

(d) Notwithstanding anything to the contrary herein, (i) none of Buyer, Merger Sub or their respective Affiliates shall be required, and none of Company, or its Affiliates shall be permitted (without Buyer’s prior written consent), to (A) consent to, or offer to agree or consent to, or effect or undertake, any action or efforts that would reasonably be expected to result in a Substantial Detriment for purposes of obtaining all requisite Permits for the Transactions under the HSR Act or any other consent or Order from any Governmental Entity in connection with the Transactions or (B) initiate or participate in any lawsuits in order to oppose or defend against any lawsuits by any Governmental Entity to enjoin, restrain or otherwise prevent the consummation of the Closing and (ii) none of the parties shall be required to consent to, or offer to agree or consent to, or to make, any amendments or modifications to any of the terms of this Agreement or any other agreements entered into in connection with the Transactions.

(e) Subject to applicable Law, each of Company and Buyer shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

6.2 Preparation of Proxy Statement.

(a) Company shall as promptly as practicable following the date of this Agreement (but in no event later than ten (10) Business Days following the date of this Agreement (or such later date as Company and Buyer may mutually agree)) prepare, in consultation with Buyer, and file with the SEC the Proxy Statement in preliminary form. Company shall use all reasonable efforts to have the Proxy Statement be cleared by the SEC and its staff under the Exchange Act as promptly as practicable after such filing. Company shall promptly notify Buyer upon the receipt of any oral or written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide Buyer with copies of all written correspondence and a summary of all oral communications between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. Company shall cooperate with and provide Buyer with a reasonable opportunity to review and comment on the Proxy Statement and any substantive correspondence (including responses to SEC or staff comments), amendments or supplements to the Proxy Statement prior to filing with the SEC or otherwise responding to the SEC or staff, consider such comments in good faith, and shall provide to Buyer a copy of all such filings made with the SEC. Company shall use commercially reasonable efforts (with the assistance of, and after consultation with, Buyer and its counsel as provided by this Section 6.2(a)) to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement and Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable. No filing or mailing of, or amendment or supplement to, the Proxy Statement will be made by Company without providing Buyer and its counsel a reasonable opportunity to review and comment thereon (which reasonable and timely comments shall be considered by Company in good faith).

(b) Buyer shall cooperate with Company in the preparation of the Proxy Statement and shall furnish to Company all information reasonably requested as may be reasonably necessary or advisable in connection with the Proxy Statement or any other filing or application made by or on behalf of Company or any of its Consolidated Subsidiaries to any Governmental Entity in connection with the Merger and the other Transactions. Prior to the Effective Time, each party hereto shall promptly notify the other party upon becoming aware of any event or circumstance that is required to be described in an amendment to the Proxy Statement or in a supplement to the Proxy Statement.

(c) The Company agrees to supplement, update and correct any information provided by it for use in the Proxy Statement if and to the extent that such information is or shall have become incomplete, false or misleading promptly after becoming aware of any such fact.

6.3 Member Approval. As promptly as practicable after the Proxy Statement is cleared by the SEC or, if earlier, the date that is ten (10) calendar days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments, Company shall (i) take all action required, including, by the DLLCA and the Company Certificate, to establish a record date and meeting date for, duly call, give notice of, convene, and hold the Company Members Meeting promptly following the mailing of the Proxy Statement, but in any event within twenty (20) Business Days thereof (or such other time as otherwise required to comply with applicable Law, as requested by the SEC or its staff, or as Company and Buyer otherwise agree in writing), for the purpose of obtaining the Company Requisite Vote as well as any other such matters determined by Buyer and the Company, (ii) cause the Proxy Statement to be mailed or otherwise delivered to Company’s stockholders as of the record date established for the Company Members Meeting. The record and meeting date for the Company Members Meeting shall be determined in prior consultation with and subject to the prior written approval of Buyer (which prior written approval shall not be unreasonably delayed, conditioned or withheld). Unless the Company Board has withdrawn the Company Board Recommendation in accordance with Section 6.6, Company shall use commercially reasonable efforts to obtain from Company’s members the Company Requisite Vote, including, subject to Section 6.6, by providing to Company’s members the Company Board Recommendation of the adoption of this Agreement and approval of the Transactions and including such recommendation in the Proxy Statement and by, at the request of Buyer, postponing or adjourning the Company Members Meeting to obtain a quorum or solicit additional proxies. Company shall have the right, after good faith consultation with Buyer, to postpone or adjourn the Company Members Meeting (A) for the absence of a quorum necessary to conduct the business of the Company Members Meeting, (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Members Meeting, Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Company Requisite Vote, (C) to allow reasonable additional time for Company to make any supplemental disclosures in advance of the Company Members Meeting that Company determines, after consultation with outside legal counsel, are reasonably required under applicable Law to be made in advance of, and reviewed by the members of Company prior to, the Company Members Meeting or (D) if required by Law; provided, in the case of each of (A) and (B) and, without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), in no event shall the Company Members Meeting be held on a date that is more than thirty (30) days after the date for which the Company Members Meeting was originally scheduled (as set forth in the Proxy Statement). Without limiting the generality of the foregoing but subject to Company’s right to terminate this Agreement pursuant to Section 8.1, Company’s obligations pursuant to this Section 6.3 (including its obligation to submit to its members this Agreement and the Transactions and any other matters required to be approved or adopted by its members in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Company, its Representatives or its members of any Takeover Proposal (including any Superior Proposal), or (ii) Company effecting a Takeover Approval or delivering a Notice of a Superior Proposal. Company shall keep Buyer reasonably informed on a reasonably current basis, and promptly upon Buyer’s written request, of the status of its efforts to solicit the Company Requisite Vote.

6.4 Indemnification; Directors’ and Officers’ Insurance.

(a) Following the Effective Time, the Surviving Company shall, to the fullest extent permitted under applicable Law and solely as required by the Company LLC Agreement (as in effect as of the date hereof and made available to Buyer), indemnify, defend and hold harmless and advance expenses to the present and former directors and officers of Company or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including, but not limited to, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including any matters arising in connection with this Agreement or the Transactions). In the event of any such Liabilities, (i) the Surviving Company shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law provided that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) the applicable Indemnified Parties shall reasonably cooperate in the defense of such matter.

(b) Unless Company and Buyer shall otherwise agree, prior to the Effective Time, Company shall purchase a so-called “tail” or extended reporting period insurance policy providing coverage for the Indemnified Parties that covers events occurring prior to the Effective Time, the cost of which shall be included as a Transaction Expense.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.4(a), upon learning of any Proceeding described above, shall promptly notify Adviser, Buyer and the Surviving Company in writing; provided that the failure to so notify shall not affect the obligations of the Surviving Company under Section 6.4(a) unless the Surviving Company is materially prejudiced as a consequence.

(d) If the Surviving Company or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers or otherwise disposes of all or substantially all of its assets to any other entity, then and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 6.4.

(e) The provisions of this Section 6.4 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

6.5 No Solicitation.

(a) Company shall, and shall cause its Consolidated Subsidiaries, Adviser, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any solicitation of or discussions or negotiations with any Person (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) that may be ongoing with respect to, or that are intended to or would reasonably be expected to lead to, a Takeover Proposal, and demand the prompt return or destruction (which destruction shall be certified in writing to Company) of all material non-public or other confidential information previously furnished to such Person (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) with respect to any Takeover Proposal. Prior to the Effective Time, subject to Section 6.6, each of the Company Board (including any committee thereof) and Company shall not, and shall cause its Consolidated Subsidiaries, Adviser and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, knowingly induce, knowingly encourage or take any other action (including by providing information) designed to, or which would be reasonably expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its equityholder(s)) with respect to any Takeover Proposal; (ii) approve, publicly endorse or publicly recommend or enter into any agreement, arrangement, discussions or understandings (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) with any Person (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) (x) with respect to any Takeover Proposal or (y) requiring it to abandon, terminate or fail to consummate, or that is intended to or that would reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions with any Person (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) regarding, or furnish or disclose to any Person (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) any information or data with respect to, or take any other action to facilitate or in furtherance of or response to any inquiries or the making of, any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) terminate, waive, amend, modify, release or grant (x) any approval pursuant to any Takeover Statute to any Person (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) or with respect to any transaction (other than the Transactions) or (y) any standstill or any similar agreement with respect to Company or its Consolidated Subsidiaries; provided, however, that notwithstanding the foregoing, Company (A) may inform such Persons of the provisions contained in this Section 6.5, (B) Company shall be permitted to grant a waiver of, or terminate, any “standstill” or similar agreement or obligation of such Person with respect to equity securities of Company in order to allow such Person to confidentially submit a Takeover Proposal and (C) the foregoing in this Section 6.5(a) shall not include any actions Company is required to take as expressly set forth in this Agreement.

(b) Company shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify Buyer in writing of any request for information or any inquiry, proposal or offer that would be reasonably expected to lead to a Takeover Proposal or any Takeover Proposal and (ii) provide to the Buyer the material terms and conditions of any such request, inquiry, proposal or offer or Takeover Proposal, as the case may be, and complete copies of any written materials received by Company, Adviser or their respective Affiliates or Representatives in connection with any of the foregoing (including copies of the current drafts of all agreements, term sheets and financing commitments related thereto or submitted therewith), and the identity of the Person (or group of Persons) making any such request, inquiry, proposal or offer or Takeover Proposal, as the case may be. Company agrees that it shall keep Buyer informed on a reasonably current basis, and in any event within twenty-four (24) hours after receipt, of the status and the material terms and conditions (including any amendments or proposed amendments or other changes or modifications) of any such request, inquiry, proposal or offer or Takeover Proposal and keep the Buyer informed on a reasonably current basis of any information requested of, or provided by, Company, including by providing Buyer promptly after the receipt or delivery of copies of all written proposals, offers or draft agreements sent to or provided to Company, its Consolidated Subsidiaries, the Adviser or their Representatives with respect to such request, inquiry, proposal or offer or Takeover Proposal. Company and Adviser shall not, and shall cause the Company’s Consolidated Subsidiaries not to, after the date of this Agreement, enter into any Contract with any Person that prohibits or otherwise limits Company or Adviser from providing any information contemplated by this Section 6.5 to Buyer, Merger Sub or their Representatives acting on their behalf, or otherwise complying with its obligations under this Section 6.5.

6.6 Company Takeover Proposals.

(a) If on or after the date of this Agreement and at any time prior to the Company Members Meeting: (i) Company receives a bona fide unsolicited Takeover Proposal (with respect to which Company has complied in all material respects with the provisions of Sections 6.5(a) and (b) and this Section 6.6); (ii) the Company Special Committee shall have determined in good faith, after consultation with its outside legal counsel and (with respect to financial matters) its outside financial advisor, that (x) failure to consider such Takeover Proposal would be a breach of the fiduciary duties applicable to the Company Board under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal; and (iii) Company gives Buyer prior written notice of the identity of the Person (or group of Persons) making such Takeover Proposal, the terms and conditions of such Takeover Proposal and Company’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 6.6(a), Company may:

(i) engage in negotiations or discussions with such Person (or group of Persons) who has made the unsolicited, bona fide Takeover Proposal and provide information (including non-public information) in response to a request therefor by such Person (or group of Persons) who has made such Takeover Proposal if Company (A) receives from such Person (or group of Persons) an executed confidentiality agreement with customary terms no less restrictive than the Confidentiality Agreement (but need not include a standstill) and (B) provides Buyer a copy of all such information that has not previously been delivered or made available to Buyer substantially concurrently with delivery to such Person (or group of Persons) (or such Person’s (or group’s) Representatives or Affiliates); and

(ii) after fulfilling its obligations under Section 6.6(b) below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”).

If on or after the date of this Agreement and at any time prior to obtaining the Company Requisite Vote, the Company Special Committee shall have determined after consultation with its outside legal counsel and (with respect to financial matters) its outside financial advisor and after compliance with its obligations in Section 6.6 (after having given effect to any amendments, changes or modifications offered by Buyer pursuant to, and in accordance with, Section 6.6(b)), that that continued recommendation of the approval of this Agreement and the Transactions to the Company’s members is reasonably likely to be a breach of the fiduciary duties applicable to the Company Board under applicable Law as a result of a Superior Proposal, Company may (A) withdraw, withhold or qualify (or modify or amend in a manner adverse to Buyer), or publicly propose to withdraw, withhold or qualify (or modify or amend in a manner adverse to Buyer), the Company Board Recommendation and/or (B) make any public statement, filing or release, in connection with the Company Members Meeting, inconsistent with the Company Board Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as an “Adverse Recommendation Change”).

(b) Upon any determination that a Takeover Proposal constitutes a Superior Proposal by the Company Board (including any committee thereof), Company shall promptly provide (and in any event within twenty-four

(24) hours of such determination) to Buyer a written notice (a “Notice of a Superior Proposal”) (which notice shall not, by itself, constitute an Adverse Recommendation Change): (i) advising Buyer that the Company Board has received a Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such Superior Proposal and any amendment, change or modification thereto, including the amount per unit or other consideration that the members of Company will receive in connection with the Superior Proposal and including a copy of all written materials provided to or by Company in connection with such Superior Proposal (including copies of the current drafts of all agreements, term sheets, financing commitments and other documentation and correspondence that relate to such Takeover Proposal), unless previously provided to Buyer, and (iii) identifying the Person (or group of Persons) making such Superior Proposal. Company shall cooperate and negotiate in good faith with Buyer (to the extent Buyer desires to negotiate) during the five (5) Business Day period following Buyer’s receipt of the Notice of a Superior Proposal (it being understood that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new Notice of a Superior Proposal and Company shall be required to comply again with the requirements of this Section 6.6(b), except that such new notice period shall be for two (2) Business Days) to make such adjustments, revisions, changes, modifications, or amendments in the terms and conditions of this Agreement and the Transactions as would enable Company to determine that such Superior Proposal is no longer a Superior Proposal and proceed with a Company Board Recommendation without an Adverse Recommendation Change. If thereafter the Company Special Committee determines, after consultation with its outside legal counsel and (with respect to financial matters) its outside financial advisor and after giving effect to any such proposed adjustments, revisions, changes, modifications, or amendments to the terms and conditions of this Agreement offered by Buyer that such Superior Proposal remains a Superior Proposal or the failure to make such Adverse Recommendation Change would be reasonably likely to be a breach of the fiduciary duties applicable to Company Board under applicable Law, and Company has complied in all material respects with Section 6.6(a) above, Section 6.6(b) and Section 6.6(c), Company may terminate this Agreement pursuant to Section 8.1(c)(ii), subject to payment of the Company Termination Fee.

(c) Other than as expressly permitted by Section 6.6(a), Section 6.6(b) or Section 6.6(d), neither Company nor the Company Board (or any committee thereof (including the Company Special Committee)) shall make any (i) Adverse Recommendation Change, (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, to the Company’s members any Takeover Proposal, (C) fail to include the Company Board Recommendation, as applicable, in the Proxy Statement or any filing, amendment or supplement relating to the Proxy Statement, (D) fail to publicly recommend rejection of any tender or exchange offer that constitutes a Takeover Proposal within ten (10) Business Days after such tender or exchange offer is commenced (or such fewer number of days as remain prior to the Company Members Meeting as it may be adjourned or postponed, and in any event prior to the Company Members Meeting), it being understood that the Company Board may refrain from taking a position with respect to a Takeover Proposal that is a tender or exchange offer until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Takeover Proposal (or such fewer number of days as remain prior to the Company Members Meeting as it may be adjourned or postponed, and in any event prior to the Company Members Meeting) without such action being considered a violation of this Section 6.6(c); or (E) except in the event any tender or exchange offer that constitutes a Takeover Proposal, fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after the written request of Buyer following a Takeover Proposal that has been publicly announced (or, if the Company Members Meeting is scheduled to be held within ten (10) Business Days of such request, within five (5) Business Days of such request and in any event, prior to the date of the Company Members Meeting), or (iii) terminate this Agreement pursuant to Section 8.1(c)(ii). Notwithstanding anything herein to the contrary, no Adverse Recommendation Change shall change the approval of the Transactions, this Agreement or any other approval of the Company Board that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) Other than in connection with a Takeover Proposal with respect to Company, the Company Board shall be permitted to make an Adverse Recommendation Change in response to an Intervening Event (an “Intervening Event Recommendation Change”) if (A) prior to effecting any such Intervening Event

Recommendation Change, Company promptly notifies Buyer, in writing, at least five (5) Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to take such action (which notice shall not, by itself, constitute an Adverse Recommendation Change or a Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) Company shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) to make such adjustments, revisions, changes, modifications, or amendments in the terms and conditions of this Agreement and the Transactions that would not permit the Company Board to make an Intervening Event Recommendation Change, and (C) the Company Special Committee determines, after consulting with its outside legal counsel and (with respect to financial matters) its outside financial advisor, that the failure to effect such an Intervening Event Recommendation Change, after taking into account any adjustments made by Buyer during the Intervening Event Notice Period, would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of Company under applicable Law. For the avoidance of doubt, the making of an Intervening Event Recommendation Change shall constitute an Adverse Recommendation Change.

(e) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to prohibit Company from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to Company’s members if, after consultation with its outside legal counsel, Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, which the parties hereto agree shall not in and of itself be deemed to be an Adverse Recommendation Change or give rise to a Buyer termination right pursuant to Section 8.1(d)(ii)) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation (A) in such communication or (B) within three (3) Business Days after being requested in writing to do so by Buyer.

6.7 Access to Information.

From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, upon reasonable advance notice, except as may otherwise be restricted by applicable Law, and subject to the execution and delivery of customary access letters with respect to third-party information (if required by such third party), Company shall, and shall cause its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors, and other Representatives of Buyer, reasonable access, during normal business hours, to its and its Consolidated Subsidiaries’ personnel, properties, facilities, assets, Contracts, books and records and furnish and make available (including via EDGAR, if applicable) to such Persons all other information in its possession concerning its business, properties, facilities, assets, liabilities and personnel as such party or parties may reasonably request and promptly furnish Buyer and its Representatives with such financial and operating data and other information in its possession with respect to the business, properties, facilities, loan portfolio, assets and personnel of Company and its Consolidated Subsidiaries as Buyer may reasonably request; provided that the foregoing shall not require Company to afford access to or to disclose any information that in Company’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if, after using commercially reasonable efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure (and in such cases, it shall use commercially reasonable efforts to provide such information or as much of such information in a manner that would not violate such confidentiality obligations). The foregoing access rights shall not include the right to (i) have access to any information the disclosure of which is restricted by contract or applicable Law or which could result in the waiver of any attorney-client privilege or any similar privilege of Company or any Consolidated Subsidiary, in the judgment of their legal counsel, (ii) to the extent relating to, or to any business of, any Person advised (or formerly advised) by Adviser, other than Company and its Consolidated Subsidiaries, or (iii) subject to Section 6.6(a) and Section 6.6(b), have access to any information to the extent related to the sale process conducted by Company or any of its Consolidated Subsidiaries vis-a-vis any

Person other than Buyer; provided, that in such instances Company shall inform Buyer of the general nature of the information being withheld and use commercially reasonable efforts to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii).

With respect to the information disclosed pursuant to this Section 6.7, Buyer shall comply with, and shall instruct its Representatives to comply with, all of its obligations under the confidentiality letter agreement, dated April 4, 2024, between Goldman Sachs Asset Management, L.P. and Pantheon Ventures US LP (the “Confidentiality Agreement”).

6.8 Publicity. The initial press release with respect to the Transactions shall be a joint press release as mutually agreed by both Company and Buyer. Thereafter, so long as this Agreement is in effect, except as may be required by applicable Law, in connection with any such press release or public announcement if the Company Board has effected an Adverse Recommendation Change or in connection with any press release or public announcement in each case in accordance with and pursuant to Section 6.6, Company and Buyer each shall consult with the others before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Merger, or the other Transactions, except as may be required by applicable Law, and, to the extent practicable, before such press release or disclosure is issued or made, Company or Buyer, as applicable, shall have used use commercially reasonable efforts to advise the other parties of, and consult with the other parties regarding, the text of such disclosure; provided, that each of Company and Buyer may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 6.8.

6.9 Takeover Statutes and Provisions. Neither Buyer nor Company will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of Buyer and Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary, challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

6.10 Member Litigation. During the period from the date of this Agreement to the Effective Time, Company shall promptly advise Buyer after becoming aware of any Proceeding commenced against Company by any equityholder of Company relating to this Agreement or the Transactions (including the Merger) (the “Member Litigation”) and shall keep Buyer reasonably informed regarding any material developments with respect to such Proceeding. Company shall control any such Proceeding; provided that, Company shall: (a) give Buyer the opportunity to participate in the defense and settlement of any such Proceeding, (b) keep Buyer reasonably apprised of proposed strategy and other significant decisions with respect to any such Proceeding, and provide Buyer with the opportunity to consult with Company regarding the defense of any such Proceeding, which advice Company shall consider in good faith, and (c) not settle any such Proceeding without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned).

6.11 Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be required to cause any dispositions of Company Common Units (including derivative securities with respect to Company Common Units) or acquisitions of Company Common Units (including derivative securities with respect to Company Common Units) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt pursuant to Rule 16b-3.

6.12 Financing.

(a) Buyer shall, at its or its Affiliates’ sole expense, use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions set forth in the Financing Agreements on or prior to the Closing Date, including (i) complying with the Financing Agreements in accordance with their respective terms and conditions until the Transactions are consummated, (ii) using commercially reasonable efforts to maintain in effect the Financing Agreements in accordance with their respective terms and conditions until the Transactions are consummated, (iii) using commercially reasonable efforts to satisfy on a timely basis all conditions applicable to the Buyer or its controlled Affiliates in the Financing Agreements that are within its control, (iv) assuming that all conditions contained in the Financing Agreements have been satisfied or waived, consummating the Financing at or prior to Closing, and (v) using commercially reasonable efforts to enforce Buyer’s and its controlled Affiliates’ rights under the Equity Commitment Letter and the Debt Financing Agreement and cause the applicable providers of financing under the Equity Commitment Letter and the Debt Financing Agreement to comply with their respective obligations and fund thereunder on the Closing Date; provided that, notwithstanding anything herein to the contrary, nothing in this clause (a) will limit the ability of Buyer to pursue the Financing in any manner not otherwise prohibited by this Agreement (including to pursue Alternative Financing as necessary to consummate the Transactions).

(b) Buyer shall give Company prompt notice (in no event later than three (3) Business Days after obtaining knowledge (and in any event prior to the Anticipated Closing Date)) of (i) any actual (or threatened in writing) material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Agreement of which Buyer becomes aware, (ii) the receipt by Buyer of any written notice or other written communication from any Person with respect to any (A) actual or potential expiration or termination of, repudiation by any Person party to or default or breach under any Financing Agreement or (B) material dispute or disagreement between or among any Persons party to the Financing Agreements with respect to the obligation to fund the Financing on the Closing Date, (iii) any indication in writing that any Person party to any Financing Agreement will not provide, or it refuses to provide, all or any portion of the Financing contemplated by the Financing Agreements on the terms and subject only to the conditions expressly stated therein, (iv) the exercise of any “market flex” provisions provided for in the Debt Financing Agreement, and (v) if at any time for any reason Buyer no longer believes in good faith that it will be able to obtain, prior to the date the Closing, all or any portion of the Financing on the terms, in the manner or from the sources contemplated by any of the Equity Commitment Letter or the Debt Financing Agreement; provided that in no event shall Buyer be under any obligation to disclose any information pursuant to this sentence to the extent it would, in the judgment of Buyer’s legal counsel, waive the protection of attorney-client or similar privilege if such party shall have used commercially reasonable efforts to disclose such information in a way that would not waive such privilege. Upon the reasonable written request of Company, Buyer shall promptly, and in any event within three (3) Business Days (or one (1) Business Day, if the Anticipated Closing Date is ten (10) Business Days or less on the date the request is made and in any event prior to the Anticipated Closing Date) following such written request, provide any information reasonably requested by Company relating to any circumstance referred to in clauses (i), (ii), (iii) or (iv) of the immediately preceding sentence.

(c) Buyer shall have the right from time to time to amend, restate, amend and restate, replace, supplement or otherwise modify, or waive any provision under, any Financing Agreement; provided that, without the prior written consent of the Company, Buyer shall not permit any amendment, restatement, amendment and restatement, replacement, supplement or other modification to be made to, or any waiver of any provision under, any Financing Agreement if such amendment, restatement, amendment and restatement, replacement, supplement, or other modification or waiver (A) would reduce the aggregate amount of available Financing to less than the amount required to consummate the Transactions on the Closing Date, (B) impose new or additional conditions or other contingencies relating to the receipt or funding of the Financing beyond those expressly set forth in the Financing Agreements as in effect on the date of this Agreement in a manner (x) that would reasonably be expected to impair, delay or prevent the consummation of all or any portion of the Financing on the Closing Date in an amount sufficient to consummate the Transactions on the Closing Date or (y) that is materially adverse or less favorable to Buyer or Company with respect to the certainty of timing of funding, taken as a whole, or (C) adversely impacts in any material respect the ability of Buyer to enforce its rights against the Financing Sources party to the Financing Agreements, or, with respect to the Equity Commitment Letter, the ability of Company to exercise its rights of specific performance to the extent expressly provided thereunder. Buyer shall promptly, and in any event within three (3) Business Days (or, if earlier, prior to the Anticipated Closing Date) following the effectiveness thereof, deliver to Company copies of any amendment, restatement, amendment and restatement, replacement, supplement or other modification to, or waiver of any provision under, any Financing Agreement. For purposes of this Agreement (other than with respect to representations in this Agreement made by the Buyer that speaks as of the date hereof), references to the “Financing Agreements” shall include such document as permitted or required by this Section 6.12(c) to be amended, restated, amended and restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, amendment and restatement, replacement, supplement or other modification or waiver and, for the avoidance of doubt, references to “Financing” shall include, in whole or in part (as applicable), any replacement or substitute financing provided for thereunder.

(d) In the event all or any portion of the Financing becomes unavailable on the terms and conditions contemplated in any Financing Agreement (other than as a result of the Company’s breach of any provision of this Agreement), Buyer shall promptly notify Company and, with respect to the Equity Financing, Buyer shall and, with respect to the Debt Financing, Buyer may, but shall not be obligated to, (i) arrange and obtain any such portion from alternative sources, on terms, taken as whole, that are no more adverse to the Buyer or that are otherwise acceptable to Buyer (“Alternative Financing”), as promptly as practicable following the occurrence of such event and (ii) provide Company with a copy of all amendments, supplements, other modifications or agreements pursuant to which any Alternative Financing shall be made available to Buyer (the “Alternative Financing Agreements”); provided that the terms of such Alternative Financing shall not (A) reduce the aggregate amount of available Financing to less than the amount required to consummate the Transactions on the Closing Date or (B) impose new or additional conditions or other contingencies relating to the receipt or funding of the Financing beyond those expressly set forth in the Financing Agreements as in effect on the date of this Agreement (or as otherwise consented to by Company pursuant to Section 6.12(c)). Notwithstanding anything to the contrary contained in this Agreement in no event shall any Buyer be required to pay any fees or any interest rates applicable to any Alternative Financing in excess of those contemplated by the Financing Agreements as in effect on the date hereof, or agree to any term less favorable to Buyer than such term contained in the Financing Agreements as in effect on the date hereof.

(e) For purposes of and subject to the terms of this Section 6.12, (i) the term “Financing” shall also be deemed to include any Alternative Financing and (ii) the term “Financing Agreement” shall also be deemed to include any commitment letter (or similar agreement), fee letter, or definitive agreement, as applicable, with respect to such Alternative Financing as well as any commitment letter (or similar agreement), fee letter, or definitive agreement, as applicable, as amended, supplemented or modified in accordance with this Section 6.12.

(f) Company shall use its commercially reasonable efforts to, and shall cause its Consolidated Subsidiaries to, use their respective commercially reasonable efforts to, cooperate in connection with the Debt Financing (including any Alternative Financing constituting Debt Financing) as may be reasonably requested by Buyer and required in connection with the Debt Financing, including using commercially reasonable efforts to (i) at reasonable times, upon reasonable advanced notice, and at reasonable locations, participate in a reasonable number of meetings, due diligence sessions, including direct contact between appropriate members of senior management of Company, on the one hand, and the actual and potential Debt Financing Sources, on the other hand, in each case, to the extent usual and customary for financings of a type similar to the Debt Financing and reasonably required in connection with the Debt Financing, (ii) take corporate (or comparable) actions reasonably requested by Buyer to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Company at the Closing, (iii) furnish, at least three (3) Business Days prior to the Closing Date, such documentation and information as is reasonably requested in writing by Buyer at least ten (10) days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including a certification in relation to Company and its Consolidated Subsidiaries regarding individual beneficial ownership, (iv) facilitate the obtaining of guarantees and pledging of collateral and other matters ancillary to the Debt Financing, as may be requested by Buyer and required in connection with the Debt Financing, including obtaining and perfection of security interests in collateral and delivery to the Debt Financing Sources at the Closing of all certificates, if any, representing outstanding equity interests of Company and each of its Consolidated Subsidiaries, (v) assist the Buyer in completing any borrowing base certificate required in connection with the Financing and (vi) as promptly as practicable after the date hereof, furnish Buyer and the Debt Financing Sources with any pertinent and customary information regarding Company and its Consolidated Subsidiaries as may be reasonably requested by Buyer and required in connection with the Debt Financing. Buyer will not, without written consent of Company in each instance, use in advertising or publicity in connection with the Financing or otherwise the name of Company, Goldman Sachs Asset Management, L.P., Goldman Sachs & Co. LLC, or any of their affiliates (collectively, “Goldman Sachs”) nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof (collectively, the “Mark”) of Goldman Sachs. Buyer acknowledges that Goldman Sachs owns all right, title and interest in and to the Mark and the registration thereof.

(g) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall require Company or any of its Consolidated Subsidiaries to (I) cooperate to the extent such cooperation would interfere unreasonably (as reasonably determined by Company) with the business or operations of Company and any of its Consolidated Subsidiaries, (II) encumber any of the assets of Company and any of its Consolidated Subsidiaries or otherwise be an issuer, guarantor or other obligor with respect to the Debt Financing prior to the Closing Date, (III) pay, or commit to pay, any commitment or other fee or make any other payment, in each case, in connection with the Debt Financing prior to the Closing Date, (IV) take, or commit to take, any action that would reasonably be expected to conflict with, violate or result in a breach of or default under any material contract in effect as of the date hereof (including this Agreement), any Organizational Document of Company and any of its Consolidated Subsidiaries or any Law, (V) take, or commit to take, any action to authorize or approve, or execute or deliver, any agreement, certificate or other document related to the Debt Financing unless (x) such Person will continue to serve as a director or manager or officer, as the case may be, after the Closing Date and (y) the effectiveness of such authorization or approval or agreement, certificate or other document is contingent upon the occurrence of, the Closing, (VI) incur, or commit to incur, or be required to reimburse, or commit to reimburse, any cost, expense, liability or obligation or provide or agree to provide any indemnity, in each case, in connection with the Debt Financing (x) prior to the Closing Date or (y) unless concurrently reimbursed by the Buyer or any of its Affiliates, (VII) take any action that could reasonably be expected to subject any director, officer, employee, agent, manager, consultant, advisor or other representative of Company or any Affiliate to any actual or potential personal liability, (VIII) provide access to or disclose information that Company determines in good faith would jeopardize any attorney client privilege of, or conflict with any material confidentiality obligations binding on, Company or any Affiliate of Company if such Person shall have used commercially reasonable efforts to provide access to or disclose such information in a way that would not waive such privilege or conflict with such obligations or (X) deliver any financial or other information that is not currently readily available or prepared in the ordinary course of business of Company. All non-public or other confidential information provided by Company or any of its Representatives pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement, except that such information may be disclosed to potential Financing Sources, subject to such potential Financing Sources entering into customary confidentiality undertakings with respect to such information.

(h) Notwithstanding anything in this Agreement to the contrary, none of Company, its Consolidated Subsidiaries or any of their respective directors, officers or employees shall incur any Liability to any Person under the Debt Financing with respect to periods prior to the Effective Time. In furtherance of the foregoing, Buyer shall fully indemnify Company, its Consolidated Subsidiaries and their respective directors, officers and employees for any and all reasonable and documented out-of-pocket fees and expenses incurred by such Persons for any claims asserted or alleged as a result of the cooperation provided by Company and its Consolidated Subsidiaries in accordance with Section 6.12(f).

6.13 R&W Policy. To the extent requested by Buyer, the Company shall use commercially reasonable efforts to assist Buyer in, and reasonably cooperate with, Buyer obtaining of a representations and warranties insurance policy (the “R&W Insurance Policy”) prior to the Closing. Any R&W Insurance Policy shall provide that the insurer has (or insurers have, as the case may be) no right of subrogation against any holder of Company Common Units or any of their respective Affiliates, and such insurer has (or insurers have, as the case may be) waived any such right of subrogation.

6.14 Existing SPV Assets. Prior to the Determination Date, Company shall take any and all limited liability company action required to transfer of its existing portfolio company investments and related liabilities held by Goldman Sachs Private Middle Market Credit SPV LLC, a Delaware limited liability company and wholly-owned subsidiary of Company, to a newly created special purpose vehicle wholly-owned by Company or, in Company’s discretion to Company (the “Existing SPV Restructuring”). Company shall keep Buyer informed on a reasonably current basis in reasonable detail of the status of the Existing SPV Restructuring and provide copies to Buyer of all documents, instruments or agreements prepared in connection with the Existing SPV Restructuring prior to their execution and provide Buyer and its Representatives a reasonable opportunity review (and the form and substance of such documents, instruments and agreements shall be subject to Buyer’s approval (not to be unreasonably withheld, conditioned or delayed)).

6.15 No Other Representations or Warranties. The parties hereto acknowledge and agree that, except for the representations and warranties of Company in Article III and in any certificate delivered pursuant to Section 7.2(a) or Section 7.2(b), and the representations and warranties of Buyer in Article IV or in any certificate delivered pursuant to Section 7.3(a) or Section 7.3(b) or given in Section 5 of the Guaranty, none of Company, Adviser, Buyer, Merger Sub, or any of Company’s or Buyer’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing makes or has relied on any representation or warranty, express or implied.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, other than with respect to Section 6.1(a), which shall not be waived by any party hereto, waiver, at or prior to the Effective Time, of the following conditions:

(a) Member Approval. The Company Requisite Vote shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Merger or any of the other Transactions shall be in effect.

(c) Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act).

(d) No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Merger or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Merger or any of the other Transactions.

(e) Closing Amounts Determination. The determination of the Closing Amounts Schedule shall have been completed in accordance with Section 2.4.

7.2 Conditions to Obligations of Buyer and Merger Sub to Effect the Merger. The obligations of Buyer and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Buyer, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of Company. (i) The representations and warranties of Company set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of Company set forth in Section 3.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of Company set forth in Sections 3.3(a), 3.3(b)(i), 3.7, 3.19 and 3.21 and the representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of Company set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any “Company Material Adverse Effect” or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of Company are not so true and correct, without regard to any “Company Material Adverse Effect” or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of Company to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Buyer shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. Buyer shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c) Portfolio FMV. The fair value of the portfolio investments of the Company as of the Determination Date does not exceed seventy-seven percent (77%) of the aggregate principal balance of such underlying portfolio investments as of such date.

(d) Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred and, solely with respect to clause (b) of the definition of “Company Material Adverse Effect,” be continuing, any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(e) Debt Financing Consummation. The Debt Financing (including, for clarity, if applicable, any Alternative Financing constituting Debt Financing) shall have been funded, or will be concurrently funded with the Closing, in an amount sufficient for Buyer to consummate the Transactions upon the terms contemplated herein, in accordance with the Debt Financing Agreement, if the Equity Financing is funded at the Closing.

7.3 Conditions to Obligations of Company to Effect the Merger. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of Buyer. (i) The representations and warranties of Buyer set forth in Sections 4.2(a), 4.2(b)(i) and 4.4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the representations and warranties of the Buyer set forth in this Agreement (other than those set forth in the foregoing clause (i)), shall be true and correct as of the date of this Agreement and as of the Closing Date as though to such representations and warranties were made on and as of such date and time (except to the extent that any such representation and warranty speaks only as to a specified date, in which case such representation and warranty shall be true and correct as of such specified date), without regard to any “Buyer Material Adverse Effect” or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied even if any such representations and warranties of Buyer are not so true and correct, without regard to any “Buyer Material Adverse Effect” or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of Buyer to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect. Company shall have received a certificate signed on behalf of Buyer by an officer of Buyer to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Buyer and Merger Sub. Each of Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. Company shall have received a certificate signed on behalf of Buyer and Merger Sub by an officer of Buyer to such effect.

(c) Absence of Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Buyer Material Adverse Effect.

7.4 Frustration of Closing Conditions. None of Company, Merger Sub or Buyer may rely on the failure of any condition set forth in this Article VII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use commercially reasonable efforts to consummate the Merger and the other Transactions.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Requisite Vote has been obtained:

(a) by mutual consent of Buyer and Company in a written instrument authorized by each of the Buyer and the Company Board (on the recommendation of the Company Special Committee); or

(b) by either Buyer or Company, if:

(i) any Governmental Entity that must grant a Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order, or promulgated any other Law permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions; or

(ii) the Merger shall not have been consummated on or before February 28, 2025, or such other date as mutually agreed to in writing by Company and Buyer (such date referred to as, the “Termination Date”); provided that if the Valuation Firm has been engaged in accordance with Section 2.4, unless otherwise agreed in writing by Company and Buyer, the Termination Date shall automatically (and without further action) be extended until the later of (i) five (5) Business Days after the Final NAV Determination Date and (ii) the Scheduled Date; provided further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date (including, for the avoidance of doubt, the obligation to promptly submit information regarding any Disputed Item submitted to the Valuation Firm as requested by the Valuation Firm pursuant to Section 2.4); or

(iii) if the Company Members Meeting is held, the members of Company shall have failed to adopt this Agreement or to approve the Transactions (including the Merger) by the Company Requisite Vote at a duly held meeting of Company’s members or at any adjournment or postponement thereof at which the adoption of this Agreement and the approval of the Transactions (including the Merger) have been voted upon; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions; or

(c) by Company, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Buyer or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3, and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of notice thereof by Company to Buyer (provided that Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.2 not to be satisfied); or

(ii) at any time prior to obtaining the Company Requisite Vote, the Company Board, upon the recommendation of the Company Special Committee, authorizes Company, subject to complying with the terms of Section 6.6(a) and Section 6.6(b), to enter into, and Company enters into, a definitive Contract with respect to a Superior Proposal; or

(iii) prior to the Effective Time, if on any Scheduled Date (excluding reference therein to Section 7.2(e)): (A) all of the conditions set forth in Section 7.1 and 7.2 (other than Section 7.2(e)) have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur at such time), (B) (1) the condition set forth in Section 7.2(e) is not satisfied and the sole cause of the condition in Section 7.2(e) not being satisfied is Buyer’s Willful Breach of Section 6.12(a) or (2) the condition set forth in Section 7.2(e) is satisfied and Buyer, in violation of the terms of this Agreement, fails to consummate the Merger on the date on which the Closing should have occurred pursuant to Section 1.2, (C) following such failure by Buyer to consummate the Merger in violation of the terms of this Agreement, Company has provided irrevocable written notice to Buyer that the Company is ready, willing and able to consummate the Closing on such date of such notice and at all times during the two (2) Business Day period immediately thereafter, and (D) Buyer fails to consummate the Merger within such two (2) Business Day period after delivery by the Company to Buyer of the notice described in clause (C) (provided, however, that, while Company may pursue both a grant of specific performance and the payment of the Buyer Termination Fee, if the circumstances set forth in Section 8.1(c)(iii)(B)(2) are true on such Scheduled Date, no termination pursuant to this Section 8.1(c)(iii) shall be effective unless and until (x) Company shall have sought specific performance pursuant to Section 10.8 to enforce Buyer’s and Merger Sub’s obligations to consummate the Merger and to cause Buyer to enforce the obligations of the Equity Financing Source under the Equity Commitment Letter and (y) such specific performance shall not have been awarded following a final non-appealable determination by a court of competent jurisdiction on such claim for specific performance); or

(d) by Buyer, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2, and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of notice thereof by Buyer to Company (provided that Buyer or Merger Sub is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.3 not to be satisfied); or

(ii) prior to obtaining the Company Requisite Vote (A) an Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) Company shall have failed to include in the Proxy Statement the Company Board Recommendation, (C) a Takeover Proposal is publicly announced and Company fails to issue upon Buyer’s written request, within ten (10) Business Days after such written request (or such fewer number of days as remain prior to the Company Members Meeting as it may be adjourned or postponed, and in any event prior to the Company Members Meeting), a press release that reaffirms without qualification the Company Board Recommendation or (D) a tender or exchange offer constituting a Takeover Proposal shall have been commenced by a third party and Company shall not have, within ten (10) Business Days after the commencement of such tender or exchange offer (or such fewer number of days as remain prior to the Company Members Meeting as it may be adjourned or postponed, and in any event prior to the Company Members Meeting), made a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or

(iii) Company or the Company Board (including any committee thereof) breaches in any material respect any of its obligations under Section 6.5 or Section 6.6.

The party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other party in accordance with Section 10.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Termination Fees.

(a) If this Agreement shall be validly terminated:

(i) by (x) Company pursuant to Section 8.1(c)(ii) then, prior to, and as a condition to such termination, or (y) by Buyer pursuant to Section 8.1(d)(ii), then within two (2) Business Days of such termination, Company shall pay Buyer, subject to applicable Law and Section 8.2(d), a non-refundable fee in an amount equal to $11,029,889 (the “Company Termination Fee”); or

(ii) (A) by (x) Company pursuant to Section 8.1(b)(ii) at a time when Buyer would have been entitled to terminate this Agreement under Section 8.1(d)(iii) or (y) Buyer pursuant to Section 8.1(d)(iii), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn, and (C) Company enters into a definitive Contract with respect to such Takeover Proposal within twelve (12) months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such twelve (12)-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, Company shall pay the Buyer, subject to applicable Law and Section 8.2(d), the Company Termination Fee; provided, that for purposes of this Section 8.2(a)(ii), the term “Takeover Proposal” will have the meaning assigned to such term in Article IX, except that references to “25%” will be deemed to be references to “50%”.

The Company Termination Fee shall be paid by wire transfer of immediately available funds to Buyer or, at the election of Buyer, to one of its Consolidated Subsidiaries, to an account designated in writing to Company by Buyer if Buyer shall have furnished to Company wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check; it being understood that in no event shall Company be required to pay the Company Termination Fee on more than one occasion.

(b) If this Agreement is terminated (i) by Buyer pursuant to Section 8.1(b)(ii) at a time when Company would have been entitled to terminate this Agreement under Section 8.1(c)(iii) or (ii) by Company pursuant to Section 8.1(c)(iii), then Buyer shall pay to Company a non-refundable fee in an amount equal to $11,029,889 (the “Buyer Termination Fee”) (which fee shall be payable within two (2) business days after such termination, by wire transfer of immediately available funds to an account designated in writing by Company if Company shall have furnished to Buyer wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check); it being understood that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 10.8, (i) in the event the Company Termination Fee is payable pursuant to Section 8.2(a), Buyer’s right to receive payment from Company of the Company Termination Fee in accordance with Section 8.2(a), shall constitute the sole and exclusive monetary remedy of Buyer and Merger Sub and Buyer Related Parties against Company and its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Company Related Parties shall have any further Liability relating to or arising out of this Agreement or the Transactions provided that in no event shall Company be subject to any Liability in connection with this Agreement or the Transactions in an aggregate amount (including for monetary damages (including pursuant to Section 8.3) and any payment of the Company Termination Fee) in excess of an aggregate amount equal to the Company Termination Fee (the “Company Liability Cap”) (except in all cases that Company shall also be obligated with respect to its applicable obligations under Section 8.2(d) and Section 8.4), and (ii) in the event the Buyer Termination Fee is payable pursuant to Section 8.2(b), Company’s right to receive payment from Buyer of the Buyer Termination Fee in accordance with Section 8.2(b) (or from the Guarantor pursuant to the Guaranty), shall constitute the sole and exclusive monetary remedy of Company and the Company Related Parties against Buyer and its subsidiaries, Merger Sub, the Guarantor, the Financing Sources and any of their respective former, current or future direct or indirect general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Buyer Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions, the Equity Commitment Letter or Guaranty to be consummated or for a breach or failure to perform the applicable provisions hereunder, and upon payment of such amount, none of the Buyer Related Parties shall have any further Liability relating to or arising out of this Agreement, the Equity Commitment Letter or the Guaranty, or the Transactions; provided that, in no event shall Buyer and the Buyer Related Parties be subject to any Liability in connection with this Agreement or the Transactions in an aggregate amount (including for monetary damages (including pursuant to Section 8.3) and any payment of the Buyer Termination Fee) in excess of an aggregate amount equal to the Buyer Termination Fee (the “Buyer Liability Cap”) (except in all cases that Buyer shall also be obligated with respect to its indemnification obligations contained in Section 6.12(h) and its applicable obligations under Section 8.2(d) and Section 8.4); provided, further, that the Buyer Termination Fee shall be reduced by the amount of any payments in respect of indemnification obligations or for other losses, damages or expenses made by the Buyer or Buyer Related Parties to Company.

(d) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.2 is an integral part of the Transactions, (ii) each of the Company Termination Fee and the Buyer Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate, with respect to the Company Termination Fee, Buyer and its Affiliates and with respect to the Buyer Termination Fee, Company and its

Affiliates, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without the agreements contained in this Section 8.2, the parties hereto would not enter into this Agreement, accordingly, if Company or Buyer, as the case may be, fails to timely pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, either Company or Buyer, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.2, such paying party shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable law.

8.3 Effect of Termination. In the event of termination of this Agreement by either Company or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Merger Sub, Buyer, any of the Company Related Parties or Buyer Related Parties shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that the expense reimbursement and indemnification obligations contained in Section 6.12, this Article VIII and Article X (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that, subject to Section 8.2 (including the Company Liability Cap and the Buyer Liability Cap, as applicable), nothing herein shall relieve any party from any Liabilities for damages incurred or suffered by another party arising out of the Willful Breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.

8.4 Fees and Expenses. Other than with respect to Transaction Expenses, all fees and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.5 Amendment. This Agreement may be amended by the parties, by action taken or authorized by Buyer and, with respect to Company, the Company Board (upon the recommendation of the Company Special Committee), at any time before or after the Company Requisite Vote has been obtained; provided, however, that after the Company Requisite Vote has been obtained, there may not be, without further approval of Company’s members, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, each party, by action taken or authorized by Buyer or the Company Board (upon the recommendation of the Company Special Committee), as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

ARTICLE IX

CERTAIN DEFINITIONS

“Adviser” means Goldman Sachs Asset Management, L.P., a Delaware limited partnership, in its capacity as investment adviser to Company.

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment shall be an Affiliate of such Person and Affiliates of the Buyer shall only include controlled Affiliates of Pantheon Ventures (UK) LLP or Pantheon Ventures (US) LP (in each case other than for purposes of the definition of “Substantial Detriment” or “Buyer Related Party”)). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” has a meaning correlative thereto.

“Aggregate Member Consideration” means an amount, in dollars, equal to Discounted Closing Net Asset Value.

“Anticipated Closing Date” means the Scheduled Date, assuming the satisfaction of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the party or parties entitled to the benefit thereof) as of such date, or such other date as mutually agreed by the parties hereto in good faith.

“Antitrust Filing Fees” means all filing fees payable by any party hereto to any Governmental Entity pursuant to any applicable notifications to or filings with any Competition Authority.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in The City of New York.

“Buyer Material Adverse Effect” means, with respect to Buyer, any event, development, change, effect or occurrence that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Buyer or Merger Sub to timely perform its material obligations under this Agreement or to consummate the Merger and the other Transactions.

“Calculation Principles” means the principles, practices, methodologies and procedures used by Company in calculating the net asset value of Company for the quarter ended June 30, 2024 (with an accrual for any dividends or distributions declared and not yet paid with a record date prior to the Effective Time and for any expenses and liabilities and Transaction Expenses through the Effective Time) and, solely with respect to the calculation of the Discounted Closing Net Asset Value, applying the Negotiated Adjustments and deducting Transaction Expenses.

“Closing Amounts” means the Buyer Issued Unit Amount (as defined on Exhibit A), the Closing Net Asset Value, the Transaction Expenses and the Discounted Closing Net Asset Value.

“Closing Amounts Schedule” means a written schedule in the form of Section 2.4(a) of the Company Disclosure Schedule setting forth Company’s good faith estimate of the Closing Amounts and the components thereof as if the Effective Time had occurred within forty-eight (48) hours (excluding weekends and holidays) after the Determination Date, certified by the Chief Financial Officer of Company, on behalf of Company and not in his or her personal capacity.

“Closing Net Asset Value” means the net asset value of Company and its Consolidated Subsidiaries as of 12:01 a.m., Eastern time, on the Determination Date, calculated in accordance with the Calculation Principles and in a manner consistent with the calculation of Closing Net Asset Value set forth on Section 2.4(a) of the Company Disclosure Schedule.

“Code” means Internal Revenue Code of 1986, as amended.

“Company Advisory Agreement” means the investment management agreement between Company and Adviser, in effect as of the date of this Agreement.

“Company Material Adverse Effect” means, with respect to Company, any event, development, change, effect or occurrence (each, an “Effect”) that is materially adverse to (a) the business, operations, condition (financial or otherwise) or results of operations of Company and its Consolidated Subsidiaries, taken as a whole, or (b) the ability of Company to timely perform its material obligations under this Agreement or to consummate the Merger and the other Transactions, provided that, with respect to the foregoing clause (i), none of the following, alone or in combination, shall be deemed to constitute, nor be taken into account in determining whether, there has been or will be, any “Company Material Adverse Effect”: any Effect resulting from or attributable to (1) changes generally affecting the economy, financial or securities markets, or political conditions; (2) the announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of Company and its Consolidated Subsidiaries with employees, Governmental Entities, or other third parties; (3) any changes or proposed changes in each case after the date hereof in applicable Law or GAAP or other applicable accounting standards or principles, including interpretations or enforcement thereof, or the failure of any such proposed, discussed or contemplated changes to be implemented, (4) acts of war, hostilities, sabotage, terrorism, police action or military actions, or the escalation thereof, whether or not pursuant to the declaration of an emergency or war or criminal or similar actions (including cyber-attacks and computer hacking); (5) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus) or other force majeure events; (6) general conditions in the industry in which Company and its Consolidated Subsidiaries or their portfolio companies operate; (7) any failure, in and of itself, by Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effects underlying such failure shall not be excluded under this clause (7)); (8) any change, in and of itself, in the net asset value of Company and its Consolidated Subsidiaries (it being understood that any Effects underlying such change shall not be excluded under this clause (8)); or (9) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Buyer’s or Merger Sub’s written consent; provided further, however, that any Effect referred to in clauses (1), (3), (4), (5) or (6) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Company and its Consolidated Subsidiaries, taken as a whole, compared to other similarly situated participants in the industries in which Company and its Consolidated Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Requisite Vote” means, collectively, (a) with respect to the approval and adoption of this Agreement and the Transactions (other than the Buyer Equity Issuance), (i) the affirmative vote of a majority of the outstanding Company Common Units to adopt this Agreement and approve the Transactions and (B) the affirmative vote of a majority of the outstanding Company Common Units held by the Unaffiliated Company Members to adopt this Agreement and approve the Transactions, and (b) with respect to approval of the Buyer Equity Issuance, the affirmative vote of (i) holders of a majority of the outstanding Company Common Units and (ii) a majority of the outstanding Company Common Units held by Unaffiliated Company Members (in the case of clauses (a) and (b), at a duly called and held meeting or meetings of the Company’s members). For purposes of clause (b) of this definition, a “majority” of the outstanding Company Common Units shall mean a “majority” as defined under the Investment Company Act (i.e., the vote of (i) sixty-seven percent (67%) or more of the Company Common Units present at such meeting, if the holders of more than fifty percent (50%) of the outstanding Company Common Units are present or represented by proxy, or (ii) more than fifty percent (50%) of the outstanding Company Common Units, whichever is less).

“Competition Authority” means any antitrust, merger control, competition or other similar Governmental Entity, including the FTC and the DOJ.

“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.

“Determination Date” means a date mutually agreed between Company and Buyer, such date to be no earlier than forty-eight (48) hours (excluding weekends and holidays) prior to the Effective Time.

“Discounted Closing Net Asset Value” means the net asset value of Company and its Consolidated Subsidiaries as of 12:01 a.m., Eastern time, on the Determination Date, calculated in accordance with the Calculation Principles (including the application of Negotiated Adjustments and the deduction of Transaction Expenses) and in a manner consistent with the calculation of Discounted Closing Net Asset Value set forth on Section 2.4(a) of the Company Disclosure Schedule; provided, that Discounted Closing Net Asset Value shall not include any accrued and unpaid cash interest from any portfolio investment with respect to which the underlying portfolio company has the ability to defer payment of such interest (other through payment-in-kind). Discounted Closing Net Asset Value shall be reduced (a) by the amount of any distributions or dividends paid or payable after the Determination Date (to the extent such amounts were not fully accrued as of the Determination Date) and (b) the difference, if any, between (x) the aggregate amount of payments (i) made after June 30, 2024 in respect of the principal of any portfolio investments of Company and its Consolidated Subsidiaries (other than as set forth on Section 9(a) of the Company Disclosure Schedule) and (ii) received in return for any portfolio investments of Company and its Consolidated Subsidiaries sold, transferred or otherwise disposed of after June 30, 2024, and (y) 95.5% of the aggregate fair value (as of June 30, 2024) of such applicable portfolio investments; provided that in the case of any portfolio investment for which the principal has only partially been repaid or that has only partially been sold, transferred or otherwise disposed of, as applicable, for purposes of the foregoing clause (y) the fair value of such investment shall be multiplied by a fraction equal to (1) one minus (2) the principal of such investment that is outstanding and held by the Company and its Consolidated Subsidiaries as of the Determination Date over the principal of such investment outstanding and held by the Company and its Consolidated Subsidiaries as of June 30, 2024; provided, further, that, for purposes of this clause (b), payments of principal on a portfolio investment shall exclude any incremental paydowns on a revolving commitment that do not constitute a payoff of such commitment.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any Hazardous Substance, as in effect on the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Fraud Claim” means, with respect to any party to this Agreement, a successful claim (as finally determined by a court of competent jurisdiction) by the other party against such first party for common law liability under the Laws of the State of Delaware for its actual and intentional fraud with respect to the making of representations and warranties pursuant to (x) Article III or any certificate delivered pursuant to Section 7.2(a) or Section 7.2(b) (in the case of Company) or (y) Article IV or any certificate delivered pursuant to Section 7.3(a) or Section 7.3(b) or pursuant to Section 5 of the Guaranty (in the case of Buyer); provided, that such actual and intentional fraud of such party shall only be deemed to exist if such party itself (and not any other Person on its behalf (including any Representatives or Affiliates (or any Representatives of any of the foregoing) of such party)) makes a knowing and intentional misrepresentation of a material fact with the intent that the other party rely on such fact, coupled with such other party’s detrimental reliance on such fact under circumstances that constitute common law fraud under the Laws of the State of Delaware.

“Governmental Entity” means any federal, state, local, or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal, or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Guarantor” means, collectively, the Persons named as “Guarantors” in the Guaranty.

“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into the in the ordinary course of business.

“Independent Director” means, with respect to Company, each director who is not an “interested person” of Company, as defined in the Investment Company Act.

“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date hereof that is material to, as applicable, Company and its Consolidated Subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, the Company Board, as of or prior to the date of this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or (b) any change in the price of the Company Common Units (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“knowledge” means (i) for Company, the actual knowledge of the individuals set forth in Section 9(b) of the Company Disclosure Schedule after reasonable inquiry such individual’s direct reports who would reasonably be expected to have actual knowledge of the matter in question, and (ii) for Buyer, the actual knowledge of Rakesh Jain and Hart Orenstein, after reasonable inquiry such individual’s direct reports who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“Negotiated Adjustment” means (i) subject to clause (iii) below, with respect to each portfolio investment of Company and its Consolidated Subsidiaries, the fair value of such portfolio investment discounted by four and one-half percent (4.5%), (ii) with respect to any accrued payment-in-kind interest receivable (to the extent not already included in the principal balance of the underlying portfolio investment), its fair value at the percentage discount, if any, applied to the underlying portfolio investment in calculating such portfolio investment’s fair value, plus four and one-half percent (4.5%) and (iii) with respect to any portfolio investment in which PMMC has participated an interest to a third-party, the four and one-half percent (4.5%) discount shall only apply to the extent of the amount not participated.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate of formation or certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Paying Agent” means State Street Bank and Trust Company, or its successor.

“Per Unit Member Consideration” means the quotient of (i) the Aggregate Member Consideration, divided by (ii) the number of Company Common Units issued and outstanding as of the Determination Date.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“Portfolio Dividend” means a cash dividend by Company of the proceeds of any of the Company’s portfolio investment assets paid prior to the Determination Date.

“Previously Disclosed” means information, with respect to Company, (i) set forth by Company in the Company Disclosure Schedule or (ii) previously disclosed since the Applicable Date in any Company SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any Company SEC Report shall not be deemed to be “Previously Disclosed.”

“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Proxy Statement” means a proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed, if applicable, to the Company’s members in connection with the Company Members Meeting, if any.

“R&W Insurance Premium” means the premium, underwriting fees, brokerage fees, legal fees for counsel engaged by the insurer, surplus lines tax and any other costs and expenses associated with obtaining the R&W Insurance Policy and binding coverage thereunder and set forth in invoice(s) from the insurer in respect thereof.

“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Scheduled Date” means the first to occur of the following: (i) December 17, 2024, if all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the party or parties entitled to the benefit thereof), (ii) January 21, 2025 if all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the party or parties entitled to the benefit thereof), (iii) January 28, 2025, if all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the party or parties entitled to the benefit thereof), (iv) February 18, 2025, if all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the party or parties entitled to the benefit thereof), (v) February 25, 2025, if all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the party or parties entitled to the benefit thereof), or (vi) such other date as the parties hereto may agree in writing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Solvent” means, when used with respect to any Person, that, as of any date of determination: (a) the amount of the “fair saleable value” of the assets of such Person, as of such date, exceeds (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as each such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors plus (ii) the amount required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) such Person shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person shall be able to pay its liabilities, including contingent and other liabilities, as they mature. For the purpose of the immediately preceding sentence, the phrases “not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person shall be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Substantial Detriment” means (i) any requirement that Buyer, Company or any of their respective Affiliates sell, divest, license, dispose of or hold separate, or enter into any relationship or contractual right with respect to, any assets, properties, licenses, rights, operations or businesses of Buyer, Company or any of their respective Affiliates, whether by consent decree, hold separate order or otherwise, (ii) any prohibition or limitation on the ownership by Buyer or any of its Affiliates of any assets, properties, licenses, rights, operations or businesses of Buyer or any of its Affiliates (including, from and after the Effective Time, the Surviving Company and its subsidiaries), (iii) any requirement that Buyer or any of its Affiliates effectuate any change or restructuring of Buyer or any of its Affiliates (including, from and after the Effective Time, the Surviving Company and its subsidiaries), (iv) any prohibition or limitation on the ability of Buyer or any of its Affiliates to acquire or hold, or exercise full right of ownership of, any portion of the assets, properties, licenses, rights, operations or businesses of Company or any of its subsidiaries or (v) any prohibition or limitation on Buyer or any of its Affiliates effectively controlling any portion of the assets, properties, licenses, rights, operations or businesses of Company or any of its subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, Company or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a Person (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) that would result in such Person becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of Company or more than fifty percent (50%) of the assets of Company on a consolidated basis on terms which the Company Board (upon the recommendation of the Company Special Committee) determines in good faith, after consultation with its outside legal counsel and (with respect to financial matters) its outside financial advisor, to be superior for the Company members (in their capacity as members), taken as a group, from a financial point of view as compared to the Merger (after taking into account any revisions, modifications, changes or amendments thereto by Buyer in accordance with Section 6.6).

“Takeover Proposal” means any proposal or offer from any Person or group of Persons (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving Company or its Consolidated Subsidiaries, as applicable, that, if consummated, would result in any Person or group beneficially owning twenty-five percent (25%) or more (calculated on a fully diluted basis) of the outstanding units or shares of capital stock (as applicable) of, or other equity or voting interests in, Company or in any of its Consolidated Subsidiaries or (b) relating to any direct or indirect acquisition, in one transaction or a series of related transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, twenty-five percent (25%) or more of the total assets, net revenue or net income of Company and its Consolidated Subsidiaries, taken as a whole, or (ii) twenty-five percent (25%) or more (calculated on a fully diluted basis) of the outstanding units or shares of capital stock (as applicable) of, or other equity or voting interests in, Company or in any of Company’s Consolidated Subsidiaries, in each case other than the Merger and the other Transactions.

“Tax” means all federal, state, local, and foreign taxes, charges, feeds, levies or other assessments imposed by Governmental Entity, including any income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added or any charge of any kind in the nature of (or similar to) taxes, together with all penalties and additions to tax and interest thereon imposed by any taxing authority.

“Tax Return” means a report, return, statement, form, election or other information (including any schedules, attachments or amendments thereto) filed with, or required to be supplied to, a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Transaction Expenses” means the aggregate amount, without duplication, of (i) unpaid fees or expenses in connection with the Transactions, including investment banking, accounting, attorney or other professional fees, incurred, reimbursable or payable by any of Company or any of its Consolidated Subsidiaries with respect to the Transactions on or prior to Closing, (ii) any amounts owed, reimbursable or payable to the Adviser as a result of the Transactions, including any fees, expenses or other amounts payable pursuant to the Company Advisory Agreement, including any incentive, management or other fees payable, (iii) one hundred percent (100%) of all Antitrust Filing Fees, (iv) all fees, costs, amounts or expenses payable by or on behalf of Company or its Consolidated Subsidiaries pursuant to Section 1.6, Section 2.4(e), and Section 6.4(b) and (v) fifty percent (50%) of the R&W Insurance Premium, if any, which amount payable pursuant to this clause (v) shall not exceed $415,000. Notwithstanding anything to the contrary herein, “Transaction Expenses” shall not include any amounts incurred by Buyer or any of its Affiliates in connection with the Financing or to be reimbursed by Buyer or the subject of indemnification by Buyer pursuant to Section 6.12. The amount of Transaction Expenses shall be increased by any such Transaction Expenses that are paid by Company or any of its Consolidated Subsidiaries between the Determination Date and the Closing.

“Transactions” means the transactions contemplated by this Agreement, including the Merger and the Buyer Equity Issuance.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

“Unaffiliated Company Members” means all of the members of Company, excluding Goldman Sachs Asset Management, L.P., a Delaware limited partnership, and its Affiliates.

“Valuation Firm” means a nationally recognized, independent valuation firm.

“Willful Breach” means a willful and intentional material breach of any representation, warranty, covenant or agreement made by a party in this Agreement which would, in any case, prevent the satisfaction of or result in the failure of any condition to the obligations of Company to Close in Article VII (in the case of a breach by Buyer or Merger Sub) or of any condition to the obligations of Buyer or Merger Sub to Close in Article VII (in the case of a breach by Company) that is a consequence of an act or failure to act by such party with the knowledge that the taking of such action or failure to take such action would cause a material breach of this Agreement. For the avoidance of doubt, any actions to be taken in response to, resulting from or arising out of any changes in NAV or other extrinsic factors that would affect the availability of funding under the Debt Financing shall not constitute a breach of Section 6.12.

Table of Definitions

Term:	Section:

Adverse Recommendation Change	41
Agreement	Recitals
Alternative Financing	47
Alternative Financing Agreements	47
Applicable Date	16
Bankruptcy and Equity Exception	15
BDC	Recitals
Buyer	Recitals
Buyer Dispute Notice	10
Buyer Equity Issuance	7
Buyer Liability Cap	57
Cancelled Units	7
Certificate of Merger	6
Chosen Courts	74
Closing	6
Closing Date	6
Company	Recitals
Company Board	Recitals
Company Board Recommendation	15
Company Capitalization Date	14
Company Certificate	13
Company Common Unit	7
Company Disclosure Schedule	76
Company Insurance Policy	25
Company Intellectual Property Rights	25
Company Liability Cap	57
Company LLC Agreement	13
Company Material Contracts	23
Company Members Meeting	15
Company SEC Reports	16
Company Special Committee	Recitals
Company Termination Fee	56
Company Voting Debt	14
Confidentiality Agreement	44

Term:	Section:
Consideration Fund	8
DE SOS	6
Debt Financing	29
Debt Financing Agreement	29
Debt Financing Source	29
Disputed Item	10
DLLCA	6
DOJ	34
Effect	60
Effective Time	6
Employee Benefit Plans	23
Engaged Valuation Firm	11
Equity Commitment Letter	29
Equity Financing	29
Existing SPV Restructuring	50
Final NAV Determination Date	12
Financing	29
Financing Agreement	29
Financing Sources	29
FTC	34
GAAP	17
Goldman Sachs	48
Guaranty	6
HSR Act	16
Indemnified Parties	37
Indemnified Party	37
Intellectual Property Rights	25
Intervening Event Notice Period	42
Intervening Event Recommendation Change	42
IRS	21
Liabilities	38
Lincoln International	11
Mark	48
Member Litigation	45
Merger	Recitals
Merger Sub	Recitals
Notice of a Superior Proposal	41
Paying Agent Agreement	8
PwC	17
R&W Insurance Policy	49
Representatives	38
RIC	21
Rights	14
Sarbanes Oxley Act	18
Surviving Company	Recitals
Surviving LLC Agreement	8
Takeover Approval	41
Takeover Statutes	26
Targeted Determination Date	11
Termination Date	53
Transaction Related Claim	74
Updated Closing Amounts Schedule	10

ARTICLE X

GENERAL PROVISIONS

10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Article II, Sections 6.4, 8.5, and 8.6, and this Article X (including, in each case, any applicable definitions) and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, when sent (provided that no “error message” or other notification of non-delivery is generated), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, as shall be specified by like notice:

(a)	if to Buyer or Merger Sub, to:

Pantheon Silver Holdings LLC

555 California Street, Suite 3450

San Francisco, CA 94104

Attention:	Hart Orenstein
Leo Held

Email:	hart.orenstein@pantheon.com;
leo.held@pantheon.com

with a copy, which will not constitute notice, to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Lauren A. King, Esq.
Matthew Gabbard, Esq.
Email:	lauren.king@stblaw.com
matthew.gabbard@stblaw.com

and

Simpson Thacher & Bartlett LLP

855 Boylston Street, 9th Floor

Boston, MA 02116

Attention:	Natahan Somogie, Esq.
Email:	nathan.somogie@stblaw.com

(b)	if to Company, to:

Goldman Sachs Private Middle Market Credit LLC

200 West Street

New York, NY 10282

Attention:	Alex Chi
David Miller
Email:	***
***

with a copy, which will not constitute notice, to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036

Attention:	Thomas J. Friedmann, Esq.
Eric Siegel, Esq.
John E. Alessi, Esq.
Email:	thomas.friedmann@dechert.com
eric.siegel@dechert.com
john.alessi@dechert.com

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

10.3 Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, or Exhibits, such reference shall be to an Article, Section of, or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The terms “cash,” “dollars” and “$” mean United States dollars. Each reference to any Law, statute, regulation or other governmental rule shall be to such Law, statute, regulation or other governmental rule, respectfully, as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. References to days mean calendar days unless otherwise specified. All Exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.4 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail

(including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.5 Entire Agreement. This Agreement (including the Confidentiality Agreement, the Financing Agreements, the Guaranty and the other documents and the instruments referred to in this Agreement), once executed, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

10.6 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or any document, certificate or instrument delivered in connection herewith, or the Transactions contemplated by this Agreement, including the negotiation, execution or performance of this Agreement (whether in contract, tort or otherwise) (each, a “Transaction Related Claim”), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law principles that would require the application of the substantive Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control. Each party hereto agrees that it will bring any Proceeding in respect of any Transaction Related Claim exclusively in Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such Court of Chancery declines to accept jurisdiction over such action or proceeding, any federal court within the State of Delaware or the Complex Commercial Litigation Division of the Superior Court of the State of Delaware located in New Castle County (the “Chosen Courts”), and, in connection with claims based upon, arising under or related to this Agreement or the Transactions, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.2. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 10.6.

10.7 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.4 and Section 6.12(h), this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

10.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. It is explicitly agreed that, prior to a termination of this Agreement, the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Buyer’s and Merger Sub’s obligations to consummate the Merger as set forth herein and to cause Buyer to enforce the obligations of the Equity Financing Source under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter if and only if, and only for so long as (and in no other circumstances) (i) all conditions in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing; provided that such conditions would be satisfied if the Closing were on such date), (ii) Buyer has failed to consummate the Closing at the time when it was required under Section 1.2, and (iii) Company has irrevocably confirmed in writing to Buyer and Merger Sub that if specific performance were granted and the Financing were funded, then the Closing would occur in accordance with Section 1.2. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

10.9 Disclosure Schedule. Before entry into this Agreement, Company delivered to Buyer a schedule (the “Company Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Company Material Adverse Effect or Buyer Material Adverse Effect, as applicable. The Company Disclosure Schedule shall be numbered to correspond with the applicable sections and subsections contained in this Agreement. The disclosure in any section or subsection of the Company Disclosure Schedule, shall qualify only (i) the corresponding section or subsection, as the case may be, of this Agreement, (ii) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection thereof, and (iii) other sections or subsections of this Agreement to the extent it is reasonably apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

[Signature Page Follows]

IN WITNESS WHEREOF, Company, Buyer and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMPANY:

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC

By:	/s/ David D. Miller
Name: David Miller
Title: Co-Chief Executive Officer and Co-President

BUYER:

PANTHEON SILVER HOLDINGS LLC

By:	Pantheon Ventures (US) LP, its investment adviser

By:	Pantheon (US) LLC, its general partner

By:	/s/ Rakesh Jain
Name: Rakesh Jain
Title: Managing Director

MERGER SUB:

SILVER MERGER SUB LLC

By:	Pantheon Silver Holdings LLC, its sole member

By:	Pantheon Ventures (US) LP, its investment adviser

By:	Pantheon (US) LLC, its general partner

By:	/s/ Rakesh Jain
Name: Rakesh Jain
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Calculation of Buyer Issued Unit Amount

This is Exhibit A to the Agreement and Plan of Merger, dated as of October 31, 2024 (as may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith, the “Merger Agreement”), among Goldman Sachs Private Middle Market Credit LLC, Pantheon Silver Holdings LLC, and Silver Merger Sub LLC. Capitalized terms used in this exhibit but not defined in this exhibit shall have the respective meanings given to such terms in the Merger Agreement.

Discounted Closing Net Asset Value Per Unit Amount:

(a)	Discounted Closing Net Asset Value, divided by

(b)	the number of Company Common Units issued and outstanding as of the Determination Date.

Total Unit Count:

(a)	(Closing Net Asset Value + the amount of the Commitment (as defined in the Equity Commitment Letter) actually funded at the Closing), divided by

(b)	Discounted Closing Net Asset Value Per Unit Amount.

Buyer Issued Unit Amount:

(a)	Total Unit Count, minus

(b)	the number of Company Common Units issued and outstanding as of the Determination Date.

Annex B

October 29, 2024

Special Committee of Independent Directors of the Board of Directors

Goldman Sachs Private Middle Market Credit LLC

200 West Street

New York, NY 10282

Special Committee (the “Committee”) of Independent Directors of the Board of Directors (the “Board”) of Goldman Sachs Private Middle Market Credit LLC:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common unitholders of Goldman Sachs Private Middle Market Credit LLC (“PMMC”), excluding Goldman Sachs Asset Management, L.P. (“PMMC Adviser”) and its affiliates, of the Per Unit Member Consideration (as defined below) in the proposed merger of Silver Merger Sub LLC. (“Merger Sub”), a wholly-owned direct consolidated subsidiary of Pantheon Silver Holdings LLC (“Pantheon”), with and into PMMC (such transaction, the “Merger”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among PMMC, Pantheon and Merger Sub. Pursuant to the Merger Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Merger Agreement), by virtue of the Merger and without any action on the part of PMMC, Pantheon or Merger Sub or the holder of any securities of the foregoing, each common unit of limited liability company interest of PMMC (a “PMMC Common Unit”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Units (as defined in the Merger Agreement), shall be converted into the right to receive an amount in cash equal to the quotient of (i) an aggregate consideration amount equal to the Discounted Closing Net Asset Value (as defined in the Merger Agreement) divided by (ii) the number of PMMC Common Units issued and outstanding as of the Determination Date (as defined in the Merger Agreement) (such quotient, the “Per Unit Member Consideration”). At the direction of PMMC and with the consent of the Committee, we have assumed, without independent verification, for purposes of our analyses and this opinion, that the Discounted Closing Net Asset Value will be $264.2 million and the number of PMMC Common Units issued and outstanding as of the Determination Date will be 10.7 million, and that, as a result of the foregoing, the Per Unit Member Consideration will be $24.72. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

KBW has acted as financial advisor to the Committee and not as an advisor to or agent of any other person in connection with the Merger. As part of our investment banking business, we are regularly engaged in the valuation of business development company (“BDC”) securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between an affiliate of PMMC and PMMC Adviser and each of KBW and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, PMMC. In addition, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of PMMC for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the Committee in rendering this opinion and will receive a fee from PMMC for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, PMMC has agreed to indemnify us for certain liabilities arising out of our engagement.

B-1

Special Committee of the Independent Directors of the Board of Directors

Goldman Sachs Private Middle Market Credit LLC

October 29, 2024

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to PMMC. In the past two years, KBW has not provided investment banking or financial advisory services to Pantheon or PMMC Adviser. We may in the future provide investment banking and financial advisory services to PMMC, PMMC Adviser or their affiliates or to Pantheon or its affiliates and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of PMMC and bearing upon the Merger, including among other things, the following: (i) a draft of the Merger Agreement dated October 29, 2024 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of PMMC; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024 of PMMC; (iv) certain preliminary and unaudited financial information for the 12-month period ended September 30, 2024 of PMMC (provided by PMMC and PMMC Adviser); (v) certain other interim reports and other communications of PMMC to its members; and (vi) other financial information concerning the business and operations of PMMC that was furnished to us by PMMC and PMMC Adviser or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of PMMC; (ii) the assets and liabilities of PMMC; (iii) the nature and terms of certain other merger transactions and business combinations in the BDC industry; (iv) a comparison of certain financial information for PMMC with similar information for certain other companies, the securities of which are publicly traded; and (v) financial and operating forecasts and projections of PMMC that were prepared and discussed with us by PMMC management (comprised solely of investment professionals employed by PMMC Adviser acting as PMMC management) and used and relied upon by us based on such discussions, at the direction of PMMC and with the consent of the Committee. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the BDC industry generally. We have also participated in discussions with PMMC management regarding the past and current business operations, regulatory relations, financial condition and future prospects of PMMC and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by PMMC to solicit indications of interest from third parties regarding a potential transaction with PMMC. We have not been requested to assist, and have not assisted, the Committee and PMMC with soliciting indications of interest from third parties regarding a potential transaction with PMMC.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied, with the consent of PMMC and the Committee, upon PMMC management as to the reasonableness and achievability of the financial and operating forecasts and projections of PMMC referred to above (and the assumptions and bases therefor), and we have assumed that all such forecasts and projections has been reasonably prepared and represent the best currently available estimates and judgments of PMMC management.

It is understood that the forecasts and projections provided to us and used and relied upon by us were not prepared with the expectation of public disclosure and that all of the foregoing financial information is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to

Keefe, Bruyette & Woods, A Stifel Company	B-2

Special Committee of the Independent Directors of the Board of Directors

Goldman Sachs Private Middle Market Credit LLC

October 29, 2024

general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof. We have assumed, based on discussions with PMMC management and with the consent of the Committee, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, the financial and operating forecasts and projections of PMMC referred to above assume an orderly wind down scenario ending in 2028. We have not been provided with financial and operating forecasts and projections of PMMC that assume no wind down or that extend beyond 2028 and, accordingly and at the direction of PMMC and with the consent of the Committee, we have not performed a dividend discount model analysis of PMMC that assumes no wind down.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of PMMC since the date of the last financial statements that were made available to us. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of PMMC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of PMMC or Pantheon under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We express no view as to the value of any investment asset owned by PMMC that is used in connection with the net asset value computations made by PMMC or the valuation policies and procedures of PMMC in connection therewith. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions will be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Per Unit Member Consideration assumed for purposes of our opinion and with no other consideration or payments in respect of PMMC Common Units; (ii) that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement are true and correct; (iii) that each party to the Merger Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Merger Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of PMMC or the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of PMMC that PMMC has relied upon advice from its advisors (other than KBW) or other appropriate sources as to

Keefe, Bruyette & Woods, A Stifel Company	B-3

Special Committee of the Independent Directors of the Board of Directors

Goldman Sachs Private Middle Market Credit LLC

October 29, 2024

all legal, financial reporting, tax, accounting and regulatory matters with respect to PMMC, Pantheon, Merger Sub, the Merger and any related transaction and the Merger Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Per Unit Member Consideration in the Merger to the holders of PMMC Common Units (excluding PMMC Adviser and its affiliates). We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the sale of certain senior debt investments by PMMC Adviser or its affiliates (other than PMMC) to Pantheon and the subsequent contribution of such investments by Pantheon to PMMC (the “Asset Sale”)), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any related transaction to PMMC, its members, creditors or otherwise, or any terms, aspects, merits or implications of any representation and warranty insurance policy or any guaranty or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. We express no view or opinion as to any changes after the date hereof to the Discounted Closing Net Asset Value, the number of PMMC Common Units issued and outstanding as of the Determination Date or the Per Unit Member Consideration from the respective amounts thereof that we have been directed to assume for purposes of our analyses and this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of PMMC to engage in the Merger or enter into the Merger Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by PMMC, the Committee or the Board, (iii) the fairness of the amount or nature of any compensation to any of PMMC’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of PMMC Common Units, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of PMMC (other than the holders of PMMC Common Units (excluding PMMC Adviser and its affiliates) solely with respect to the Per Unit Member Consideration (as described herein) and not relative to the consideration to be received by holders of any other class of securities) or any other party, (v) any incentive or other fees payable by PMMC to PMMC Adviser for investment advisory and management services (whether accrued prior to, as result of or following the closing of the Merger), (vi) whether Pantheon has sufficient cash, available lines of credit or other sources of funds to enable the aggregate Per Unit Member Consideration equal to the Discounted Closing Net Asset Value to be paid to the holders of PMMC Common Units at the closing of the Merger; (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Merger Agreement, (viii) the relative fairness of the Per Unit Member Consideration and the consideration to be received by PMMC Adviser or its affiliates (other than PMMC) in the Asset Sale, or (ix) any legal, regulatory, accounting, tax or similar matters relating to PMMC or its members, or relating to or arising out of or as a consequence of the Merger or any other related transaction.

This opinion is for the information of, and is directed to, the Committee (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Committee as to how it should vote on the Merger, or to any holder of PMMC Common Units as to how to vote or act in connection with the Merger or any other matter.

Keefe, Bruyette & Woods, A Stifel Company	B-4

Special Committee of the Independent Directors of the Board of Directors

Goldman Sachs Private Middle Market Credit LLC

October 29, 2024

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Unit Member Consideration in the Merger is fair, from a financial point of view, to the holders of PMMC Common Units (excluding PMMC Adviser and its affiliates).

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company	B-5

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC 1 S WACKER DRIVE SUITE 500 CHICAGO, IL 60606 VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on . Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting – Go to You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE – Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on . Have your proxy card in hand when you access the web site and follow the instructions VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D86931-TBD KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC The Board of Directors recommends you vote FOR proposals 1 and 2. For Against Abstain 1. To adopt the Agreement and Plan of Merger (as it may be amended from time to time) dated as of October 31, 2024, by and among Pantheon Silver Holdings LLC, Silver Merger Sub LLC, and Goldman Sachs Private Middle Market Credit LLC (the “Merger Agreement”) (such proposal is referred to herein as the “Merger Proposal”), which proposal is contingent upon the proposal listed below. ☐ ☐ ☐ 2. To approve the issuance of common units limited liability company interest of PMMC at the effective time of the Merger (as defined in the Merger Agreement) at a price below the then-current net asset value per unit, pursuant to and in accordance with the Merger Agreement, which proposal is contingent upon approval of the Merger Proposal. ☐ ☐ ☐ NOTE: In their discretion, the proxyholders will vote on each other business as may properly come before the Special Meeting. If no direction is made, this proxy will be voted FOR proposals 1 and 2. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (PLEASE SIGN WITHIN BOX}0 Date Signature (Joint Owners) Date

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at D86932-TBD GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC Special Meeting of Members This proxy is solicited by the Board of Directors The member(s) hereby appoint(s) Caroline Kraus and Stanley Matuszewski, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the common units of limited liability company interest of GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC that the member(s) us/are entitled to vote at the Special Meeting of Members to be held at , on , (together with any postponements, adjournments or other delays there, the “Special Meeting”). The Special Meeting will be held virtually at: . This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side